Exhibit 2.1

Execution Version

AMENDED AND RESTATED BUSINESS COMBINATION AGREEMENT

by and among

ALIGHT, INC.,

FOLEY TRASIMENE ACQUISITION CORP.,

TEMPO HOLDING COMPANY, LLC,

ACROBAT MERGER SUB, LLC,

ACROBAT SPAC MERGER SUB, INC.,

ACROBAT BLOCKER 1 CORP.,

ACROBAT BLOCKER 2 CORP.,

ACROBAT BLOCKER 3 CORP.,

ACROBAT BLOCKER 4 CORP.,

TEMPO BLOCKER I, LLC,

TEMPO BLOCKER II, LLC,

BLACKSTONE TEMPO FEEDER FUND VII, L.P.,

AND

NEW MOUNTAIN PARTNERS IV SPECIAL (AIV-E), LP,

dated as of

April 29, 2021

EXHIBITS
Exhibit A	–	Form of Company Charter
Exhibit B	–	Form of Company Bylaws
Exhibit C	–	Form of FTAC Charter
Exhibit D	–	Form of Investor Rights Agreement
Exhibit E	–	Form of Registration Rights Agreement
Exhibit F	–	Form of Tax Receivables Agreement
Exhibit G	–	Allocation Schedule
Exhibit H	–	Debt Calculation
Exhibit I	–	Form of Tempo Operating Agreement
Exhibit J	–	Form of Omnibus Incentive Plan
Exhibit K	–	Form of Joinder

AMENDED AND RESTATED

BUSINESS COMBINATION AGREEMENT

THIS AMENDED AND RESTATED BUSINESS COMBINATION AGREEMENT (as it may hereafter be amended, restated, supplemented or otherwise modified from time to time in accordance with the terms hereof, this “Agreement”) is made and entered into as of April 29, 2021 by and among Foley Trasimene Acquisition Corp., a Delaware corporation (“FTAC”), Tempo Holding Company, LLC, a Delaware limited liability company (“Tempo”), Alight, Inc., a Delaware corporation f/k/a Acrobat Holdings, Inc. and direct, wholly owned subsidiary of FTAC (the “Company”), Acrobat SPAC Merger Sub, Inc., a Delaware corporation and direct, wholly owned subsidiary of the Company (“FTAC Merger Sub”), Acrobat Merger Sub, LLC, a Delaware limited liability company and direct, wholly owned subsidiary of FTAC (“Tempo Merger Sub”), Acrobat Blocker 1 Corp., a Delaware corporation and a direct, wholly owned subsidiary of the Company (“Blocker Merger Sub 1”), Acrobat Blocker 2 Corp., a Delaware corporation and a direct, wholly owned subsidiary of the Company (“Blocker Merger Sub 2”), Acrobat Blocker 3 Corp., a Delaware corporation and a direct, wholly owned subsidiary of the Company (“Blocker Merger Sub 3”), Acrobat Blocker 4 Corp., a Delaware corporation and a direct, wholly owned subsidiary of the Company (“Blocker Merger Sub 4” and, together with Blocker Merger Sub 1, Blocker Merger Sub 2 and Blocker Merger Sub 3, the “Blocker Merger Subs”), Tempo Blocker I, LLC, a Delaware limited liability company (“Tempo Blocker 1”), Tempo Blocker II, LLC, a Delaware limited liability company (“Tempo Blocker 2”), Blackstone Tempo Feeder Fund VII, L.P., a Delaware limited partnership (“Tempo Blocker 3”), following its execution and delivery of a Joinder to FTAC, Tempo Blocker 4 (as defined herein), and New Mountain Partners IV Special (AIV-E), LP, a Delaware limited partnership (“Tempo Blocker 5”). FTAC, the Company, Tempo, FTAC Merger Sub, the Blocker Merger Subs and the Tempo Blockers are collectively referred to herein as the “Parties” and individually as a “Party.” Capitalized terms used and not otherwise defined herein have the meanings set forth in Section 1.01.

RECITALS

WHEREAS, the Parties previously entered into that certain Business Combination Agreement (the “Original Agreement”), dated as of January 25, 2021 (the “Original Execution Date”);

WHEREAS, the Parties now desire to amend and restate the Original Agreement in its entirety to reflect certain additional agreements among the Parties, as more fully set forth herein, including amending and restating Schedule 2.01(a) and Schedule 2.01(b) of the Tempo Schedules and the Allocation Schedule in their entirety in the form delivered to FTAC in connection with the execution and delivery of this Agreement;

WHEREAS, FTAC is a blank check company incorporated in Delaware and formed to acquire one or more operating businesses through a Business Combination;

WHEREAS, the Company is a recently formed, wholly owned, direct subsidiary of FTAC and was formed for the purpose of the Transactions, including to act as the publicly traded company for the Company and its Subsidiaries (and their businesses) after the Closing;

WHEREAS, Tempo Merger Sub is a recently formed, wholly owned, direct subsidiary of FTAC, and was formed for the sole purpose of the Tempo Merger;

WHEREAS, each of FTAC Merger Sub and the Blocker Merger Subs is a recently formed, wholly owned, direct subsidiary of the Company, and was formed for the sole purpose of the FTAC Merger and the Blocker Mergers, respectively;

WHEREAS, on or prior to the Original Execution Date, FTAC and the Company have obtained commitments from certain investors for a private placement of Company Class A Common Stock (the “PIPE Investment”) pursuant to the terms of a number of Subscription Agreements (each, a “PIPE Subscription

Agreement”), such private placement to be consummated immediately prior to the consummation of the FTAC Financing, the Founder FTAC Warrant Recapitalization, the FTAC Merger, the Blocker Mergers, the Tempo Management Distribution, the Tempo Merger, the Founder LLC Contribution and the FTAC Cash Contribution;

WHEREAS, on or prior to the Original Execution Date, FTAC and the Company have obtained an additional commitment in the amount of $250,000,000 from Cannae Holdings LLC (“Cannae”) for a private placement of Company Class A Common Stock (the “Additional Cannae Subscription”) pursuant to the terms of a Subscription Agreement (the “Cannae Subscription Agreement” and, together with the PIPE Subscription Agreements, the “Subscription Agreements”), such private placement to be consummated immediately prior to the consummation of the FTAC Financing, the Founder FTAC Warrant Recapitalization, the FTAC Merger, the Blocker Mergers, the Tempo Management Distribution, the Tempo Merger, the Founder LLC Contribution and the FTAC Cash Contribution;

WHEREAS, prior to the Original Execution Date, FTAC has entered into the Forward Purchase Agreements with each of Cannae Holdings, Inc. and THL FTAC LLC (the “FP Investors”) for the acquisition of FTAC Class A Common Stock and FP Investor FTAC Warrants in connection with the FTAC Financing, which financing shall be consummated prior to the consummation of the Founder FTAC Warrant Recapitalization, the FTAC Merger, the Blocker Mergers, the Tempo Management Distribution, the Tempo Merger, the Founder LLC Contribution and the FTAC Cash Contribution, and immediately following the PIPE Investment and the Additional Cannae Subscription;

WHEREAS, prior to the Tempo Effective Time, (i) Tempo Blocker 3, its equityholders, Blackstone GP and certain of their Affiliates and (ii) Tempo Blocker 5, its equityholders (including, as applicable, Tempo Blocker 4 following its formation), NM GP, and certain of their Affiliates, in the case of each of (i) and (ii), will effect the Blocker Pre-Closing Reorganization (as defined herein);

WHEREAS, FTAC will undergo a recapitalization whereby the Founder FTAC Warrants will be recapitalized for FTAC Class C Common Stock in accordance with the terms of the Sponsor Agreement (the “Founder FTAC Warrant Recapitalization”), such recapitalization to be consummated prior to the consummation of the FTAC Merger, the Blocker Mergers, the Tempo Management Distribution, the Tempo Merger, the Founder LLC Contribution and the FTAC Cash Contribution;

WHEREAS, immediately following the Founder FTAC Warrant Recapitalization, on the terms and subject to the conditions of this Agreement and in accordance with the General Corporation Law of the State of Delaware (the “DGCL”) and other applicable Laws, the Parties intend to enter into a business combination transaction by which FTAC Merger Sub will merge with and into FTAC (the “FTAC Merger”), with FTAC being the surviving corporation of the FTAC Merger (FTAC, in its capacity as the surviving corporation of the FTAC Merger, is sometimes referred to as the “FTAC Surviving Corporation”) and a wholly owned Subsidiary of the Company (other than with respect to Class C Common Stock of the FTAC Surviving Corporation held by the Founders), and following such merger and in connection with and as part of the business combination, the Parties will then consummate the Tempo Merger, the Blocker Mergers, the Founder LLC Contribution and the FTAC Cash Contribution (in each case, as defined herein) in accordance with the terms hereof;

WHEREAS, prior to the Tempo Merger, on the Closing Date, on the terms and subject to the conditions of this Agreement, and in accordance with the DLLCA and other applicable Laws, Tempo Management shall distribute to each Management Holder its Corresponding Tempo Units (as defined in the Tempo Management LLCA) which are (taking into account the consummation of the Transactions): (i) unvested Tempo Class A Common Units and (ii) vested and unvested Tempo Class B Common Units (together, the “Tempo Distributable Units”) (such Management Holders receiving Tempo Distributable Units, the “Participating Management Holders” and such distribution, the “Tempo Management Distribution”);

WHEREAS, immediately following the FTAC Merger (and, in any event, following the Tempo Management Distribution), on the terms and subject to the conditions of this Agreement and in accordance with the DLLCA and other applicable Laws, Tempo Merger Sub will merge with and into Tempo (the “Tempo Merger”), with Tempo being the surviving entity of the Tempo Merger (Tempo, in its capacity as the surviving entity of the Tempo Merger, is sometimes referred to as the “Tempo Surviving Entity”) and held by the FTAC Surviving Corporation, the Tempo Blockers (including Tempo Blocker 5), the Tempo Investor, the Participating Management Holders and the Continuing Tempo Unitholders, such merger to be consummated prior to the consummation of the Blocker Mergers, the Management Holder Contribution, the Tempo Investor Contribution, Surviving Blocker Contribution, the Founder LLC Contribution, the Continuing Member Contribution and the FTAC Cash Contribution;

WHEREAS, immediately following the Tempo Effective Time, on the terms and subject to the conditions of this Agreement and in accordance with the DGCL, the Delaware Limited Liability Company Act (the “DLLCA”), the Delaware Revised Uniform Limited Partnership Act (the “DRULPA”) and other applicable Laws, (i) Blocker Merger Sub 1, will merge with and into Tempo Blocker 1, with Tempo Blocker 1 as the surviving company (“Surviving Tempo Blocker 1”) and wholly-owned subsidiary of the Company (the “Tempo Blocker 1 Merger”), (ii) Blocker Merger Sub 2 will merge with and into Tempo Blocker 2, with Tempo Blocker 2 as the surviving company (“Surviving Tempo Blocker 2”) and wholly-owned subsidiary of the Company (the “Tempo Blocker 2 Merger”), (iii) Blocker Merger Sub 3 will merge with and into Tempo Blocker 3, with Tempo Blocker 3 as the surviving company (“Surviving Tempo Blocker 3”) and wholly-owned subsidiary of the Company (the “Tempo Blocker 3 Merger”) and (iv) Blocker Merger Sub 4 will merge with and into (x) solely if the Blocker NM Pre-Closing Reorganization has been consummated prior to the Closing and Tempo Blocker 4 has executed and delivered the Joinder and delivered a Tempo Blocker Written Consent in accordance with Section 2.01, Tempo Blocker 4 or (y) if prior to the Closing, the Blocker NM Pre-Closing Reorganization has not been consummated in accordance with Section 2.01, Tempo Blocker 5, with Tempo Blocker 4 or Tempo Blocker 5, as applicable, as the surviving company (in such capacity as the surviving company, “Surviving Tempo Blocker 4” or “Surviving Tempo Blocker 5”, as applicable, and, each of Surviving Tempo Blocker 1, Surviving Tempo Blocker 2, Surviving Tempo Blocker 3 and Surviving Tempo Blocker 4 or Surviving Tempo Blocker 5, as applicable, a “Blocker Surviving Entity” and, together, the “Blocker Surviving Entities”) and wholly-owned subsidiary of the Company (the “Tempo Blocker 4 Merger” or the “Tempo Blocker 5 Merger”, as applicable, and, each of the Tempo Blocker 1 Merger, Tempo Blocker 2 Merger, Tempo Blocker 3 Merger and Tempo Blocker 4 Merger or the Tempo Blocker 5 Merger, as applicable, a “Blocker Merger” and, together, the “Blocker Mergers”), such mergers to be consummated prior to the consummation of the Founder LLC Contribution and the FTAC Cash Contribution;

WHEREAS, following the Tempo Merger, the Company and the parties thereto will consummate the Tempo Investor Contribution (and Surviving Blocker Contribution), the Continuing Member Contribution and the Management Holder Contribution with respect to the Tempo Investor, each Continuing Member Contributor and each Participating Management Holder who has delivered a Contribution and Exchange Agreement in accordance with the terms hereof;

WHEREAS, immediately following the Tempo Effective Time, the Founders will transfer and contribute the shares of FTAC Class C Common Stock that were converted into shares of Class C Common Stock of the FTAC Surviving Corporation in the FTAC Merger to the Tempo Surviving Entity in exchange for New Tempo Class C Units (the “Founder LLC Contribution”);

WHEREAS, immediately following the consummation of the Founder LLC Contribution, the FTAC Surviving Corporation will contribute cash to the Company as a capital contribution in exchange for a portion of the New Tempo Units acquired by the Company in connection with the Tempo Merger (the “FTAC Cash Contribution”);

WHEREAS, each of the Parties intends that the transactions contemplated by this Agreement will qualify for the Intended Tax Treatment as described in Section 10.05(b);

WHEREAS, prior to the consummation of the FTAC Financing, PIPE Investment and Additional Cannae Subscription, the Company shall amend and restate the certificate of incorporation of the Company to be substantially in the form of Exhibit A attached hereto (the “Company Charter”) and the bylaws of the Company to be substantially in the form of Exhibit B attached hereto (the “Company Bylaws”);

WHEREAS, the board of directors of Tempo has unanimously (i) determined that it is in the best interests of Tempo and the holders of Tempo Units and declared it advisable to enter into this Agreement and each of the Transactions, including the Mergers, in accordance with the DLLCA, and (ii) approved this Agreement and each of the Transactions, including the Mergers, in accordance with the DLLCA and Tempo Operating Agreement, as applicable, on the terms and subject to the conditions of this Agreement;

WHEREAS, (i) all holders of Tempo Units required to consent to, approve or adopt this Agreement, the other Transaction Agreements or the Transactions, including the Tempo Merger and the amendment and restatement of the Tempo LLCA in connection therewith, pursuant to the Tempo LLCA and the DLLCA have duly executed and delivered to Tempo support agreements in connection with the Transactions contemplated hereby, approving this Agreement, the other Transaction Agreements and the Transactions and providing for such holder’s delivery of a Tempo Written Consent in accordance with the terms thereof (the “Tempo Support Agreements”) and (ii) copies of the Tempo Support Agreements were delivered to FTAC immediately following the Original Execution Date;

WHEREAS, the general partner or board of directors, as applicable, of each Tempo Blocker (including Tempo Blocker 4 upon its delivery of a Joinder hereto) has (i) determined that it is in the best interests of such Tempo Blocker and its equityholders and declared it advisable to enter into this Agreement and each of the Transactions, including the applicable Blocker Merger, in accordance with the DGCL, DLLCA or DRULPA (as applicable), and (ii) approved this Agreement and each of the Transactions, including the applicable Blocker Merger, in accordance with the DGCL, DLLCA or DRULPA (as applicable) and the charter, shareholders agreement, limited liability company agreement or limited partnership agreement, as applicable, of such Tempo Blocker, on the terms and subject to the conditions of this Agreement;

WHEREAS, (i) all holders of equity interests in each Tempo Blocker (other than Tempo Blocker 4) required to consent to, approve or adopt this Agreement, the other Transaction Agreements or the Transactions, including the applicable Blocker Merger, the Blocker Pre-Closing Reorganization (in the case of Tempo Blocker 3 and Tempo Blocker 5) and any amendments to the organizational documents of such Tempo Blocker in connection therewith, pursuant to the limited liability company agreement or limited partnership agreement (as applicable) of such Tempo Blocker and the DLLCA or DRULPA (as applicable) have duly executed and delivered to such Tempo Blocker support agreements in connection with the Transactions contemplated hereby, approving this Agreement, the other Transaction Agreements and the Transactions and providing for such holder’s delivery of a Tempo Blocker Written Consent in accordance with the terms thereof (each, a “Tempo Blocker Support Agreements”) and (ii) copies of the Tempo Blocker Support Agreements were delivered to FTAC immediately following the Original Execution Date;

WHEREAS, the board of directors of the Company, FTAC Merger Sub and each Blocker Merger Sub has unanimously (i) determined that it is in the best interests of such company and declared it advisable to enter into this Agreement and each of the Transactions, including the applicable merger in accordance with the DGCL, and (ii) approved this Agreement and each of the Transactions, including the applicable merger in accordance with the DGCL, as applicable, on the terms and subject to the conditions of this Agreement;

WHEREAS, FTAC, in its capacity as (i) the sole stockholder of the Company, has, by its execution and delivery hereof, approved and adopted this Agreement, the FTAC Merger and the other Transactions in accordance with Section 251 of the DGCL (the “Company Stockholder Approval”) and (ii) the sole member of Tempo Merger Sub has approved and adopted this Agreement, the Tempo Merger and the other Transactions in accordance with Section 18-209 of the DLLCA (the “Tempo Subsidiary Approval”);

WHEREAS, the Company, in its capacity as the sole stockholder of FTAC Merger Sub and the Blocker Merger Subs, has, by its execution and delivery hereof, approved and adopted this Agreement, the FTAC Merger, the Blocker Mergers and the other Transactions in accordance with Section 251 of the DGCL (the “Company Subsidiary Approvals”);

WHEREAS, the board of directors of FTAC has unanimously (i) determined that it is in the best interests of FTAC and the stockholders of FTAC, and declared it advisable, to enter into this Agreement providing for, among other things, the FTAC Merger, in accordance with the DGCL, (ii) approved this Agreement and the Transactions, including the FTAC Merger, in accordance with the DGCL on the terms and subject to the conditions of this Agreement, and (iii) adopted a resolution recommending that this Agreement be adopted by the stockholders of FTAC (the “FTAC Board Recommendation”);

WHEREAS, prior to the Founder FTAC Warrant Recapitalization, FTAC shall, subject to obtaining the approval of the FTAC Stockholder Matters, amend and restate the certificate of incorporation of FTAC to be substantially in the form of Exhibit C attached hereto (the “FTAC Charter”); and

WHEREAS, in connection with the consummation of the Mergers, the Company, Tempo, the FP Investors, the Founders and certain Tempo direct or indirect equityholders, as applicable, at the Closing will enter into an Investor Rights Agreement, substantially in the form of Exhibit D attached hereto (the “Investor Rights Agreement”), and, together with certain other parties thereto, a Registration Rights Agreement substantially in the form of Exhibit E attached hereto (the “Registration Rights Agreement”);

WHEREAS, in connection with the consummation of the Tempo Merger, at the Tempo Effective Time and by virtue of the Tempo Merger, the Tempo LLCA will be amended and restated in the form of the Tempo Operating Agreement (as defined herein) and the Company, the FTAC Surviving Corporation, Tempo, the Blocker Surviving Entities and the Continuing Tempo Unitholders will sign counterparts to the Tempo Operating Agreement, which will provide, among other things, for the right of the Continuing Tempo Unitholders to exchange their respective New Tempo Class A Units for shares of Company Class A Common Stock in accordance with the terms thereof;

WHEREAS, in connection with the consummation of the Mergers, the Company, Tempo, the Tempo Investor, the Continuing Tempo Unitholders and certain other Persons will enter into a Tax Receivables Agreement, substantially in the form of Exhibit F attached hereto (the “Tax Receivables Agreement”); and

WHEREAS, concurrently with the execution and delivery of the Original Agreement, the Company and the Sponsors Persons entered into the Sponsor Agreement.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth in this Agreement, and intending to amend and restate the Original Agreement in its entirety and to be legally bound, the Parties hereby agree as follows:

ARTICLE I

CERTAIN DEFINITIONS

Section 1.01 Definitions. For purposes of this Agreement, the following capitalized terms have the following meanings:

“Acquisition Transaction” has the meaning specified in Section 10.04(a).

“Action” means any claim, action, suit, assessment, arbitration or legal, judicial or administrative proceeding (whether at law or in equity) or arbitration.

“Additional Cannae Subscription” has the meaning specified in the Recitals hereto.

“Additional Cannae Subscription Amount” has the meaning specified in Section 6.17(a).

“Additional Cannae Subscription Proceeds” has the meaning specified in Section 2.02.

“Advisory Client” means any Person that is an investment advisory, investment management or financial planning client of the IA Subsidiary pursuant to an Advisory Contract.

“Advisory Contract” means any written agreement to which the IA Subsidiary is a party and pursuant to which investment advisory or financial planning services are being provided to an Advisory Client by the IA Subsidiary (on a discretionary or non-discretionary basis), including any written agreement the performance of which would cause the IA Subsidiary to become a “fiduciary” for purposes of Section 3(21) of ERISA or Section 4975(e)(3) of the Code.

“Affiliate” means, with respect to any specified Person, any Person that, directly or indirectly, controls, is controlled by, or is under common control with, such specified Person, through one or more intermediaries or otherwise; provided, except for the Company and its Subsidiaries, no Affiliate or portfolio company (as such term is commonly understood in the private equity industry) of Blackstone, New Mountain, GIC or Platinum Falcon or any of their respective Affiliates shall be considered an Affiliate of the Company or any of its Subsidiaries.

“Agreement” has the meaning specified in the preamble hereto.

“Allocation Schedule” means a schedule dated as of the Closing Date, prepared by Tempo and in a form consistent with the format set forth on the illustrative example of the Allocation Schedule attached hereto as Exhibit G, setting forth, (a) the name of each Continuing Tempo Unitholder, Tempo Blocker Owner, Tempo Investor and Participating Management Holder, and (b) the allocation of the Closing Cash Consideration, the Closing Seller Equity Consideration, the Tempo Earnout Consideration and the Forfeiture Reallocation Shares at the Closing to each of the Tempo Investor, the Continuing Tempo Unitholders, the Participating Management Holders and Tempo Blocker Owners in each case, in accordance with the methodology and principles set forth on Exhibit G.

“Anti-Corruption Laws” means any applicable Laws relating to anti-bribery or anti-corruption (governmental or commercial), including Laws that prohibit the corrupt payment, offer, promise, or authorization of the payment or transfer of anything of value (including gifts or entertainment), directly or indirectly, to any Governmental Official or representative of a Governmental Authority or commercial entity to obtain a business advantage, including the U.S. Foreign Corrupt Practices Act, the UK Bribery Act, and all national and international Laws enacted to implement the OECD Convention on Combating Bribery of Foreign Officials in International Business Transactions.

“Anti-Money Laundering Laws” means the Money Laundering Control Act, the Currency and Foreign Transactions Reporting Act, The Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, and any other foreign, federal, state, or local Laws relating to fraud or money laundering.

“Antitrust Law” means the HSR Act, the Federal Trade Commission Act, as amended, the Sherman Act, as amended, the Clayton Act, as amended, and any applicable foreign antitrust Laws and all other applicable Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition.

“Aon Deferred Consideration Letters” means letter agreements in the form as agreed between FTAC and Tempo, to be entered into at the Closing between Tempo Acquisition LLC and each of the Persons identified therein.

“Aon Purchase Agreement” means that certain Purchase Agreement, dated as of February 9, 2017, by and between Aon plc and Tempo Acquisition, LLC, as amended on April 17, 2017, as may be amended, restated, supplemented or otherwise modified from time to time.

“Audited Financial Statements” has the meaning specified in Section 5.08(a).

“Available Cash Amount” means, as of immediately prior to Closing, all available Cash and Cash Equivalents of FTAC and its Subsidiaries (including the Company), including (i) Available Trust Proceeds, (ii) the PIPE Investment Proceeds, (iii) the Additional Cannae Subscription Proceeds and (iv) the aggregate amount of cash proceeds from the FTAC Financing.

“Available Trust Proceeds” means, as of immediately prior to Closing, an amount equal to (i) the proceeds available from the Trust Account (after reduction for the aggregate amount of any payments required to be made in connection with the FTAC Stockholder Redemption) plus (ii) the Permitted Equity Financing Proceeds, if any.

“BD Subsidiary” means Alight Financial Solutions, LLC (f/k/a Hewitt Financial Services, LLC), together with its successors and assigns.

“Blackstone” means The Blackstone Group Inc.

“Blackstone GP” means Blackstone Management Associates VII NQ LLC, a Delaware limited liability company.

“Blocker Merger” has the meaning specified in the Recitals hereto.

“Blocker Merger Effective Time” has the meaning specified in Section 2.06(a).

“Blocker Merger Subs” has the meaning specified in the preamble hereto.

“Blocker BX Pre-Closing Reorganization” has the meaning specified in Section 2.01.

“Blocker NM Pre-Closing Reorganization” has the meaning specified in Section 2.01.

“Blocker Pre-Closing Reorganization” has the meaning specified in Section 2.01.

“Blocker Related Party Transactions” has the meaning specified in Section 7.10.

“Blocker Surviving Entities” has the meaning specified in the Recitals hereto.

“Business Combination” has the meaning ascribed to such term in the Certificate of Incorporation.

“Business Combination Proposal” has the meaning specified in Section 10.04(b).

“Business Day” means a day other than a Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by Law to close.

“Cannae” has the meaning specified in the Recitals hereto.

“Cannae Subscription Agreement” has the meaning specified in the Recitals hereto.

“Cash and Cash Equivalents” means, for any Person, all cash and cash equivalents (including marketable securities, checks and bank deposits), calculated in accordance with GAAP applied based on Tempo’s historical practice; provided, however, that with respect to Tempo and its Subsidiaries such amount shall not include the segregated account funds more fully described on Schedule 1.01(a) of the Tempo Schedules.

“Certificate of Incorporation” means the Second Amended and Restated Certificate of Incorporation of FTAC, filed with the Secretary of State of the State of Delaware on May 26, 2020, as amended and in effect on the Original Execution Date.

“Class Z-A Tranche” has the meaning specified in the definition of Forfeiture Reallocation Shares.

“Class Z-B-1 Tranche” has the meaning specified in the definition of Forfeiture Reallocation Shares.

“Class Z-B-2 Tranche” has the meaning specified in the definition of Forfeiture Reallocation Shares.

“Closing” has the meaning specified in Section 4.01.

“Closing Cash Consideration” means an amount equal to the sum of (i) $1,000,000,000, minus (ii) the Net Debt Adjustment Amount (which, for the avoidance of doubt, will result in an increase to Closing Cash Consideration if the Net Debt Adjustment Amount is a negative number), minus (iii) the Redemption Offset Amount, if any, to be allocated as set forth on the Allocation Schedule.

“Closing Date” has the meaning specified in Section 4.01.

“Closing Founder Shares” means 25,875,000 shares of FTAC Class B Common Stock.

“Closing Seller Equity Consideration” means a number of shares of Company Class A Common Stock and New Tempo Class A Units (together with one share of Company Class V Common Stock to be issued in respect of each New Tempo Class A Unit), to be allocated as set forth on the Allocation Schedule, in an aggregate number (rounded up to the nearest whole share) equal to (i) 226,663,750, plus (ii) the quotient obtained by dividing the Redemption Offset Amount by $10.00.

“Code” means the U.S. Internal Revenue Code of 1986, as amended.

“Company” has the meaning specified in the preamble hereto.

“Company Bylaws” has the meaning specified in the Recitals hereto.

“Company Charter” has the meaning specified in the Recitals hereto.

“Company Class A Common Stock” means the shares of Class A common stock, par value $0.0001 per share, of the Company to be authorized pursuant to the Company Charter.

“Company Class B Common Stock” means the non-voting shares of Class B common stock, par value $0.0001 per share, of the Company to be authorized pursuant to the Company Charter and divided into one series of shares of Class B-1 common stock (the “Company Class B-1 Common Stock”), one series of shares of Class B-2 common stock (the “Company Class B-2 Common Stock”) and one series of shares of Class B-3 common stock (the “Company Class B-3 Common Stock”).

“Company Class V Common Stock” means the non-economic shares of Class V common stock, par value $0.0001 per share, of the Company to be authorized pursuant to the Company Charter.

“Company Class Z-A Common Stock” means the non-voting shares of Class Z-A common stock, par value $0.0001 per share, of the Company to be authorized pursuant to the Company Charter.

“Company Class Z-B Common Stock” means the non-voting shares of Class Z-B common stock, par value $0.0001 per share, of the Company to be authorized pursuant to the Company Charter and divided into one series of shares of Class Z-B-1 common stock (the “Company Class Z-B-1 Common Stock”) and one series of shares of Class Z-B-2 common stock (the “Company Class Z-B-2 Common Stock”).

“Company Common Stock” means the Company Class A Common Stock, the Company Class B Common Stock, the Company Class V Common Stock, the Company Z-A Common Stock and the Company Z-B Common Stock.

“Company Net Debt Amount” means, as of immediately prior to the Closing, without taking into account any of the Transactions consummated on the Closing Date, an amount equal to (i) the aggregate indebtedness for borrowed money of Tempo, the Tempo Blockers and their respective Subsidiaries and indebtedness issued by Tempo, the Tempo Blockers or their respective Subsidiaries in substitution or exchange for borrowed money, excluding any items set forth on Schedule 1.01(b) of the Tempo Schedules minus (ii) Cash and Cash Equivalents of Tempo, the Tempo Blockers and their respective Subsidiaries minus (iii) the aggregate amount of payments made by Tempo, the Tempo Blockers or any of their respective Subsidiaries prior to the close of business on the Business Day immediately preceding the Closing in respect of any amounts that would have constituted Transaction Expenses (excluding any costs, fees and expenses under clauses (vii) and (viii) of the definition of Tempo Transaction Expenses) had such amounts not been paid or satisfied prior to the close of business on the Business Day immediately preceding the Closing. An illustrative example of the Company Net Debt Amount is set forth on Exhibit H attached hereto.

“Company Stockholder Approval” has the meaning specified in the Recitals hereto.

“Company Subsidiary Approvals” has the meaning specified in the Recitals hereto.

“Confidentiality Agreement” has the meaning specified in Section 13.09.

“Continued Financing” has the meaning specified in Section 10.11.

“Continuing Member Contribution” has the meaning specified in Section 2.11(b).

“Continuing Member Contributors” means Blackstone Capital Partners VII NQ LP, Blackstone Capital Partners VII.2 NQ LP, BCP VII SBS Holdings L.L.C., Blackstone Family Investment Partnership VII - ESC NQ L.P., BTAS NQ Holdings L.L.C. and New Mountain IV (AIV-E), LP, in each case to the extent it has delivered an executed Contribution and Exchange Agreement prior to the Closing.

“Continuing Tempo Unitholder” means all holders (other than the Tempo Blockers, the Tempo Investor and the Participating Management Holders, but including Tempo Management) of Tempo Units outstanding as of immediately prior to the Closing.

“Contracts” means any legally binding contracts, agreements, arrangements, subcontracts, leases, purchase orders, bonds, notes, indentures, mortgages, debt instruments, licenses or other instruments or obligations of any kind.

“Contribution and Exchange Agreement” has the meaning specified in Section 10.11.

“Counsel” has the meaning specified in Section 13.18.

“COVID-19” means SARS-CoV-2 or COVID-19, and any evolutions thereof or any other epidemics, pandemics or disease outbreaks.

“COVID-19 Measures” means any quarantine, “shelter in place,” “stay at home,” workforce reduction, social distancing, shut down, closure, sequester or any other Law, Governmental Order, Action, directive, guidelines or recommendations by any Governmental Authority in connection with or in response to COVID-19, including, but not limited to, the Coronavirus Aid, Relief, and Economic Security Act (Pub. L. No. 116-127), Consolidated Appropriations Act, 2021(Pub. L. 116-260), the Presidential Memorandum on “Deferring Payroll Tax Obligations in Light of the Ongoing COVID-19 Disaster” dated August 8, 2020 and IRS Notice 2020-65).

“D&O Tail” has the meaning specified in Section 9.01(b).

“Data” means all databases and compilations, including any and all data and collections of data whether machine readable or otherwise.

“Debt Financing” means debt financing to be arranged by Tempo, in consultation with FTAC in accordance with Section 10.11, for the purpose of financing the transactions contemplated by this Agreement or any Continued Financing in accordance with Section 10.11.

“Default Founder Merger Consideration” means 23,287,500 shares of Company Class A Common Stock.

“DGCL” has the meaning specified in the Recitals hereto.

“DLLCA” has the meaning specified in the Recitals hereto.

“DRULPA” has the meaning specified in the Recitals hereto.

“Enforceability Exceptions” has the meaning specified in Section 5.03.

“Environmental Laws” means any and all applicable Laws relating to pollution or protection of the environment (including natural resources) or the use, storage, emission, disposal or release of Hazardous Materials, each as in effect on and as interpreted as of the Original Execution Date.

“ERISA” has the meaning specified in Section 5.13(a).

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Excluded Share” means, without duplication, each share of (i) FTAC Common Stock for which redemption rights have been exercised in connection with the FTAC Stockholder Redemption, (ii) FTAC Common Stock (if any), that, at the FTAC Effective Time, is held in the treasury of FTAC and (iii) FTAC Common Stock (if any), that is owned by the FTAC Parties.

“Existing Secured Notes” means the 5.750% Senior Secured Notes due 2025 issued pursuant to the Existing Secured Notes Indenture.

“Existing Secured Notes Indenture” means the Indenture, dated as of May 7, 2020, between Tempo Acquisition, LLC, as the issuer, Tempo Acquisition Finance Corp., as the co-issuer, the guarantors named therein and Wilmington Trust, National Association, as trustee, transfer agent, registrar and paying agent and notes collateral agent, as modified, amended or supplemented from time to time.

“Existing Unsecured Notes” means the 6.750% Senior Notes due 2025 issued pursuant to the Existing Unsecured Notes Indenture.

“Existing Unsecured Notes Indenture” means the Indenture, dated as of May 1, 2017, between Tempo Acquisition, LLC, as the issuer, Tempo Acquisition Finance Corp., as the co-issuer, the guarantors named therein and Wilmington Trust, National Association, as trustee, transfer agent, registrar and paying agent, as modified, amended or supplemented from time to time.

“Extended Termination Date” has the meaning specified in Section 12.01(b).

“Financial Statements” has the meaning specified in Section 5.08(a).

“FINRA” means the Financial Industry Regulatory Authority, Inc.

“Foreign Investment Law” means any applicable Laws, including any state, national or multi-jurisdictional Laws, that are designed or intended to prohibit, restrict or regulate actions by foreigners to acquire interests in domestic equities, securities, entities, assets, land or interests.

“Forfeiture Reallocation Shares” means the sum of (i) an aggregate number of shares of Company Class Z-A Common Stock and New Tempo Class Z-A Units (the “Class Z-A Tranche”) equal to the aggregate number of unvested shares of Company Class A Common Stock issued as Closing Seller Equity Consideration in accordance with the Allocation Schedule (the “Unvested Class A Consideration”), (ii) an aggregate number of shares of Company Class Z-B-1 Common Stock and New Tempo Class Z-B-1 Units (the “Class Z-B-1 Tranche”) equal to the aggregate number of unvested shares of Company Class B-1 Common Stock issued as Tempo Earnout Consideration in accordance with the Allocation Schedule (the “Unvested Class B-1 Consideration”) and (iii) an aggregate number of shares of Company Class Z-B-2 Common Stock and New Tempo Class Z-B-2 Units (the “Class Z-B-2 Tranche”) equal to the aggregate number of unvested shares of Company Class B-2 Common Stock issued as Tempo Earnout Consideration in accordance with the Allocation Schedule (the “Unvested Class B-2 Consideration”) to be allocated as set forth on the Allocation Schedule; provided, that, (i) for the avoidance of doubt, none of the Class Z-A Tranche, Class Z-B-1 Tranche or Class Z-B-2 Tranche shall include any New Tempo Z-A Units, New Tempo Z-B-1 Units or New Tempo Z-B-2 Units held by the Company or any of its Subsidiaries (which correspond to a share of Company Common Stock which is part of the Class Z-A Tranche, Class Z-B-1 Tranche or Class Z-B-2 Tranche) and (ii) to the extent that any Participating Management Holder does not consummate a Management Holder Contribution following the Tempo Merger, the unvested shares of New Tempo Class A Units, New Tempo Class B-1 Units and New Tempo Class B-2 Units issued as Closing Seller Equity Consideration in accordance with the Allocation Schedule shall be treated as Unvested Class A Consideration, Unvested Class B-1 Consideration and Unvested Class B-2 Consideration for all purposes hereunder, including in calculating the Class Z-A Tranche, the Class Z-B-1 Tranche and the Class Z-B-2 Tranche.

“Forfeiture Reallocation Tranche” means each of the Class Z-A Tranche, the Class Z-B-1 Tranche and the Class Z-B-2 Tranche. For the avoidance of doubt, in calculating the total number of Forfeiture Reallocation Shares, the parties intend that the issuance of any Forfeiture Reallocation Shares shall not increase the aggregate amount of Company Class A Common Stock and New Tempo Class A Units, Company Class B-1 Common Stock and New Tempo Class B-1 Units, or Company Class B-2 Common Stock and New Tempo Class B-2 Units issuable as consideration in connection with the Transactions.

“Form ADV” means the uniform form used by investment advisers to register with both the SEC and state securities authorities.

“Form S-4” means the registration statement on Form S-4 of the Company with respect to the registration of the Company Common Stock to be issued in connection with the Transactions.

“Forward Purchase Agreements” means (i) the forward purchase agreement, dated as of May 8, 2020, between FTAC and Cannae Holdings, Inc., as assigned to Cannae Holdings, LLC pursuant to an assignment and assumption agreement, dated as of the Original Execution Date and (ii) the forward purchase agreement, dated as of May 8, 2020, between FTAC and THL FTAC LLC.

“Founder FTAC Merger Consideration” means, with respect to any holder of FTAC Class B Common Stock as of immediately prior to the FTAC Effective Time, such holder’s Founder Percentage of (i) the Default Founder Merger Consideration or (ii) solely to the extent that the Available Trust Proceeds are less than $892,200,000, the Redemption Founder Merger Consideration (in either case, rounded up to the nearest whole share).

“Founder FTAC Warrant Recapitalization” has the meaning specified in the Recitals hereto.

“Founder FTAC Warrants” means the FTAC Warrants held by the Founders.

“Founder LLC Contribution” has the meaning specified in the Recitals hereto.

“Founder Percentage” means, with respect to any holder of FTAC Class B Common Stock, the percentage equal to the product of (i) the quotient obtained by dividing (x) the number of shares of FTAC Class B Common Stock held by such holder as of immediately prior to the FTAC Effective Time by (y) the number of Closing Founder Shares multiplied by (ii) 100.

“Founders” means Trasimene Capital Management FT, LP and Bilcar FT, LP.

“FP Investor FTAC Warrants” means the FTAC Warrants to be acquired by the FP Investors pursuant to the Forward Purchase Agreements.

“FP Investors” has the meaning specified in the Recitals hereto.

“FTAC” has the meaning specified in the preamble hereto.

“FTAC Affiliate Agreement” has the meaning specified in Section 6.19(c).

“FTAC Arrangements” has the meaning specified in Section 8.07.

“FTAC Benefit Plan” has the meaning specified in Section 6.11.

“FTAC Board Recommendation” has the meaning specified in the Recitals hereto.

“FTAC Cash Contribution” has the meaning specified in the Recitals hereto.

“FTAC Charter” has the meaning specified in the Recitals hereto.

“FTAC Class A Common Stock” means the Class A common stock, par value $0.0001 per share, of FTAC.

“FTAC Class B Common Stock” means the Class B common stock, par value $0.0001 per share, of FTAC.

“FTAC Class C Common Stock” means the Class C common stock, par value $0.0001 per share, of FTAC to be authorized pursuant to the FTAC Charter and issued to the Founders in connection with the Founder FTAC Warrant Recapitalization.

“FTAC Closing Statement” has the meaning specified in Section 4.04(a).

“FTAC Common Stock” means FTAC Class A Common Stock and FTAC Class B Common Stock.

“FTAC Cure Period” has the meaning specified in Section 12.01(c).

“FTAC Effective Time” has the meaning specified in Section 2.04.

“FTAC Financing” means the equity financing to be provided pursuant to the Forward Purchase Agreements.

“FTAC Merger Sub” has the meaning specified in the preamble hereto.

“FTAC Organizational Documents” means the Certificate of Incorporation and FTAC’s bylaws, as amended and in effect on the Original Execution Date.

“FTAC Parties” means FTAC, the Company, FTAC Merger Sub, Tempo Merger Sub and the Blocker Merger Subs.

“FTAC Preferred Stock” has the meaning specified in Section 6.13(a).

“FTAC Representations” means the representations and warranties of the FTAC Parties expressly and specifically set forth in Article VI of this Agreement, as qualified by the FTAC Schedules. For the avoidance of doubt, the FTAC Representations are solely made by FTAC and, solely for the purposes of Section 6.02(a), Section 6.03 and Section 6.05, the Company, FTAC Merger Sub, Tempo Merger Sub and the Blocker Merger Subs.

“FTAC Schedules” means the disclosure schedules of the FTAC Parties delivered to the Company in connection with its execution and delivery of the Original Agreement.

“FTAC Stockholder Matters” has the meaning specified in Section 10.03(a)(i).

“FTAC Stockholder Redemption” has the meaning specified in Section 10.03(a)(i).

“FTAC Stockholders” means the holders of shares of FTAC Common Stock.

“FTAC Surviving Corporation” has the meaning specified in the Recitals hereto.

“FTAC Transaction Expenses” has the meaning specified in Section 4.03(b).

“FTAC Warrant” means a warrant that entitles the holder to purchase one share of FTAC Class A Common Stock at a price of $11.50 per share.

“GAAP” means United States generally accepted accounting principles, consistently applied.

“GIC” means Jasmine Ventures Pte. Ltd., a private company limited by shares formed under the laws of Singapore.

“Governmental Authority” means any federal, state, provincial, municipal, local or foreign government, governmental authority, regulatory or administrative agency, Self-Regulatory Organization, governmental commission, department, board, bureau, agency or instrumentality, court or tribunal.

“Governmental Filing” has the meaning specified in Section 5.05.

“Governmental Official” means any officer or employee of a Governmental Authority or any department, agency, or instrumentality thereof, including any political subdivision, sovereign wealth fund, or any corporation or other Person owned or controlled in whole or in part by any Governmental Authority or department, agency, or instrumentality thereof, or of a public international organization, or any Person acting in an official capacity for or on behalf of any such Governmental Authority or department, agency, or instrumentality thereof, or for or on behalf of any public international organization.

“Governmental Order” means any order, judgment, injunction, decree, writ, stipulation, determination or award, in each case, entered by or with any Governmental Authority.

“Hazardous Material” means any material, substance or waste that is listed, regulated, or otherwise defined as “hazardous,” “toxic,” or “radioactive,” or as a “pollutant” or “contaminant” (or words of similar meaning) under applicable Environmental Laws in effect as of the Original Execution Date, including but not limited to petroleum, petroleum by-products, asbestos or asbestos-containing material, polychlorinated biphenyls, flammable or explosive substances, or pesticides.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

“IA Subsidiary” means Alight Financial Advisors, LLC (f/k/a Aon Hewitt Financial Advisors LLC) together with its successors and assigns.

“Indebtedness” means, with respect to any Person as of any time, without duplication, (a) all indebtedness for borrowed money of such Person or indebtedness issued by such Person in substitution or exchange for borrowed money, (b) indebtedness evidenced by any note, bond, debenture or other debt security, in each case, as of such time of such Person, (c) obligations of such Person for the deferred purchase price of property or other services (other than trade payables incurred in the ordinary course of business), (d) all obligations as lessee that are required to be capitalized in accordance with GAAP applied based on Tempo’s historical practice, (e) all obligations of such Person for the reimbursement of any obligor on any line or letter of credit, banker’s acceptance, guarantee or similar credit transaction, in each case, to the extent drawn or claimed against, (f) all interest rate and currency swaps, caps, collars and similar agreements or hedging devices under which payments are obligated to be made by such Person, (g) any premiums, prepayment fees or other penalties, fees, costs or expenses associated with payment of any Indebtedness of such Person and (h) all obligations of the type referred to in clauses (a) - (g) of this definition of any other Person, the payment of which such Person is responsible or liable, directly or indirectly, as obligor, guarantor, surety or otherwise, including any guarantee of such obligations, in each case other than (i) Indebtedness set forth on Schedule 1.01(c) of the Tempo Schedules and (ii) any Transaction Expenses. Notwithstanding anything to the contrary contained herein, “Indebtedness” of any Person shall not include any item that would otherwise constitute “Indebtedness” of such Person that is an obligation between such Person and any wholly owned Subsidiary of such Person or between any two or more wholly owned Subsidiaries of such Person.

“Indemnitee Affiliate” has the meaning specified in Section 9.01(c).

“Intellectual Property” means all intellectual property rights (including with respect to technology) created, arising, or protected under applicable Law (or any other similar statutory provision or common law doctrine in the United States or anywhere else in the world), including all: (a) patents and patent applications, (b) trademarks, service marks and trade names, (c) copyrights, (d) internet domain names, and (e) trade secrets.

“Intended Tax Treatment” has the meaning specified in Section 10.05(b).

“Interim Financial Statements” has the meaning specified in Section 5.08(a).

“Interim Period” has the meaning specified in Section 8.01.

“Investor Rights Agreement” has the meaning specified in the Recitals hereto.

“Investment Advisers Act” means the Investment Advisers Act of 1940, as amended, and the rules and regulations promulgated thereunder.

“IT Systems” means all computer systems, servers, networks, databases, network equipment, websites, computer hardware and equipment used to process, store, maintain and operate data, information, functions, and other information technology systems, including any Software and Data embedded or installed thereon, owned, licensed, leased or controlled by Tempo or any of its Subsidiaries.

“Joinder” means a joinder to this Agreement, substantially in the form attached hereto as Exhibit K

“Law” means any statute, law, ordinance, rule, treaty, code, directive, regulation or Governmental Order, in each case, of any Governmental Authority.

“Leased Real Property” means all real property leased by the Company or its Subsidiaries for which the Company or its Subsidiaries is required to make aggregate payments in excess of $1,000,000.

“Leases” has the meaning specified in Section 5.18.

“Liability” means, with respect to any Person, any liability or obligation of such Person of any kind or nature whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated, unliquidated or otherwise, and whether due or to become due, and regardless of when or by whom asserted.

“Lien” means any mortgage, deed of trust, pledge, hypothecation, encumbrance, easement, license, option, right of first refusal, security interest or other lien of any kind.

“Management Holders” has the meaning specified in the Allocation Schedule.

“Material Adverse Effect” means, with respect to Tempo, a material adverse effect on the results of operations or financial condition of Tempo and its Subsidiaries, taken as a whole; provided, however, that in no event shall any of the following (or the effect of any of the following), alone or in combination, be deemed to constitute, or be taken into account in determining whether there has been or will be, a “Material Adverse Effect” on the results of operations or financial condition of Tempo and its Subsidiaries, taken as a whole: (a) any change in applicable Laws or GAAP or any interpretation thereof, (b) any change in interest rates or economic, political, business, financial, commodity, currency or market conditions generally, (c) the announcement or the execution of this Agreement, the pendency or consummation of the Mergers or the performance of this Agreement, including the impact thereof on relationships, contractual or otherwise, with customers, suppliers, licensors, distributors, partners, providers and employees (provided that the exceptions in this clause (c) shall not be deemed to apply to references to “Material Adverse Effect” in the representations and warranties set forth in Section 5.04 and, to the extent related thereto, the condition in Section 11.02(a)), (d) any change generally affecting any of the industries or markets in which Tempo or its Subsidiaries operate or the economy as a whole, (e) the compliance with the terms of this Agreement or the taking of any action required or contemplated by this Agreement or with the prior written consent of FTAC (provided that the exceptions in this clause (e) shall not be deemed to apply to references to “Material Adverse Effect” in the representations and warranties set forth in Section 5.04 and, to the extent related thereto, the condition in Section 11.02(a)), (f) any earthquake, hurricane, tsunami, tornado, flood, mudslide, wild fire or other natural disaster, act of God or other force majeure event, (g) any national or international political or social conditions in countries in which, or in the proximate geographic region of which, Tempo operates, including the engagement by the United States or such other countries in hostilities or the escalation thereof, whether or not pursuant to the declaration of a national emergency or war, or the occurrence or the escalation of any military or terrorist attack or any internet or “cyber” attack or hacking upon any Person or country, or any territories, possessions, or diplomatic or consular offices of the United States or such other countries or upon any United States or such other country military installation, equipment or personnel, (h) any failure of Tempo and its Subsidiaries, taken as a whole, to meet any projections, forecasts or budgets; provided, that clause (h) shall not prevent or otherwise affect a determination that any change or effect underlying such failure to meet projections or forecasts has resulted in, or contributed to, or would reasonably be expected to result in or contribute to, a Material Adverse Effect (to the extent such change or effect is not otherwise excluded from this definition of Material Adverse Effect) and (i) COVID-19 or any Law, directive, pronouncement or guideline issued by a Governmental Authority, the Centers for Disease Control and Prevention, the World Health Organization or industry group providing for business closures, changes to business operations, “sheltering-in-place” or other restrictions that relate to, or arise out of, an epidemic, pandemic or disease outbreak (including the COVID-19 pandemic) or any change in such Law, directive, pronouncement or guideline or interpretation thereof following the Original Execution Date or Tempo or any of its Subsidiaries’ compliance therewith; provided that in the case of clauses (a), (b), (d), (f) and (g) such changes may be taken into account to the extent (but only to the extent) that such changes have had a disproportionate impact on Tempo and its Subsidiaries, taken as a whole, as compared to other industry participants.

“Material Contracts” has the meaning specified in Section 5.12(a).

“Mergers” means the FTAC Merger, the Tempo Merger and the Blocker Mergers, collectively.

“MSRB” means the Municipal Securities Rulemaking Board.

“Multiemployer Plan” has the meaning specified in Section 5.13(e).

“Net Debt Adjustment Amount” means an amount, which may be a positive or negative number, equal to (i) the Company Net Debt Amount, minus (ii) the Specified Net Debt Amount.

“New Mountain” means New Mountain Capital.

“New Tempo Class A Units” has the meaning given to the term “Class A Units” in the Tempo Operating Agreement.

“New Tempo Class B-1 Units” has the meaning given to the term “Class B-1 Units” in the Tempo Operating Agreement.

“New Tempo Class B-2 Units” has the meaning given to the term “Class B-2 Units” in the Tempo Operating Agreement.

“New Tempo Class B-3 Units” has the meaning given to the term “Class B-3 Units” in the Tempo Operating Agreement.

“New Tempo Class C Units” has the meaning given to the term “Class C Units” in the Tempo Operating Agreement.

“New Tempo Class Z-A Units” has the meaning given to the term “Class Z-A Units” in the Tempo Operating Agreement.

“New Tempo Class Z-B-1 Units” has the meaning given to the term “Class Z-B-1 Units” in the Tempo Operating Agreement.

“New Tempo Class Z-B-2 Units” has the meaning given to the term “Class Z-B-2 Units” in the Tempo Operating Agreement.

“New Tempo Units” means the New Tempo Class A Units, New Tempo Class B-1 Units, New Tempo Class B-2 Units, New Tempo Class B-3 Units, New Tempo Class C Units, New Tempo Class Z-A Units, New Tempo Class Z-B-1 Units and New Tempo Class Z-B-2 Units, to be authorized pursuant to the Tempo Operating Agreement.

“NM GP” means New Mountain Investments VI, L.L.C., a Delaware limited liability company.

“Non-Founder FTAC Warrant” means a FTAC Warrant, other than a Founder FTAC Warrant.

“NYSE” means the New York Stock Exchange.

“Omnibus Incentive Plan” has the meaning specified in Section 9.09.

“Omnibus Incentive Plan Proposal” has the meaning specified in Section 10.03(a)(i).

“Open Source Software” means any Software that is subject to or licensed, provided or distributed under any license meeting the definition of open source (as promulgated by the Open Source Initiative as of the Original Execution Date) or the Free Software Definition (as promulgated by the Free Software Foundation as of the Original Execution Date) or any similar license for “free,” “publicly available” or “open source” Software, including the GNU General Public License, the Lesser GNU General Public License, the Apache License, the BSD License, the Mozilla Public License (MPL), the MIT License or any other license that includes similar terms.

“Owned Intellectual Property” means all Intellectual Property that is owned or purported to be owned by Tempo or any of its Subsidiaries.

“Party” has the meaning specified in the preamble hereto.

“Pass-Through Income Tax” means any income Tax with respect to which the holders of Tempo Units outstanding as of immediately prior to the Closing (or any of their direct or indirect owners) would be primarily liable as a matter of Tax Law (e.g., the income Tax liability for items of income, gain, loss, deduction and credit passed-through to owners of an entity treated as a partnership for U.S. federal income Tax purposes).

“PCAOB” means the Public Company Accounting Oversight Board.

“Permits” has the meaning specified in Section 5.11.

“Permitted Equity Financing” means purchases of shares of Company Class A Common Stock pursuant to a Permitted Equity Financing Subscription Agreement in accordance with Section 9.11.

“Permitted Equity Financing Proceeds” shall mean the aggregate amount funded and paid to the Company pursuant to the Permitted Equity Financing Subscription Agreements.

“Permitted Equity Financing Subscription Agreement” has the meaning specified in Section 9.11.

“Permitted Liens” means (a) statutory or common law Liens of mechanics, materialmen, warehousemen, landlords, carriers, repairmen, construction contractors and other similar Liens that arise in the ordinary course of business, that relate to amounts not yet delinquent or that are being contested in good faith through appropriate Actions, in each case only to the extent appropriate reserves have been established in accordance with GAAP, (b) Liens arising under original purchase price conditional sales contracts and equipment leases with third parties entered into in the ordinary course of business, (c) Liens for Taxes not yet due and payable or which are being contested in good faith through appropriate Actions for which appropriate reserves have been established in accordance with GAAP, (d) Liens, encumbrances and restrictions on real property (including easements, covenants, rights of way and similar restrictions of record) that (i) are matters of record, (ii) would be disclosed by a physical inspection of such real property, or (iii) do not materially interfere with the present uses of such real property, (e) non-exclusive licenses of Intellectual Property entered into in the ordinary course of business, (f) Liens securing any Indebtedness of Tempo and its Subsidiaries (including Indebtedness incurred pursuant to any Tempo Financing Agreement) and (g) Liens described on Schedule 1.01(d) of the Tempo Schedules.

“Person” means any individual, firm, corporation, partnership, limited liability company, incorporated or unincorporated association, joint venture, joint stock company, governmental agency or instrumentality or other entity of any kind.

“Personal Information” means, in addition to any definition for any similar term (e.g., “personal data” or “personally identifiable information”) provided by applicable Law and applicable privacy policies, information that identifies, relates to, describes, or is reasonably capable of being associated with, or could reasonably be linked (directly or indirectly) with a consumer or household, such as but not limited to a name, postal address, online identifier, Internet Protocol address, email address, account name, biometric information or identifiers, social security number, driver’s license number, account or credit card information, or similar identifiers.

“PIPE Investment” has the meaning specified in the Recitals hereto.

“PIPE Investment Amount” has the meaning specified in Section 6.16.

“PIPE Investment Proceeds” has the meaning specified in Section 2.02.

“PIPE Investor” means an investor party to a PIPE Subscription Agreement.

“PIPE Subscription Agreements” has the meaning specified in the Recitals hereto.

“Platinum Falcon” means Platinum Falcon B 2018 RSC Limited, a restricted scope company incorporated in the Abu Dhabi Global Market, and having its registered office at Level 26, Al Khatem Tower, Abu Dhabi Global Market Square, Al Maryah Island, PO Box 25642, UAE.

“Policies” has the meaning specified in Section 5.16.

“Pre-Closing Tax Period” means any taxable period ending on or before the Closing Date and the portion of any Straddle Period through and including the Closing Date.

“Privacy Laws” means any and all applicable Laws, legal requirements and self-regulatory guidelines (including of any applicable foreign jurisdiction) relating to the receipt, collection, compilation, use, storage, processing, sharing, safeguarding, security (both technical and physical), disposal, destruction, disclosure or transfer (including cross-border) of Personal Information, including but not limited to the Federal Trade Commission Act, California Consumer Privacy Act (CCPA), Payment Card Industry Data Security Standard (PCI-DSS), Gramm-Leach-Bliley Act (GLBA), General Data Protection Regulation 2016/679/EU (GDPR), and any and all applicable Laws relating to breach notification or marketing in connection with Personal Information.

“Privileged Communications” has the meaning specified in Section 13.18.

“Profits Interest Units” has the meaning specified in Section 5.06.

“Proxy Statement/ Consent Solicitation Statement/Prospectus” means the Proxy Statement/Consent Solicitation Statement/Prospectus included in the Form S-4, including (i) the proxy statement of FTAC to be used for the Special Meeting to approve the FTAC Stockholder Matters (which shall also provide the FTAC Stockholders with the opportunity to redeem their shares of FTAC Common Stock in conjunction with a stockholder vote on the Business Combination); (ii) a consent solicitation statement to solicit the Tempo Blocker Written Consents and the Tempo Written Consent and (iii) a prospectus with respect to the Company Common Stock to be offered and issued to the FTAC Stockholders and the effect of the Transactions on the Non-Founder FTAC Warrants, in all cases in accordance with and as required by the FTAC Organizational Documents, applicable Law, and the rules and regulations of the NYSE.

“Redemption Founder Merger Consideration” means (i) 23,287,500 shares of Company Class A Common Stock, minus the number of shares of Company Class B-3 Common Stock to be issued pursuant to clause (ii) of this definition; and (ii) a number of shares of Company Class B-3 Common Stock (rounded up to the nearest whole share) equal to (x) the number of Closing Founder Shares multiplied by (y) one (1) minus the quotient obtained by dividing (1) the Available Trust Proceeds by (2) the amount of proceeds available from the Trust Account as of immediately prior to Closing (without giving effect or making any reduction for any payments required to be made in connection with redemptions pursuant to the FTAC Stockholder Redemption) (which quotient shall never be greater than 1); provided that in no event shall the number of shares of Company Class B-3 Common Stock to be issued pursuant to this clause (ii) of this definition exceed 5,175,000 (reflecting a number of shares equal to twenty percent (20%) of the number of the Closing Founder Shares).

“Redemption Offset Amount” means the amount by which the Available Trust Proceeds are less than $835,000,000; provided, that, the Redemption Offset Amount shall never be an amount greater than $85,000,000 for any purposes herein.

“Registered Employee” means an officer or employee (i) providing services to the BD Subsidiary who is required to be registered or licensed as a “principal” (as such term is defined in FINRA Rule 1021) or “representative” (as such term is defined in FINRA Rule 1031) with FINRA or (ii) who is an investment adviser representative of the IA Subsidiary as defined in Rule 2031A-3 under the Investment Advisers Act.

“Registration Rights Agreement” has the meaning specified in the Recitals hereto.

“Regulatory Capital” means, with respect to the BD Subsidiary, “net capital,” as defined in Rule 15c3-1 under the Exchange Act.

“Regulatory Consent Authorities” means the Governmental Authorities with jurisdiction over enforcement of any applicable Law.

“Representative” means, as to any Person, any of the officers, directors, managers, employees, counsel, accountants, financial advisors, lenders and consultants of such Person.

“Required FTAC Stockholder Approvals” has the meaning specified in Section 10.03(a).

“Schedules” means the Tempo Schedules and FTAC Schedules.

“SEC” means the United States Securities and Exchange Commission.

“SEC Clearance Date” means the date on which the SEC has declared the Form S-4 effective and has confirmed that it has no further comments on the Proxy Statement / Prospectus.

“SEC Reports” has the meaning specified in Section 6.09(a).

“Securities Act” means the Securities Act of 1933, as amended.

“Securities Laws” means the securities laws of any state, federal or foreign entity and the rules and regulations promulgated thereunder.

“Self-Regulatory Organization” means the NYSE, FINRA or any other similar agency, body, exchange, clearinghouse or authority having jurisdiction over the IA Subsidiary or the BD Subsidiary.

“Seller Related Person” has the meaning specified in Section 10.01(f).

“Significant Subsidiary” means any direct or indirect Subsidiary of Tempo which generated revenue in excess of $25,000,000 during the nine-month period ended September 30, 2020.

“Software” means any and all (a) computer programs, including any and all software implementation of algorithms, models and methodologies, whether in source code, object code, human readable form or other form, (b) user interfaces, report formats, firmware and development tools and (c) all documentation including user manuals and other training documentation relating to any of the foregoing.

“Special Meeting” means a meeting of the holders of FTAC Common Stock to be held for the purpose of approving the FTAC Stockholder Matters.

“Specified FTAC Representations” has the meaning specified in Section 11.03(a).

“Specified Net Debt Amount” means $3,692,000,000.

“Specified Tempo Representations” has the meaning specified in Section 11.02(a)(i).

“Specified Tempo Blocker Representations” has the meaning specified in Section 11.02(a)(i).

“Sponsor Agreement” means that certain Amended and Restated Letter Agreement, dated as of the Original Execution Date, by and among the Founders, FTAC, the Company and certain other parties thereto, as amended, restated, modified or supplemented from time to time.

“Sponsor Person” has the meaning specified in the Sponsor Agreement.

“Straddle Period” means any taxable period that begins on or before and ends after the Closing Date.

“Subscription Agreements” has the meaning specified in the Recitals hereto.

“Subsidiary” means, with respect to a Person, any corporation or other organization (including a limited liability company or a partnership), whether incorporated or unincorporated, of which such Person directly or indirectly owns or controls a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation or other organization or any organization of which such Person or any of its Subsidiaries is, directly or indirectly, a general partner or managing member.

“Surviving Blocker Operating Agreement” has the meaning specified in Section 2.08(c).

“Surviving Provisions” has the meaning specified in Section 12.02.

“Surviving Tempo Blocker 1” has the meaning specified in the Recitals hereto.

“Surviving Tempo Blocker 2” has the meaning specified in the Recitals hereto.

“Surviving Tempo Blocker 3” has the meaning specified in the Recitals hereto.

“Surviving Tempo Blocker 4” has the meaning specified in the Recitals hereto.

“Tax” means any federal, state, provincial, territorial, local, foreign and other net income tax, alternative or add-on minimum tax, franchise tax, gross income, adjusted gross income or gross receipts tax, employment related tax (including employee withholding or employer payroll tax) ad valorem, transfer, franchise, license, excise, severance, stamp, occupation, premium, personal property, real property, capital stock, profits, disability, registration, imposts, levies, contributions, value added (including VAT), estimated, customs duties, and sales or use tax, or other tax or like assessment or charge, together with any interest, penalty, surcharge, fine, addition to tax or additional amount imposed with respect thereto by a Governmental Authority.

“Tax Receivables Agreement” has the meaning specified in the Recitals hereto.

“Tax Return” means any return, report, statement, refund, claim, declaration, surrender, disclaimer, notice, consent, computations, information return, statement, estimate or other document filed or required to be filed with a Governmental Authority in respect of Taxes, including any schedule or attachment thereto and including any amendments thereof.

“Tempo Benefit Plan” has the meaning specified in Section 5.13(a).

“Tempo Blocker 1” has the meaning specified in the preamble hereto.

“Tempo Blocker 1 Merger” has the meaning specified in the Recitals hereto.

“Tempo Blocker 2” has the meaning specified in the preamble hereto.

“Tempo Blocker 2 Merger” has the meaning specified in the Recitals hereto.

“Tempo Blocker 3” has the meaning specified in the preamble hereto.

“Tempo Blocker 3 Merger” has the meaning specified in the Recitals hereto.

“Tempo Blocker 4” has the meaning specified in Section 2.01.

“Tempo Blocker 5” has the meaning specified in the preamble hereto.

“Tempo Blocker 4 Merger” has the meaning specified in the Recitals hereto.

“Tempo Blockers” means (a) Tempo Blocker 1, Tempo Blocker 2 and Tempo Blocker 3, and (b) (x) upon the consummation of the Blocker NM Pre-Closing Reorganization, including execution and delivery of an executed Joinder to FTAC, Tempo Blocker 4 or (y) solely prior to the consummation of the Blocker NM Pre-Closing Reorganization, unless otherwise expressly provided herein, Tempo Blocker 5.

“Tempo Blocker Owners” means, collectively, (i) in respect of Tempo Blocker 1 and Tempo Blocker 2, Jasmine Ventures Pte. Ltd., a private company limited by shares formed under the laws of Singapore, (ii) in respect of Tempo Blocker 1 and Tempo Blocker 2, Platinum Falcon B 2018 RSC Limited, a restricted scope company incorporated in the Abu Dhabi Global Market, (iii) in respect of Tempo Blocker 1 and Tempo Blocker 2, Randolph Street Investment Partners, L.P.—2016 DIF, a Delaware limited partnership, (iv) in respect of Tempo Blocker 3, (A) prior to the consummation of the Blocker BX Pre-Closing Reorganization, Blackstone Management Associates VII L.L.C., a Delaware limited liability company and each of the limited partners of Blackstone Capital Partners VII NQ LP and Blackstone Capital Partners VII.2 NQ LP. that elected to become a limited partner of Blackstone Tempo Feeder Fund VII, L.P., with Blackstone Management Associates VII NQ L.L.C., as its general partner and (B) immediately following the Blocker BX Pre-Closing Reorganization, BX Blocker Feeder (as defined in Schedule 2.01(a) of the Tempo Schedules); (v) in respect of Tempo Blocker 4, upon consummation of the Blocker NM Pre-Closing Reorganization, NM Blocker Feeder (as defined in Schedule 2.01(b) of the Tempo Schedules); and (vi) prior to the consummation of the Blocker NM Pre-Closing Reorganization set forth in Schedule 2.01(b) of the Tempo Schedules, in respect of Tempo Blocker 5, New Mountain Investments IV (AIV-E), L.L.C., a Delaware limited liability company (as its general partner) and each of the limited partners of Tempo Blocker 5.

“Tempo Blocker Representations” means the representations and warranties of the Tempo Blockers expressly and specifically set forth in Article VII of this Agreement.

“Tempo Blocker Support Agreements” has the meaning specified in the Recitals hereto.

“Tempo Blocker Written Consents” means the consents to be delivered with respect to a Tempo Blocker (a) approving and adopting this Agreement, including the applicable Blocker Merger, and the Transactions, (b) authorizing and approving the entry by such Tempo Blocker into, and performance by such Tempo Blocker of, this Agreement and the other Transaction Agreements, if any, such applicable Tempo Blocker is a party to and any agreements, instruments or other documentation reasonably required in connection with the obligations of such Tempo Blocker hereunder and otherwise in connection with the Transactions (including, in the case of Tempo Blocker 3, Tempo Blocker 4 and Tempo Blocker 5, the Blocker Pre-Closing Reorganization), and the consummation by such Tempo Blocker of the Transactions contemplated hereby and thereby and (c) with respect to any equityholder party thereto, covenanting and agreeing to enter into the Investor Rights Agreement, the Registration Rights Agreement and any other Transaction Agreements to which such equityholder is contemplated by this Agreement to be a party (as applicable). For the avoidance of doubt, the definition of “Tempo Blocker Written Consents” shall not be deemed to include any consents in respect of Tempo Blocker 4 prior to the time that the steps set forth in Schedule 2.01(b) with respect to the Blocker NM Pre-Closing Reorganization have been consummated and Tempo Blocker 4 shall have executed and delivered a Joinder to FTAC.

“Tempo Class A Common Units” means the Class A Common Units of Tempo.

“Tempo Class A-1 Common Units” means the Class A-1 Common Units of Tempo.

“Tempo Class B Common Units” means the Class B Common Units of Tempo.

“Tempo Closing Statement” has the meaning specified in Section 4.04(b).

“Tempo Common Units” means the Tempo Class A Common Units, Tempo Class A-1 Common Units and Tempo Class B Common Units.

“Tempo Credit Agreement” means that certain Credit Agreement dated as of May 1, 2017, among Tempo Intermediate Holding Company II, LLC, as Holdings, Tempo Acquisition, LLC, as the borrower, the Persons from time to time party thereto as Guarantors (as defined therein), the financial institutions from time to time party thereto as lenders or issuers of letters of credit, Bank of America, N.A., as administrative and collateral agent, Blackstone Holdings Finance Co. L.L.C., as co-manager, and the other Persons from time to time party thereto, as amended on November 27, 2017, November 15, 2019, May 8, 2020 and August 7, 2020 and as may be further amended, restated, amended and restated, supplemented, replaced, refinanced, or otherwise modified from time to time in accordance with the terms thereof.

“Tempo Consideration” has the meaning specified in Section 3.01(a).

“Tempo Cure Period” has the meaning specified in Section 12.01(b).

“Tempo Earnout Consideration” means (a) a number of shares of Company Class B-1 Common Stock and New Tempo Class B-1 Units, in the aggregate equal to 7,500,000 and (b) a number of shares of Company Class B-2 Common Stock and New Tempo Class B-2 Units, in the aggregate equal to 7,500,000, to be allocated as set forth on the Allocation Schedule.

“Tempo Effective Time” has the meaning specified in Section 2.06.

“Tempo Employees” has the meaning specified in Section 5.13(a).

“Tempo Financing Agreements” means the Tempo Credit Agreement and the Tempo Indentures.

“Tempo Indentures” means the Existing Secured Notes Indenture and the Existing Unsecured Notes Indenture.

“Tempo Investor Contribution” has the meaning specified in the Section 2.06.

“Tempo Investor” means the Blackstone GP to the extent it has delivered an executed Contribution and Exchange Agreement prior to the Closing.

“Tempo LLCA” means the Amended and Restated Limited Liability Company Agreement of Tempo, dated as of May 1, 2017, as amended by the First Amendment thereto, dated as of July 10, 2017, and Second Amendment thereto, dated as of March 27, 2020 and in effect on the Original Execution Date, and as may be further amended, restated, supplemented or otherwise modified from time to time prior to the Closing in accordance with this Agreement.

“Tempo Merger” has the meaning specified in the Recitals hereto.

“Tempo Merger Sub” has the meaning specified in the preamble hereto.

“Tempo Related Party Transactions” has the meaning specified in Section 5.23.

“Tempo Representations” means the representations and warranties of Tempo, expressly and specifically set forth in Article V of this Agreement, as qualified by the Tempo Schedules.

“Tempo Schedules” means the disclosure schedules of Tempo and its Subsidiaries delivered to FTAC in connection with the execution and delivery of the Original Agreement, as Schedule 2.01(a) and Schedule 2.01(b) thereof have been amended and restated as exchanged between the Parties in connection with the execution and delivery hereof.

“Tempo Management” means Tempo Management, LLC, a Delaware limited liability company.

“Tempo Management LLCA” means the Amended and Restated Limited Liability Company Agreement of Tempo Management, dated as of September 8, 2018, and in effect on the Original Execution Date, and as may be further amended, restated, supplemented or otherwise modified from time to time prior to the Closing in accordance with this Agreement.

“Tempo Subsidiary Approval” has the meaning specified in the Recitals hereto.

“Tempo Subsidiary Securities” has the meaning specified in Section 5.07.

“Tempo Support Agreements” has the meaning specified in the Recitals hereto.

“Tempo Surviving Entity” has the meaning specified in the Recitals hereto.

“Tempo Transaction Expenses” has the meaning specified in Section 4.03(a).

“Tempo Units” has the meaning specified in Section 5.06.

“Tempo Written Consent” means the consent to be delivered (a) approving and adopting this Agreement, including the Tempo Merger, and the Transactions contemplated hereby, (b) authorizing and approving the entry by Tempo into, and performance by Tempo of, this Agreement and the other Transaction Agreements and any agreements, instruments or other documentation reasonably required in connection with the obligations of Tempo hereunder and otherwise in connection with the Transactions, and the consummation by Tempo of the Transactions contemplated hereby and thereby and (c) covenanting and agreeing to enter into the Investor Rights Agreement, the Tempo Operating Agreement, the Tax Receivables Agreement, the Registration Rights Agreement and any other Transaction Agreement to which such member is contemplated by this Agreement to be a party (as applicable).

“Terminating FTAC Breach” has the meaning specified in Section 12.01(c).

“Terminating Tempo Breach” has the meaning specified in Section 12.01(b).

“Termination Date” has the meaning specified in Section 12.01(b).

“Total PIPE Shares” means the number of shares of Company Class A Common Stock (rounded up to the nearest whole share) equal to (i) the PIPE Investment Proceeds, divided by (ii) $10.00.

“Transaction Agreements” means this Agreement, the Registration Rights Agreement, the Investor Rights Agreement, the Sponsor Agreements, the Subscription Agreements, the Cannae Subscription Agreement, the Permitted Equity Financing Subscription Agreements (if any), the Company Charter, the Company Bylaws, the FTAC Charter, the Tempo Operating Agreement, the Tax Receivables Agreement, the Contribution and Exchange Agreements, the Aon Deferred Consideration Letters, the Joinder, and all the agreements, documents, instruments and certificates entered into in connection herewith or therewith and any and all exhibits and schedules thereto.

“Transaction Expenses” means the aggregate amount of the Tempo Transaction Expenses and FTAC Transaction Expenses.

“Transactions” means the transactions contemplated by this Agreement, including the FTAC Merger, the Tempo Management Distribution, the Tempo Merger, the Blocker Mergers, the Founder LLC Contribution, the Management Holder Contribution, the Tempo Investor Contribution, the Surviving Blocker Contribution, the Continuing Member Contribution, the FTAC Cash Contribution and the Founder FTAC Warrant Recapitalization.

“Transfer Taxes” has the meaning specified in Section 10.05(a).

“Treasury Regulations” means the regulations, including proposed and temporary regulations, promulgated under the Code.

“Trust Account” has the meaning specified in Section 6.07(a).

“Trust Agreement” has the meaning specified in Section 6.07(a).

“Trustee” has the meaning specified in Section 6.07(a).

“Unitholder Representative” means Blackstone Capital Partners VII NQ L.P., a Delaware limited partnership, acting on behalf of Tempo’s direct or indirect pre-Closing equityholders following the Closing as set forth herein.

“Unvested Consideration” means, collectively, the Unvested Class A Consideration, the Unvested Class B-1 Consideration and the Unvested Class B-2 Consideration.

“Unvested Class A Consideration” has the meaning specified in the definition of Forfeiture Reallocation Shares.

“Unvested Class B-1 Consideration” has the meaning specified in the definition of Forfeiture Reallocation Shares.

“Unvested Class B-2 Consideration” has the meaning specified in the definition of Forfeiture Reallocation Shares.

“Warrant Agreement” means that certain Warrant Agreement, dated as of May 29, 2020, between FTAC and Continental Stock Transfer & Trust Company, a New York corporation.

Section 1.02 Construction.

(a) Unless the context of this Agreement otherwise requires, (i) words of any gender include each other gender, (ii) words using the singular or plural number also include the plural or singular number, respectively, (iii) the terms “hereof,” “herein,” “hereby,” “hereto” and derivative or similar words refer to this entire Agreement, (iv) the terms “Article”, “Section”, “Schedule”, “Exhibit” and “Annex” refer to the specified Article, Section, Schedule, Exhibit or Annex of or to this Agreement unless otherwise specified, (v) the word “including” shall mean “including without limitation,” (vi) the word “or” shall be disjunctive but not exclusive, and (vii) the phrase “to the extent” means the degree to which a thing extends (rather than if).

(b) When used herein, “ordinary course of business” means an action taken, or omitted to be taken, in the ordinary and usual course of Tempo and its Subsidiaries’ business, consistent with past practice (including, for the avoidance of doubt, actions taken in light of COVID-19).

(c) Unless the context of this Agreement otherwise requires, references to agreements and other documents shall be deemed to include all subsequent amendments and other modifications thereto.

(d) Unless the context of this Agreement otherwise requires, references to statutes shall include all regulations promulgated thereunder and references to statutes or regulations shall be construed as including all statutory and regulatory provisions consolidating, amending or replacing the statute or regulation.

(e) The language used in this Agreement shall be deemed to be the language chosen by the Parties to express their mutual intent and no rule of strict construction shall be applied against any Party.

(f) Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified. If any action is to be taken or given on or by a particular calendar day, and such calendar day is not a Business Day, then such action may be deferred until the next Business Day.

(g) Unless context otherwise requires, all accounting terms used herein and not expressly defined herein shall have the meanings given to them under GAAP.

(h) The phrases “provided to,” “furnished to,” “made available” and phrases of similar import when used herein, unless the context otherwise requires, means that a copy of the information or material referred to has been provided no later than 10:00 p.m. on the day immediately prior to the Original Execution Date to the Party to which such information or material is to be provided or furnished (i) in the virtual “data room” set up by Tempo in connection with this Agreement or (ii) by delivery to such Party or its legal counsel via electronic mail or hard copy form.

Section 1.03 Knowledge. As used herein, the phrase “to the knowledge” shall mean the actual knowledge, after reasonable inquiry of direct reports with operational responsibility for the fact or matter in question, in the case of the Tempo, of the persons set forth on Schedule 1.03(a) of the Tempo Schedules and, in the case of FTAC, of the persons set forth on Schedule 1.03(b) of the FTAC Schedules.

Section 1.04 Equitable Adjustments. If, between the Original Execution Date and the Closing, the shares of FTAC Common Stock shall have been changed into a different number of shares or a different class, by reason of any stock dividend, subdivision, reclassification, reorganization, recapitalization, split, combination or exchange of shares, or any similar event shall have occurred, or if there shall have been any breach by FTAC with respect to its shares of FTAC Common Stock or rights to acquire FTAC Common Stock, then any number, value (including dollar value) or amount contained herein which is based upon the number of shares of FTAC Common Stock will be appropriately adjusted to provide to the holders of FTAC Common Stock, the holders of Tempo Units, the Tempo Investor, the Participating Management Holders and the Tempo Blocker Owners, as applicable, the same economic effect as contemplated by this Agreement prior to such event; provided, however, that this Section 1.04 shall not be construed to permit the FTAC Parties to take any action with respect to their respective securities that is prohibited by the terms and conditions of this Agreement.

ARTICLE II

BLOCKER PRE-CLOSING REORGANIZATION; RECAPITALIZATION; MERGERS; CONTRIBUTIONS

Section 2.01 Blocker Pre-Closing Reorganization. Prior to the Tempo Effective Time (but in no event prior to the Form S-4 being declared effective), without breach of any representation, warranty, covenant or agreement under this Agreement, (a) Tempo Blocker 3, its equityholders, Blackstone GP, and their respective affiliates shall effect the transactions substantially in the form set forth on Schedule 2.01(a) of the Tempo Schedules (the “Blocker BX Pre-Closing Reorganization”) and (b) Tempo Blocker 5, its equityholders (including, as applicable, Tempo Blocker 4 following its formation), NM GP, and their respective affiliates shall effect the transactions, including the formation of a new Delaware limited liability company or Delaware limited partnership (“Tempo Blocker 4”), which will become and as of immediately prior to the Closing will be the sole equityholder of Tempo Blocker 5 (other than with respect to the non- economic general partnership interest in Tempo Blocker 5 held by NM GP), substantially in the form set forth on Schedule 2.01(b) of the Tempo Schedules (the “Blocker NM Pre-Closing Reorganization” and, collectively with the Blocker BX Pre-Closing Reorganization, the “Blocker Pre-Closing Reorganization”), and will provide FTAC with reasonable information with respect to the consummation of such transactions. Promptly upon the completion of the steps set forth in Schedule 2.01(b) with respect to the Blocker NM Pre-Closing Reorganization, and no later than 12 hours thereafter (and in any event no later than 24 hours prior to the Closing Date), Tempo Blocker 4 shall execute and deliver to FTAC a Joinder. Promptly following the delivery of the Joinder, and no later than 12 hours thereafter (and in any event no later than 24 hours prior to the Closing Date), Tempo Blocker 4 shall deliver to FTAC the Tempo Blocker Written Consent in respect of Tempo Blocker 4. Only upon the delivery of such Joinder and a Tempo Blocker Written Consent will the Blocker NM Pre-Closing Reorganization be deemed to have been consummated for all purposes of this Agreement and will Tempo Blocker 4 be the constituent party to the Blocker Merger with Blocker Merger Sub 4. In addition, following the consummation of the Blocker NM Pre-Closing Reorganization and on or promptly following the Closing Date, the certificate of limited partnership of Tempo Blocker 5 shall be amended to reflect the new general partner and so the name of Tempo Blocker 5 is “Alight Blocker 5 LP” and its limited partnership agreement shall be amended and restated in the form agreed between Tempo and FTAC with the FTAC Surviving Corporation or such other Person as agreed between FTAC and Tempo as the general partner.

Section 2.02 PIPE Investment.

(a) Three (3) Business Days prior to the date that the parties reasonably expect all conditions to the closing of the Transactions to be satisfied, each PIPE Investor shall pay and deliver to the Company an amount equal to the aggregate purchase price set forth in such investor’s PIPE Subscription Agreement, and, upon such payment and in exchange therefor, the Company hereby agrees to issue and sell to each such PIPE Investor the aggregate number of shares of Company Class A Common Stock set forth in such agreement. “PIPE Investment Proceeds” shall mean the aggregate amount funded and paid to the Company by the PIPE Investors pursuant to their PIPE Subscription Agreements, and, at and immediately after the consummation of the PIPE Investment, the PIPE Investors shall, in the aggregate, hold such number of shares of Company Class A Common Stock as is equal to the Total PIPE Shares.

(b) Prior to and in connection with the Closing, each FP Investor shall pay and deliver to FTAC an amount equal to the aggregate purchase price set forth in such investor’s Forward Purchase Agreement, in exchange for the number of shares of FTAC Class A Common Stock and the FP Investor FTAC Warrants set forth in such agreement.

(c) Prior to and in connection with the Closing, Cannae shall pay and deliver to the Company an amount equal to $250,000,000 as set forth in the Cannae Subscription Agreement, in exchange for the number of shares of Company Class A Common Stock set forth in such agreement. “Additional Cannae Subscription Proceeds” shall mean the aggregate amount funded and paid to the Company by Cannae pursuant to the Cannae Subscription Agreement.

(d) Prior to the consummation of the FTAC Financing, the PIPE Investment and the Additional Cannae Subscription, the Company shall take such actions as are necessary to cause the Company Charter and the Company Bylaws to be in effect in accordance with the DGCL.

Section 2.03 The FTAC Merger.

(a) Immediately following the Founder FTAC Warrant Recapitalization and the consummation of the PIPE Investment and the Additional Cannae Subscription, on the terms and subject to the conditions set forth herein, on the Closing Date, FTAC and FTAC Merger Sub shall cause the FTAC Merger to be consummated by filing a certificate of merger (the “FTAC Certificate of Merger”) with the Secretary of State of the State of Delaware in accordance with the applicable provisions of the DGCL (the time of such filing, or such later time as may be agreed in writing by Tempo and FTAC and specified in the FTAC Certificate of Merger, being the “FTAC Effective Time”). Prior to or simultaneously with the FTAC Effective Time, FTAC and the Company will take such actions as are necessary to cause the shares of Company Common Stock owned by FTAC as of immediately prior to the FTAC Effective Time to be repurchased by the Company for an aggregate of $0.10 and for such shares to cease to be outstanding at the FTAC Effective Time.

(b) At the FTAC Effective Time, on the terms and subject to the conditions set forth herein and in accordance with the applicable provisions of the DGCL, FTAC Merger Sub and FTAC shall consummate the FTAC Merger, pursuant to which FTAC Merger Sub shall be merged with and into FTAC, following which the separate corporate existence of FTAC Merger Sub shall cease and FTAC shall continue as the FTAC Surviving Corporation after the FTAC Merger and as a direct subsidiary of the Company.

Section 2.04 Tempo Management Distribution; The Tempo Merger.

(a) On the Closing Date, prior to the Tempo Merger, Tempo Management shall effect the Tempo Management Distribution.

(b) Immediately following the FTAC Merger, on the terms and subject to the conditions set forth herein, on the Closing Date, Tempo and Tempo Merger Sub shall cause the Tempo Merger to be consummated by filing a certificate of merger (the “Tempo Certificate of Merger”) with the Secretary of State of the State of Delaware in accordance with the applicable provisions of the DLLCA (the time of such filing, or such later time as may be agreed in writing by Tempo and FTAC and specified in the Tempo Certificate of Merger, being the “Tempo Effective Time”).

(c) At the Tempo Effective Time, on the terms and subject to the conditions set forth herein and in accordance with the applicable provisions of the DLLCA, Tempo Merger Sub and Tempo shall consummate the Tempo Merger, pursuant to which Tempo Merger Sub shall be merged with and into Tempo, following which the separate existence of Tempo Merger Sub shall cease and Tempo shall continue as the Tempo Surviving Entity after the Tempo Merger.

Section 2.05 The Blocker Mergers.

(a) Immediately following the Tempo Merger, on the terms and subject to the conditions set forth herein, on the Closing Date, each Blocker Merger Sub and each applicable Tempo Blocker shall cause the applicable Blocker Merger to be consummated by filing a certificate of merger (a “Blocker Certificate of Merger”), with the Secretary of State of the State of Delaware in accordance with the applicable provisions of the DGCL, the DLLCA and the DRULPA (the time of each such filing, or such later time as may be agreed in writing by Tempo and FTAC and specified in the applicable Blocker Certificate of Merger, being the “Blocker Merger Effective Time”).

(b) At the applicable Blocker Merger Effective Time, on the terms and subject to the conditions set forth herein and in accordance with the applicable provisions of the DGCL, the DLLCA and the DRULPA, as applicable, each Blocker Merger Sub and the applicable Tempo Blocker shall consummate its respective

Blocker Merger, pursuant to which Blocker Merger Sub 1, Blocker Merger Sub 2, Blocker Merger Sub 3 and Blocker Merger Sub 4, respectively, shall be merged with and into Tempo Blocker 1, Tempo Blocker 2, Tempo Blocker 3 and Tempo Blocker 4 (or, solely in the event that the Blocker NM Pre-Closing Reorganization has not been consummated prior to the Closing, Tempo Blocker 5, which shall take the place of Tempo Blocker 4), respectively, following which the separate existence of each applicable Blocker Merger Sub shall cease and the respective Tempo Blocker shall continue as the surviving entity in such Blocker Merger and as a direct, wholly owned Subsidiary of the Company.

Section 2.06 Management Holder Contribution; Tempo Investor Contribution; Surviving Blocker Contribution.

(a) Immediately following the Tempo Merger and the Blocker Mergers and in connection with the Closing, in accordance with the Contribution and Exchange Agreements delivered to the Company prior to the Closing: (i) each Participating Management Holder who has delivered a Contribution and Exchange Agreement shall assign, transfer, convey, deliver and contribute to the Company, free and clear of all Liens other than Liens arising under the Securities Laws or pursuant to the Tempo Operating Agreement, all of the New Tempo Units received by such Participating Management Holder in connection with the Tempo Merger (and into which all of the Tempo Units held by such Participating Management Holder immediately prior to the Tempo Effective Time were converted pursuant to the Tempo Merger in accordance with Section 3.01(b)), together with the cancellation of all shares of Class V Common Stock received by such holder, in exchange for the issuance by the Company to each such Participating Management Holder such holder’s applicable portion of the Closing Seller Equity Consideration, the Tempo Earnout Consideration and the Forfeiture Reallocation Shares, in each case if any, as set forth on the Allocation Schedule (which for the avoidance of doubt shall be issued in the form of Company Common Stock) (the “Management Holder Contribution”) and (ii) the Tempo Investor shall assign, transfer, convey, deliver and contribute to the Company, free and clear of all Liens other than Liens arising under the Securities Laws or pursuant to the Tempo Operating Agreement, all of the New Tempo Units received by the Tempo Investor in connection with the Tempo Merger (and into which all of the Tempo Units held by the Tempo Investor immediately prior to the Tempo Effective Time were converted pursuant to the Tempo Merger in accordance with Section 3.01(b)), together with the cancellation of all shares of Class V Common Stock received by such holder, in exchange for the issuance by the Company to the Tempo Investor of its applicable portion of the Closing Seller Equity Consideration, the Tempo Earnout Consideration and the Forfeiture Reallocation Shares, in each case if any, as set forth on the Allocation Schedule (which for the avoidance of doubt shall be issued in the form of Company Common Stock) (the “Tempo Investor Contribution”). For the avoidance of doubt, (i) Tempo Investor and the Participating Management Holders will retain any portion of the Closing Cash Consideration received in respect of the Tempo Merger, if any, in accordance with the Allocation Schedule, and shall not receive any cash in connection with the Tempo Investor Contribution or Management Holder Contribution and (ii) the Unvested Class A Consideration, Unvested Class B-1 Consideration and Unvested Class B-2 Consideration shall be included in the issuance of Closing Seller Equity Consideration and Tempo Earnout Consideration issued in connection with the Management Holder Contribution as set forth on the Allocation Schedule.

(b) Immediately following the consummation of the Tempo Investor Contribution (and for the avoidance of doubt, following the consummation of the Blocker Mergers), the Company shall contribute all of the New Tempo Units received in connection with the Blackstone GP’s Tempo Investor Contribution to Surviving Tempo Blocker 3 (the “Surviving Blocker Contribution”), which New Tempo Units shall be held by Surviving Tempo Blocker 3 in accordance with the Tempo Operating Agreement;

Section 2.07 Effects of the Mergers.

(a) At the FTAC Effective Time, the effect of the FTAC Merger shall be as provided in this Agreement, the FTAC Certificate of Merger and the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the FTAC Effective Time, all the property, rights, privileges, agreements, powers and franchises, debts, Liabilities, duties and obligations of FTAC Merger Sub shall become the property, rights, privileges, agreements, powers and franchises, debts, Liabilities, duties and obligations of the FTAC Surviving Corporation, which shall include the assumption by the FTAC Surviving Corporation of any and all agreements, covenants, duties and obligations of FTAC Merger Sub set forth in this Agreement to be performed after the FTAC Effective Time.

(b) At the Tempo Effective Time, the effect of the Tempo Merger shall be as provided in this Agreement, the Tempo Certificate of Merger and the applicable provisions of the DLLCA. Without limiting the generality of the foregoing, and subject thereto, at the Tempo Effective Time, all the property, rights, privileges, agreements, powers and franchises, debts, Liabilities, duties and obligations of Tempo Merger Sub shall become the property, rights, privileges, agreements, powers and franchises, debts, Liabilities, duties and obligations of the Tempo Surviving Entity, which shall include the assumption by the Tempo Surviving Entity of any and all agreements, covenants, duties and obligations of Tempo Merger Sub set forth in this Agreement to be performed after the Tempo Effective Time.

(c) At the applicable Blocker Merger Effective Time, the effect of such Blocker Merger shall be as provided in this Agreement, the applicable Blocker Certificate of Merger and the applicable provisions of the DGCL, the DLLCA and the DRULPA. Without limiting the generality of the foregoing, and subject thereto, at the applicable Blocker Merger Effective Time, all the property, rights, privileges, agreements, powers and franchises, debts, Liabilities, duties and obligations of the applicable Blocker Merger Sub shall become the property, rights, privileges, agreements, powers and franchises, debts, Liabilities, duties and obligations of the applicable Blocker Surviving Entity, which shall include the assumption by such Blocker Surviving Entity of any and all agreements, covenants, duties and obligations of the respective Blocker Merger Sub set forth in this Agreement to be performed after such effective time.

Section 2.08 Governing Documents; Directors and Officers.

(a) At the FTAC Effective Time, by virtue of the FTAC Merger and in accordance with the DGCL, (i) the certificate of incorporation of the FTAC Surviving Corporation shall be amended and restated in the form agreed by Tempo and FTAC and (ii) the bylaws of the FTAC Surviving Corporation shall be amended to read the same as the bylaws of FTAC Merger Sub as in effect immediately prior to the FTAC Effective Time. At the FTAC Effective Time, the board of directors and officers of FTAC Merger Sub shall be the board of directors and officers of the FTAC Surviving Corporation.

(b) At the Tempo Effective Time, by virtue of the Tempo Merger and in accordance with the DLLCA, the Tempo LLCA shall be amended and restated in its entirety to be substantially in the form attached hereto as Exhibit I (the “Tempo Operating Agreement”), and, as so amended and restated, shall from and after the Tempo Effective Time be the limited liability company agreement of the Tempo Surviving Entity until duly amended in accordance with its terms and the DLLCA. At the Tempo Effective Time, the officers of Tempo immediately prior to the Tempo Merger shall continue as the officers of the Tempo Surviving Entity, each to hold office in accordance with the Tempo Operating Agreement.

(c) At the applicable Blocker Merger Effective Time, by virtue of such Blocker Merger and in accordance with the DGCL, the DLLCA and the DRULPA, if and as applicable, (i) the certificate of formation, certificate of incorporation or certificate of limited partnership, as applicable, of Tempo Blocker 1, Tempo Blocker 2, Tempo Blocker 3 and Tempo Blocker 4 (or, in the event that the Blocker NM Pre-Closing Reorganization has not been consummated prior to the Closing, Tempo Blocker 5, which shall take the place of Tempo Blocker 4), each as in effect immediately prior to the effective time of the applicable Blocker Merger, shall become the certificate of formation, certificate of incorporation or certificate of limited partnership, as applicable, of Surviving Tempo Blocker 1, Surviving Tempo Blocker 2, Surviving Tempo Blocker 3 and Surviving Tempo Blocker 4 (or, in the event that the Blocker NM Pre-Closing Reorganization has not been consummated prior to the Closing, Surviving Tempo Blocker 5), respectively, except that (A) the certificate of formation of Tempo Blocker 1 shall be amended such that the name of the Surviving Tempo Blocker 1 is “Alight Blocker 1 LLC”, (B) the certificate of formation of Tempo Blocker 2 shall be amended such that the name of Surviving

Tempo Blocker 2 is “Alight Blocker 2 LLC”, (C) the certificate of limited partnership of Tempo Blocker 3 shall be amended such that the name of Surviving Tempo Blocker 3 is “Alight Blocker 3 LP”, and (D) either (x) the certificate of limited partnership or certificate of formation, as applicable, of Tempo Blocker 4 shall be amended such that the name of Surviving Tempo Blocker 4 is “Alight Blocker 4 LP” or “Alight Blocker 4 LLC” (as applicable) and as otherwise agreed between Tempo and FTAC or (y) if the Blocker NM Pre-Closing Reorganization has not been consummated prior to the Closing, the certificate of limited partnership of Tempo Blocker 5 shall be amended such that the name of the Surviving Tempo Blocker 5 is “Alight Blocker 4 LP” and (ii) (A) the limited liability company agreement of Tempo Blocker 1 and Tempo Blocker 2 shall be amended and restated in its entirety to be in the form agreed by Tempo and FTAC (together with any limited liability company agreement of Surviving Tempo Blocker 4 pursuant to clause (C), each, a “Surviving Blocker Operating Agreement”), (B) the limited partnership agreement, of Tempo Blocker 3 and, if the Blocker NM Pre-Closing Reorganization is not consummated prior to the Closing, Tempo Blocker 5 shall be amended and restated in its entirety to be in the form agreed by Tempo and FTAC (together with any limited partnership agreement of Surviving Tempo Blocker 4 pursuant to clause (C), each, a “Surviving Blocker Partnership Agreement”) and (C) if the Blocker NM Pre-Closing Reorganization is consummated prior to the Closing, the limited partnership agreement or limited liability company agreement, as applicable, of Tempo Blocker 4 shall be amended and restated in the form as agreed by Tempo and FTAC, and, as so amended and restated, shall from and after the effective time of such Blocker Merger be the limited liability company agreement or the limited partnership agreement of the applicable Blocker Surviving Entity, until duly amended in accordance with its terms and the DLLCA, DRULPA or DGCL, as applicable. Surviving Tempo Blocker 1 and Surviving Tempo Blocker 2 (and, if it is a limited liability company, Surviving Tempo Blocker 4) shall be “member managed” by the Company as their sole member in accordance with the applicable Surviving Blocker Operating Agreement and the DLLCA and, at the applicable Blocker Merger Effective Time and pursuant to the Surviving Blocker Partnership Agreement, the FTAC Surviving Entity (or such other Person as mutually agreed by FTAC and Tempo prior to the Closing Date) shall be admitted as the general partner of Surviving Tempo Blocker 3 and, if applicable, Surviving Tempo Blocker 4 (if it is a limited partnership) or Surviving Tempo Blocker 5.

(d) The Company Charter and the Company Bylaws shall continue in effect as amended and restated prior to the PIPE Investment and the Additional Cannae Subscription until thereafter duly amended in accordance with their terms and the DGCL.

Section 2.09 Founder LLC Contribution. Immediately following the consummation of the Tempo Merger, the Sponsor Persons shall effect the Founder LLC Contribution and shall transfer and contribute the shares of FTAC Class C Common Stock that are converted into shares of Class C Common Stock of the FTAC Surviving Corporation in the FTAC Merger to the Tempo Surviving Entity in exchange for an equivalent number of New Tempo Class C Units to be held in accordance with the Tempo Operating Agreement.

Section 2.10 FTAC Cash Contribution. At the Closing, immediately following the Blocker Mergers, the Tempo Merger and the Founder LLC Contribution, on the terms and subject to the conditions set forth herein, the FTAC Surviving Corporation shall contribute to the Tempo Surviving Entity, as a capital contribution in exchange for a portion of the New Tempo Units acquired by the FTAC Surviving Corporation in connection with the Tempo Merger (and no additional equity interest in Tempo), cash in the amount of (a) the Available Trust Proceeds (without taking into account the amount of any Permitted Equity Financing Proceeds), plus (b) the aggregate cash proceeds of the FTAC Financing, less (c) the aggregate amount of the Closing Cash Consideration paid by the FTAC Surviving Corporation in connection with the Tempo Merger as provided herein.

Section 2.11 Continuing Tempo Unitholder Contributions.

(a) At the Closing, immediately following the Blocker Mergers, the Tempo Merger and the Founder LLC Contribution, in accordance with the Contribution and Exchange Agreements delivered to the Company prior to the Closing and pursuant to Section 10.11, each of Blackstone Capital Partners VII NQ

LP, Blackstone Capital Partners VII.2 NQ LP, BCP VII SBS Holdings L.L.C., Blackstone Family Investment Partnership VII—ESC NQ L.P., BTAS NQ Holdings L.L.C. shall collectively assign, transfer, convey, deliver and contribute to the Company, free and clear of all Liens other than Liens arising under the Securities Laws or pursuant to the Tempo Operating Agreement, a total of 100,000 New Tempo Class A Units in exchange for an equal number of shares of Company Class A Common Stock.

(b) At the Closing, immediately following the Blocker Mergers, the Tempo Merger and the Founder LLC Contribution, in accordance with the Contribution and Exchange Agreement delivered to the Company prior to the Closing and pursuant to Section 10.11, New Mountain IV (AIV-E), LP shall assign, transfer, convey, deliver and contribute to the Company, free and clear of all Liens other than Liens arising under the Securities Laws or pursuant to the Tempo Operating Agreement, 100,000 New Tempo Class A Units in exchange for an equal number of shares of Company Class A Common Stock ((a) and (b) together, the “Continuing Member Contribution”).

(c) For the avoidance of doubt, the shares of Company Class A Common Stock to be issued to the Continuing Member Contributors in the Continuing Member Contribution shall be equal to the number of New Tempo Class A Units exchanged and shall be without duplication in the calculation of the Closing Seller Equity Consideration.

Section 2.12 Further Assurances. If, at any time after the Closing, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Company with full right, title and possession to all assets, property, rights, privileges, powers and franchises of FTAC, FTAC Merger Sub, Tempo, Tempo Merger Sub, the Tempo Blockers and the Blocker Merger Subs, the applicable directors, officers, members and managers of FTAC (as the FTAC Surviving Corporation), Tempo (as the Tempo Surviving Entity) and the Blocker Surviving Entities and Tempo Blocker 5 (or their designees) are fully authorized in the name of their respective corporations/companies or otherwise to take, and will take, all such lawful and necessary action, so long as such action is not inconsistent with this Agreement.

ARTICLE III

CONSIDERATION; EFFECTS OF THE TRANSACTIONS

Section 3.01 Tempo Consideration; Effects of the Tempo Merger and Blocker Mergers.

(a) Tempo Consideration. The total consideration to be paid to the Tempo Blocker Owners, the Tempo Investor, the Participating Management Holders and the Continuing Tempo Unitholders (including the Continuing Member Contributors after giving effect to the Continuing Member Contribution) at the Closing shall equal the aggregate of (w) the Closing Cash Consideration, (x) the Closing Seller Equity Consideration, (y) the Tempo Earnout Consideration and (z) the Forfeiture Reallocation Shares (together, the “Tempo Consideration”). At the Closing, the Company shall, subject to delivery of a duly executed and completed Letter of Transmittal in accordance with Section 4.05, (i) cause the Paying Agent to pay to the Tempo Investor, each Tempo Blocker Owner, Continuing Tempo Unitholder and, Participating Management Holder, by wire transfer of immediately available funds to such account or accounts as set forth in such Letter of Transmittal, each such Person’s portion of the Closing Cash Consideration, if any, as set forth in the Allocation Schedule, (ii) issue and deliver to each Tempo Blocker Owner and, in connection with the consummation of the Tempo Investor Contribution, the Continuing Member Contribution and the Management Holder Contribution, the Tempo Investor, the Continuing Member Contributors and Participating Management Holder, such number of shares of Company Class A Common Stock, shares of Company Class B-1 Common Stock, Company Class B-2 Common Stock, shares of Company Class Z-A Common Stock, shares of Company Class Z-B-1 Common Stock and shares of Company Class Z-B-2 Common Stock as set forth in the Allocation Schedule and (iii) issue and deliver, or cause Tempo to issue and deliver, as applicable, in connection with the Tempo Merger, to each Continuing Tempo Unitholder (including the Continuing Member Contributors, prior to the Continuing Member Contribution), Tempo

Investor and Participating Management Holder, such number of New Tempo Class A Units (together with an equal number of shares of Company Class V Common Stock), New Tempo Class B-1 Units, New Tempo Class B-2 Units, New Tempo Class Z-A Units, New Tempo Class Z-B-1 Units and New Tempo Class Z-B-2 Units as set forth in the Allocation Schedule.

(b) Tempo Merger. On the terms and subject to the conditions set forth herein, at the Tempo Effective Time, by virtue of the Tempo Merger and without any further action on the part of any Party or the holders of any securities of Tempo, the following shall occur:

(i) The Tempo Units issued and outstanding immediately prior to the Tempo Effective Time (other than Tempo Units owned by the Tempo Blockers (including Tempo Blocker 5)) will be converted into, and the holders of such Tempo Units shall be entitled to receive, in the aggregate with respect to all Tempo Units held by such holder, the applicable portion of the Closing Cash Consideration, the Closing Seller Equity Consideration (in the form of New Tempo Class A Units and an equal number of shares of Company Class V Common Stock), the Tempo Earnout Consideration (in the form of New Tempo Class B-1 Units and New Tempo Class B-2 Units) and the Forfeiture Reallocation Shares (in the form of New Tempo Class Z-A Units, New Tempo Class Z-B-1 Units and New Tempo Class Z-B-2 Units) as set forth in the Allocation Schedule. All such Tempo Units shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and the holders shall thereafter cease to have any rights with respect to such securities.

(ii) The Tempo Units issued and outstanding immediately prior to the Tempo Effective Time that are owned by the Tempo Blockers (including Tempo Blocker 5) will be converted into, and each Tempo Blocker (including Tempo Blocker 5) shall be entitled to receive, in the aggregate with respect to all Tempo Units held directly by such Tempo Blocker, (A) a number of New Tempo Class A Units equal to the aggregate number of shares of Company Class A Common Stock that such Tempo Blocker’s Tempo Blocker Owners (which, upon consummation of the Blocker NM Pre-Closing Reorganization, in the aggregate between Tempo Blocker 4 and Tempo Blocker 5, shall be the number of shares of Company Class A Common Stock received by NM Blocker Feeder) will be entitled to receive in respect of the Closing Seller Equity Consideration, (B) a number of New Tempo Class B-1 Units and New Tempo Class B-2 Units equal to, respectively, the aggregate number of shares of Company Class B-1 Common Stock and Company Class B-2 Common Stock that such Tempo Blocker’s Tempo Blocker Owners (which, upon consummation of the Blocker NM Pre-Closing Reorganization, in the aggregate between Tempo Blocker 4 and Tempo Blocker 5, shall be the number of shares of Company Class B-1 Common Stock and Company Class B-2 Common Stock received by NM Blocker Feeder) will be entitled to receive in respect of the Tempo Earnout Consideration and (C) a number of New Tempo Class Z-A Units equal to the aggregate number of shares of Company Class Z-A Common Stock that such Tempo Blocker’s Tempo Blocker Owners (which, upon consummation of the Blocker NM Pre-Closing Reorganization, in the aggregate between Tempo Blocker 4 and Tempo Blocker 5, shall be the number of shares of Company Class Z-A Common Stock received by NM Blocker Feeder) will be entitled to receive in respect of the Forfeiture Reallocation Shares and a number of New Tempo Class Z-B-1 Units and New Tempo Class Z-B-2 Units equal to, respectively, the aggregate number of shares of Company Class Z-B-1 Common Stock and Company Class Z-B-2 Common Stock that such Tempo Blocker’s Tempo Blocker Owners will be entitled to receive in respect of the Forfeiture Reallocation Shares, in each case of clause (A), (B) and (C), as set forth in the Allocation Schedule (which, upon consummation of the Blocker NM Pre-Closing Reorganization, in the aggregate between Tempo Blocker 4 and Tempo Blocker 5, shall be the number of shares of Company Class Z-B-1 Common Stock and shares of Company Class Z-B-2 Common Stock received by NM Blocker Feeder). For the avoidance of doubt, if the Blocker NM Pre-Closing Reorganization is consummated, the applicable New Tempo Units received, in the aggregate, by Tempo Blocker 4 and Tempo Blocker 5, shall be equal to the aggregate shares of the applicable class of Company Common Stock that NM Blocker Feeder receives in respect of the relevant Tempo Consideration. All such Tempo Units shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and the holders shall thereafter cease to have any rights with respect to such securities.

(iii) The limited liability company interests of Tempo Merger Sub issued and outstanding immediately prior to the Tempo Effective Time will be converted into, and shall thereafter represent, in the aggregate, a number of (A) New Tempo Class A Units equal to the aggregate number of shares of Company Class A Common Stock issued (I) in connection with the PIPE Investment, the Additional Cannae Subscription and any Permitted Equity Financing and (II) pursuant to the FTAC Merger in connection with the conversion of shares of FTAC Common Stock (including in connection with the conversion of shares of FTAC Common Stock issued pursuant to the consummation of the FTAC Financing and, without duplication, shares of Company Class A Common Stock issued in respect of the FTAC Founder Merger Consideration) and (B) New Tempo Class B-3 Units, if any, equal to the number of shares of Company Class B-3 Common Stock issued as part of the Redemption Founder Merger Consideration, if any. From and after the Tempo Effective Time, all such limited liability company interests of Tempo Merger Sub shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and the holder shall thereafter cease to have any rights with respect to such securities.

(iv) Notwithstanding anything to the contrary in Section 3.01(b)(ii) and Section 3.01(b)(iii), the number of New Tempo Class A Units to be issued to each Tempo Blocker (including Tempo Blocker 5) and the FTAC Surviving Corporation pursuant to the Tempo Merger shall be adjusted such that the implied value of the New Tempo Class A Units received by the Tempo Blockers pursuant to the Tempo Merger equals the value implied for such Tempo Blocker as of immediately prior to the Tempo Merger; provided that in no event shall the foregoing impact the total consideration to be paid pursuant to Section 3.01(a) or the aggregate number of New Tempo Class A Units to be issued to or held by the Tempo Blockers (including Tempo Blocker 5) and FTAC Surviving Corporation pursuant to the Tempo Merger which, in all instances shall, in the aggregate, be equal to the number of shares of Company Class A common stock in respect of which New Tempo Class A Units are to be issued pursuant to Section 3.01(b)(ii) and Section 3.01(b)(iii).

(c) The Blocker Mergers. On the terms and subject to the conditions set forth herein, at the effective time of each Blocker Merger, by virtue of such Blocker Merger and without any further action on the part of any Party or the holders of any securities of the applicable Tempo Blocker or Blocker Merger Sub, the following shall occur:

(i) Each share of capital stock of each of Blocker Merger Sub 1, Blocker Merger Sub 2, Blocker Merger Sub 3 and Blocker Merger Sub 4 that is issued and outstanding immediately prior to the applicable Blocker Merger Effective Time will be converted into, and shall thereafter represent, one validly issued share of capital stock, limited liability company unit or limited partnership unit, as applicable, of Surviving Tempo Blocker 1, Surviving Tempo Blocker 2, Surviving Tempo Blocker 3 and Surviving Tempo Blocker 4 (or, if applicable, Surviving Tempo Blocker 5), respectively, and shall constitute the total amount of all issued and outstanding capital stock, limited liability company interests or limited partnership interests, as applicable, of the applicable Blocker Surviving Entity as of immediately following the effective time of such Blocker Merger.

(ii) The equity interests of each Tempo Blocker that are issued and outstanding immediately prior to the effective time of the applicable Blocker Merger will be converted into, and the applicable Tempo Blocker Owner shall be entitled to receive, in the aggregate with respect to all equity interests of such Tempo Blocker held by such Tempo Blocker Owner, the applicable portion of the Closing Cash Consideration, the Closing Seller Equity Consideration (in the form of shares of Company Class A Common Stock), the Tempo Earnout Consideration (in the form of shares of Company Class B-1 Common Stock and Company Class B-2 Common Stock) and the Forfeiture Reallocation Shares (in the form of shares of Company Class Z-A Common Stock, Company Class Z-B-1 Common Stock and Company Class Z-B-2 Common Stock) as set forth in the Allocation Schedule. At the applicable

Blocker Merger Effective Time, all equity interests in the applicable Tempo Blocker outstanding immediately prior to the Blocker Merger Effective Time shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and the holders shall thereafter cease to have any rights with respect to such securities.

Section 3.02 FTAC Consideration; Effects of the FTAC Merger. On the terms and subject to the conditions set forth herein, at the FTAC Effective Time, by virtue of the FTAC Merger and without any further action on the part of any Party or the holders of any securities of FTAC, the following shall occur:

(a) Subject to Section 3.02(e), each share of FTAC Class A Common Stock issued and outstanding immediately prior to the FTAC Effective Time (other than Excluded Shares) will be converted into, and the holders of FTAC Class A Common Stock shall be entitled to receive for each share of FTAC Class A Common Stock held as of immediately prior to the FTAC Effective Time, one share of Company Class A Common Stock. All such shares of FTAC Class A Common Stock shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and each holder of stock certificates representing such shares of FTAC Class A Common Stock shall thereafter cease to have any rights with respect to such securities.

(b) Each issued and outstanding share of FTAC Class C Common Stock shall be converted into and become one validly issued, fully paid and nonassessable share of Class C common stock, par value $0.0001 per share, of the FTAC Surviving Corporation held by the Founders (which shall be contributed to Tempo in connection with the Founder LLC Contribution).

(c) Each issued and outstanding share of common stock of FTAC Merger Sub shall be converted into and become one validly issued, fully paid and nonassessable share of Class A common stock, par value $0.0001 per share, of the FTAC Surviving Corporation. From and after the FTAC Effective Time, all certificates representing the common stock of FTAC Merger Sub shall be deemed for all purposes to represent the number of shares of Class A common stock of the FTAC Surviving Corporation into which they were converted in accordance with the immediately preceding sentence.

(d) The shares of FTAC Class B Common Stock issued and outstanding immediately prior to the FTAC Effective Time will be converted into, and the holders of FTAC Class B Common Stock shall be entitled to receive, the Founder FTAC Merger Consideration. All such shares of FTAC Class B Common Stock shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and each holder of stock certificates representing such shares of FTAC Class B Common Stock shall thereafter cease to have any rights with respect to such securities.

(e) Each Excluded Share shall be cancelled and no consideration shall be paid or payable with respect thereto.

Section 3.03 Non-Founder FTAC Warrants. At the FTAC Effective Time, by virtue of the FTAC Merger and without any action on the part of any holder of Non-Founder FTAC Warrants, each Non-Founder FTAC Warrant that is outstanding immediately prior to the FTAC Effective Time shall, pursuant to and in accordance with Section 4 of the Warrant Agreement, automatically and irrevocably be modified to provide that such Non-Founder FTAC Warrant shall no longer entitle the holder thereof to purchase the amount of share(s) of FTAC Common Stock set forth therein and in substitution thereof such Non-Founder FTAC Warrant shall entitle the holder thereof to acquire such number of shares of Company Class A Common Stock per Non-Founder FTAC Warrant, subject to adjustments as provided in Section 4 and the last sentence of Section 3.1 of the Warrant Agreement, that such holder was entitled to acquire pursuant to the terms and conditions of the Warrant Agreement. The parties shall cause the Warrant Agreement to be amended or exchanged as of the FTAC Effective Time to the extent necessary to give effect to this Section 3.03, including adding the Company as a party thereto, with the effect that the Non-Founder FTAC Warrants outstanding immediately prior to the FTAC Effective Time will be exchanged for warrants to purchase shares of Company Class A Common Stock.

Section 3.04 Unvested Tempo Units. With respect to each Tempo Class B Common Unit or Tempo Class A-1 Common Unit that has not vested as of immediately prior to the Closing (and which, by the terms of the applicable award agreement (a “Pre-Closing Award Agreement”), does not vest in connection with the consummation of the Transactions), the Closing Seller Equity Consideration and Tempo Earnout Consideration delivered in respect of such unvested Tempo Class B Common Units or Tempo Class A-1 Common Units, in accordance with the Allocation Schedule and this Agreement, and any equity securities delivered upon the conversion of any such equity securities pursuant to the Tempo Operating Agreement or the Company Charter, shall be subject to the same vesting terms as were applicable to such Tempo Class B Common Units and Tempo Class A-1 Common Units, respectively as of immediately prior to the Tempo Effective Time; provided that such vesting terms and conditions may be adjusted prior to the Closing Date upon mutual agreement between Tempo and the holder of such unvested Tempo Class B Common Units or Tempo Class A-1 Common Units (as applicable); provided, further, that the Company shall not, and shall not permit any of its Subsidiaries, to waive, terminate, amend or modify such vesting terms and conditions or Pre-Closing Award Agreement (including any other terms and conditions underlying such Pre-Closing Award Agreement) following the Closing Date without the prior written consent of the Unitholder Representative. In addition, upon the consummation of the Management Holder Contribution, the New Tempo Units held by the Company as a result thereof shall be unvested and subject to forfeiture in accordance with the terms of the Tempo Operating Agreement, unless and until the corresponding share of Unvested Consideration has vested in accordance with its terms. Prior to the Closing, the Pre-Closing Award Agreements shall be amended, effective only upon the occurrence of the Closing, to assign all of Tempo (or any of its Affiliates’) rights thereunder to the Unitholder Representative, such that the Unitholder Representative, and not Tempo (or the Company or any direct or indirect subsidiary thereof) shall administer the terms of such award agreements and plan. The Unvested Class A Consideration (including any Unvested Class B Consideration which converts into Unvested Class A Consideration by its terms) shall have such restrictions and such legends as applicable to Restricted Stock (as such term is defined in the Omnibus Incentive Plan), including but not limited to voting rights, as set forth in the Omnibus Incentive Plan.

Section 3.05 Issuance of Company Common Stock. Unless otherwise determined by the board of directors of the Company following the Closing, or as required pursuant to any Subscription Agreement, the Company Common Stock shall be uncertificated, with record ownership reflected only in the stock transfer ledger of the Company.

Section 3.06 Fractional Shares. No fractional shares of Company Common Stock shall be issued upon the surrender for exchange of the FTAC Common Stock or Non-Founder FTAC Warrants and the number of shares of Company Common Stock to be issued to each holder in respect of the FTAC Common Stock or Non-Founder FTAC Warrants will be rounded down to the nearest whole share.

Section 3.07 Withholding Rights. Notwithstanding anything in this Agreement to the contrary, the Paying Agent and the FTAC Parties, the Company, the FTAC Surviving Corporation, the FTAC Surviving Entity, the Blocker Surviving Entities and their respective Affiliates shall be entitled to deduct and withhold from amounts otherwise payable pursuant to this Agreement, any amount required to be deducted and withheld with respect to the making of such payment under applicable Law; provided, that if any payment to any Tempo Blocker Owner, Tempo Investor or Continuing Tempo Unitholder (other than any Tempo Employees in their capacities as such) hereunder is subject to deduction and/or withholding, then FTAC shall (i) provide notice to Tempo as soon as reasonably practicable after such determination and in no event later than three (3) Business Days’ prior to such payment and (ii) cooperate with Tempo to reduce or eliminate any such deduction or withholding to the extent permitted by applicable Law. To the extent that amounts are so withheld and paid over to the appropriate Governmental Authority, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made. Any amounts so withheld shall be timely remitted to the applicable Governmental Authority.

ARTICLE IV

CLOSING TRANSACTIONS; ADJUSTMENT TO MERGER CONSIDERATION

Section 4.01 Closing. On the terms and subject to the conditions set forth in this Agreement, the closing of the Transactions (the “Closing”) shall take place (a) electronically by the mutual exchange of electronic signatures (including portable document format (.PDF)) commencing as promptly as practicable (and in any event no later than 9:00 a.m. Eastern Time on the third (3rd) Business Day) following the satisfaction or (to the extent permitted by applicable Law) waiver of the conditions set forth in Article XI (other than those conditions that by their terms or nature are to be satisfied at the Closing; provided that such conditions are satisfied or (to the extent permitted by applicable Law) waived at the Closing) or (b) at such other place, time or date as FTAC and Tempo may mutually agree in writing. The date on which the Closing shall occur is referred to herein as the “Closing Date.”

Section 4.02 Payments at the Closing.

(a) At the Closing, the Company shall use a portion of the Available Cash Amount to repay or cause to be repaid Indebtedness of Tempo and its Subsidiaries such that the indebtedness for borrowed money of Tempo and its Subsidiaries as of immediately following the Closing shall not exceed the Target Debt Amount. No later than three (3) Business Days prior to the Closing, Tempo shall deliver to FTAC a statement setting forth the amount(s) of any indebtedness to be paid at the Closing in accordance with this Section 4.02(a), together with customary payoff statements with respect to such repayment.

(b) At the Closing, the Company shall use a portion of the Available Cash Amount to pay, or cause to be paid, the FTAC Transaction Expenses and Tempo Transaction Expenses in the amounts and in accordance with the wire transfer instructions set forth in the reports to be delivered pursuant to Section 4.03.

Section 4.03 Expense Amounts.

(a) No sooner than five (5) or later than three (3) Business Days prior to the Closing Date, Tempo shall provide to FTAC a written report setting forth a list of the following fees and expenses incurred by or on behalf of Tempo (including its direct and indirect equityholders) in connection with the preparation, negotiation and execution of this Agreement and the consummation of the Transactions (together with written invoices and wire transfer instructions for the payment thereof), solely to the extent such fees and expenses are incurred and expected to remain unpaid as of the Closing: (i) the fees and disbursements of outside counsel to Tempo (including its direct and indirect equityholders), (ii) the fees and expenses of accountants to Tempo, (iii) the fees and expenses of other advisers to Tempo, (iv) the fees and disbursements of bona fide third-party investment bankers and financial advisors to Tempo, (v) any premiums, fees, disbursements or expenses incurred in connection with any tail insurance policy for the directors’ and officers’ liability insurance of Tempo, (vi) any costs, fees and expenses associated with refinancing or repricing the existing Indebtedness of Tempo, the Tempo Blockers or their respective Subsidiaries (in accordance with this Agreement), (vii) the costs, fees and expenses required to be reimbursed to certain members as set forth in the Tempo LLCA and (viii) any costs, fees and expenses payable pursuant to the Support and Services Agreement (as defined in the Tempo Schedules), in each case, incurred in connection with the Transactions (collectively, the “Tempo Transaction Expenses”).

(b) No sooner than five (5) or later than three (3) Business Days prior to the Closing Date, FTAC shall provide to Tempo a written report setting forth a list of the following fees and expenses incurred by or on behalf of FTAC in connection with the preparation, negotiation and execution of this Agreement and the consummation of the Transactions (together with written invoices and wire transfer instructions for the payment thereof), solely to the extent such fees and expenses are incurred and expected to remain unpaid as of the Closing: (i) the fees and disbursements of outside counsel to FTAC (including its direct and indirect equityholders and the FP Investors), (ii) the fees and expenses of accountants to FTAC, (iii) the fees and expenses of the consultants and other advisors to FTAC, (iv) the fees and disbursements of bona fide third-

party investment bankers and financial advisors to FTAC, (v) the placement fee and any other fees, costs or expenses incurred in connection with the PIPE Investment, the Additional Cannae Subscription or any Permitted Equity Financing, (vi) the Deferred Discount (as defined in the Trust Agreement) and (vii) any premiums, fees, disbursements, costs or expenses incurred in connection with any tail insurance policy for the directors’ and officers’ liability insurance of FTAC, in each case, incurred in connection with the Transactions (collectively, the “FTAC Transaction Expenses”).

Section 4.04 Closing Statements.

(a) At least two (2) Business Days prior to the Special Meeting and in any event not earlier than the time that holders of FTAC Class A Common Stock may no longer elect redemption in accordance with the FTAC Stockholder Redemption, FTAC shall prepare and deliver to Tempo a statement (the “FTAC Closing Statement”) setting forth in good faith: (i) the aggregate amount of cash in the Trust Account (prior to giving effect to any redemption rights that have been exercised in connection with the FTAC Stockholder Redemption); (ii) the aggregate amount of all payments required to be made in connection with the FTAC Stockholder Redemption; (iii) the aggregate cash proceeds from the FTAC Financing; (iv) the Available Cash Amount resulting therefrom; (v) the number of shares of FTAC Class A Common Stock to be outstanding as of immediately prior to the Closing after giving effect to any redemptions in connection with the FTAC Stockholder Redemption and confirmation that no FTAC Preferred Stock is outstanding; (vi) the PIPE Investment Proceeds, the Additional Cannae Subscription Proceeds and Permitted Equity Financing Proceeds received and to be received in connection with the Transaction prior to the Closing; and (vii) the number of shares of FTAC Class C Common Stock that may be issued in connection with the recapitalization by FTAC of the Founder FTAC Warrants, in each case, including reasonable supporting detail therefor. The FTAC Closing Statement and each component thereof shall be prepared and calculated in accordance with the definitions contained in this Agreement. From and after delivery of the FTAC Closing Statement until the Closing, FTAC shall (x) provide Tempo and its Representatives with reasonable access at all reasonable times during normal business hours and upon reasonable prior notice to the books and records of FTAC and its Subsidiaries and to senior management personnel of FTAC and its Subsidiaries, in each case, to the extent reasonably requested by Tempo or any of its Representatives in connection with their review of the FTAC Closing Statement, (y) cooperate with Tempo and its Representatives in connection with their review of the FTAC Closing Statement and the components thereof and (z) consider in good faith any comments to the FTAC Closing Statement provided by Tempo prior to the Closing Date; provided that, notwithstanding the foregoing, the Closing (in accordance with Section 4.01) shall not in any event be delayed as a result of the review of the FTAC Closing Statement.

(b) At least two (2) Business Days prior to the Closing, Tempo shall prepare and deliver to FTAC a statement (the “Tempo Closing Statement”), setting forth in good faith its calculation of the Company Net Debt Amount and including the Allocation Schedule. The Tempo Closing Statement and each component thereof shall be prepared and calculated in accordance with the definitions contained in this Agreement. From and after delivery of the Tempo Closing Statement until the Closing, Tempo and the Tempo Blockers shall (x) provide FTAC and its Representatives with reasonable access at all reasonable times during normal business hours and upon reasonable prior notice to the books and records of the Tempo Blockers, Tempo and their respective Subsidiaries and to senior management personnel of the Tempo Blockers, Tempo and their respective Subsidiaries, in each case, to the extent reasonably requested by FTAC or any of its Representatives in connection with their review of the Tempo Closing Statement, (y) cooperate with FTAC and its Representatives in connection with their review of the Tempo Closing Statement and the components thereof and (z) consider in good faith any comments to the Tempo Closing Statement provided by FTAC prior to the Closing Date; provided that, notwithstanding the foregoing, the Closing (in accordance with Section 4.01) shall in no event be delayed as a result of the review of the Tempo Closing Statement.

(c) The Company, FTAC and their respective Subsidiaries shall be entitled to rely upon the Allocation Schedule, and in no event will the Company, FTAC or any of their Affiliates (including the FTAC Surviving Corporation and Tempo Surviving Entity) have any liability to any Tempo Blocker Owner,

Continuing Tempo Unitholder, Tempo Investor, Participating Management Holder or any other Person with respect to the allocation of the Closing Cash Consideration, the Closing Seller Equity Consideration, the Tempo Earnout Consideration or the Forfeiture Reallocation Shares payable under this Agreement or pursuant to the Transactions provided such payments and/or issuances are made in accordance with the terms hereof and as set forth in the Allocation Schedule; provided, however, that in no event shall the amounts set forth on the Allocation Schedule result in, or require the Company, the Tempo Surviving Entity or any other Person to issue or pay hereunder, an amount greater than the aggregate consideration as set forth in Section 3.01.

Section 4.05 Exchange Procedures.

(a) Continental Stock Transfer & Trust Company (the “Paying Agent”) shall act as paying agent in effecting the exchanges provided for herein. As promptly as practicable after the Original Execution Date, the Company shall enter into a customary paying agent agreement with the Paying Agent, in a form reasonably acceptable to Tempo.

(b) Promptly following the Original Execution Date and no later than twenty (20) Business Days prior to the Closing Date, Tempo shall mail or otherwise deliver, or the Company shall cause the Paying Agent to mail or otherwise deliver, to (i) each Tempo Blocker Owner (other than the Tempo Blocker Owners in respect of Tempo Blocker 4, who shall be provided a Blocker Letter of Transmittal promptly following Tempo Blocker 4’s delivery of a Joinder and the Tempo Blocker Written Consent in accordance with Section 2.01), a letter of transmittal in such customary form as reasonably agreed to between Tempo, the Tempo Blockers, and FTAC (the “Blocker Letter of Transmittal”), (ii) each Continuing Tempo Unitholder, a letter of transmittal in such customary form as reasonably agreed to between Tempo and FTAC (the “Continuing Unitholder Letter of Transmittal”), (iii) each Participating Management Holder, a letter of transmittal in such customary form as reasonably agreed to between Tempo and FTAC (the “Participating Management Letter of Transmittal” and, together with the Blocker Letter of Transmittal and the Continuing Unitholder Letter of Transmittal, the “Letters of Transmittal”), with the terms and conditions of such Letters of Transmittal to not be inconsistent with the terms hereof, including with respect to the non-survival of representations and warranties, together with a request that each Tempo Blocker Owner, Participating Management Holder and Continuing Tempo Unitholder deliver a duly executed Letter of Transmittal, together with any other customary documents contemplated thereby, to the Paying Agent no less than three (3) Business Days prior to the Closing Date. Until a duly executed Letter of Transmittal has been delivered as contemplated by this Section 4.05, from and after the Closing, each former Tempo Unit and each former equity interest in a Tempo Blocker shall be deemed at all times to represent only the right to receive upon delivery of such Letter of Transmittal the consideration to which such Tempo Blocker Owner, Participating Management Holder or Continuing Tempo Unitholder is entitled pursuant to Article III. For the avoidance of doubt, delivery of any Letter of Transmittal shall not be a condition to or otherwise delay the Closing.

Section 4.06 Tempo Management. At or following the Closing, the managing member of Tempo Management may, and the Company and Tempo shall reasonably cooperate to the extent necessary to (a) exchange or otherwise distribute the Tempo Consideration allocable to a member of Tempo Management in accordance with the Allocation Schedule as instructed by Tempo Management, (b) cause the Company or the Paying Agent to deliver all or a portion of the Tempo Consideration directly to a member of Tempo Management in accordance with the Allocation Schedule and/or (c) contribute all or any portion of the Closing Seller Equity Consideration, the Tempo Earnout Consideration or the Forfeiture Reallocation Shares, if and to the extent payable pursuant to the Allocation Schedule, paid in New Tempo Units to the Company in exchange for the same number and class of shares of Company Common Stock.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF TEMPO

Except as set forth in the Tempo Schedules to this Agreement (each of which qualifies (a) the correspondingly numbered representation, warranty or covenant if specified therein and (b) such other representations, warranties or covenants where its relevance as an exception to (or disclosure for purposes of) such other representation, warranty or covenant is reasonably apparent on its face), Tempo represents and warrants to FTAC as follows:

Section 5.01 Organization. Tempo has been duly formed as a limited liability company and is validly existing and is in good standing under the Laws of the State of Delaware and has all requisite power and authority to own, operate and lease its properties, rights and assets and to conduct its business as it is now being conducted, except where such failure to be in good standing or to have such corporate power and authority would not, individually or in the aggregate, constitute a Material Adverse Effect. The copies of the organizational documents of Tempo, as in effect on the Original Execution Date, previously made available by Tempo to FTAC are (i) true, correct and complete and (ii) in full force and effect. Tempo has the requisite power and authority to own, operate and lease all of its properties, rights and assets and to carry on its business as it is now being conducted and is duly licensed or qualified and in good standing as a foreign entity in each jurisdiction in which the ownership of its property or the character of its activities is such as to require it to be so licensed or qualified, except where failure to be so licensed or qualified would not reasonably be expected to constitute, individually or in the aggregate, a Material Adverse Effect. Tempo is not in violation of any of the provisions of its organizational documents.

Section 5.02 Subsidiaries. The Significant Subsidiaries of Tempo as of the Original Execution Date are set forth on Schedule 5.02 of the Tempo Schedules. The Significant Subsidiaries have been duly formed or organized, are validly existing and in good standing (to the extent such concept applies) under the laws of their jurisdiction of formation or organization and have the power and authority to own, operate and lease their properties, rights and assets and to conduct their business as it is now being conducted, except where such failure to have such power and authority would not reasonably be expected to constitute, individually or in the aggregate, a Material Adverse Effect. Each Significant Subsidiary is duly licensed or qualified and in good standing as a foreign or extra-provincial corporation (or other entity, if applicable) in each jurisdiction in which its ownership of property or the character of its activities is such as to require it to be so licensed or qualified, except where the failure to be in good standing or so licensed or qualified would not reasonably be expected to constitute, individually or in the aggregate, a Material Adverse Effect.

Section 5.03 Due Authorization. Tempo has all requisite power and authority to execute and deliver this Agreement and each Transaction Agreement to which it is a party and (subject to the approvals described in Section 5.05) to perform all obligations to be performed by it hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance of this Agreement and such Transaction Agreements and the consummation of the transactions contemplated hereby and thereby have been duly authorized by the board of directors, managing member or equivalent governing body of Tempo, and, other than the approval of the members of Tempo pursuant to the Tempo Written Consents, no other organizational or equivalent proceeding on the part of Tempo or any of its members or equityholders is necessary to authorize, approve or adopt this Agreement or such Transaction Agreements or to consummate the transactions contemplated hereby or thereby. This Agreement has been, and each such Transaction Agreement will (when executed and delivered) be, duly and validly executed and delivered by Tempo and, assuming due and valid authorization, execution and delivery by each other party hereto and thereto, this Agreement constitutes, and each such Transaction Agreement will constitute, a valid and binding obligation of Tempo, enforceable against Tempo in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting or relating to creditors’ rights generally and subject, as to enforceability, to general principles of equity, whether such enforceability is considered in a proceeding in equity or at Law (the “Enforceability Exceptions”).

Section 5.04 No Conflict. Subject to the receipt of the consents, approvals, authorizations and other requirements set forth in Section 5.05, the execution, delivery and performance of this Agreement and each Transaction Agreement to which Tempo is party by Tempo and the consummation of the transactions contemplated hereby and thereby do not and will not (a) violate any provision of, or result in the breach of or default under, the certificate of formation, Tempo LLCA or other organizational documents of Tempo (including any shareholders’ or investor rights agreement to which Tempo is a party), (b) violate any provision of, or result in the breach of or default by Tempo or any of its Subsidiaries under, or require any filing, registration or qualification under, any applicable Law, (c) require any consent, waiver or other action by any Person under, violate, or result in a breach of, constitute a default under, result in the acceleration, cancellation, termination or modification of, or create in any party the right to accelerate, terminate, cancel or modify, any Material Contract or Lease, (d) result in the creation of any Lien upon any of the properties, rights or assets of Tempo or any of its Subsidiaries, (e) constitute an event which, after notice or lapse of time or both, would result in any such violation, breach, termination, acceleration, modification, cancellation or creation of a Lien or (f) result in a violation or revocation of any license, permit or approval from any Governmental Authority or other Person, except, (i) in the case of clause (b) above, for such violations, breaches or defaults that would not, individually or in the aggregate, be material to Tempo and its Subsidiaries, taken as a whole, and (ii) in the case of clauses (c), (d), (e) and (f) above, for such violations, conflicts, breaches, defaults or failures to act that would not reasonably be expected to constitute, individually or in the aggregate, a Material Adverse Effect.

Section 5.05 Governmental Authorities; Consents. No action by, consent, approval, permit or authorization of, or designation, declaration or filing with, any Governmental Authority (collectively, “Governmental Filings”) is required on the part of Tempo or any of its Subsidiaries with respect to Tempo’s execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, except for (a) applicable requirements of the HSR Act and any other applicable Antitrust Laws or applicable Foreign Investment Laws, (b) any actions, consents, approvals, permits or authorizations, designations, declarations or filings, the absence of which would not, individually or in the aggregate, reasonably be expected to be material to Tempo and its Subsidiaries, taken as a whole, and (c) as otherwise disclosed on Schedule 5.05 of the Tempo Schedules.

Section 5.06 Current Capitalization. Schedule 5.06 of the Tempo Schedules sets forth, as of the Original Execution Date, a list of all of the issued and outstanding Tempo Common Units and any other membership, limited liability company and other equity, ownership, profit, voting or similar interests in, or securities of, Tempo, together with all interests or securities convertible into or exchangeable or exercisable for any of the foregoing and all rights, commitments or arrangements to subscribe for or acquire (or obligations or commitments of Tempo to issue, sell or otherwise transfer) any such interests or securities (collectively, “Tempo Units”), including, in each case, (a) the record and beneficial owners thereof, (b) the number and class of Tempo Units or other interest or security held by each such record and beneficial owner, (c) the vesting schedule thereof (if applicable), and (d) with respect to the Tempo Class B Common Units and any other equity or ownership interests of Tempo that are intended to constitute “profits interests” for U.S. federal income tax purposes (the “Profits Interest Units”), the applicable participation threshold or hurdle with respect thereto. The outstanding Tempo Units have been duly authorized and validly issued and are fully paid and nonassessable and have not been issued in violation of any preemptive or similar rights.

Section 5.07 Capitalization of Subsidiaries. The outstanding shares of capital stock or other equity interests of each of Tempo’s Subsidiaries have been duly authorized and validly issued and are fully paid and nonassessable. All of the outstanding ownership interests in each Subsidiary of Tempo are owned by Tempo, directly or indirectly, free and clear of any Liens (other than the restrictions under applicable Securities Laws and Liens securing obligations under any Tempo Financing Agreements) and free of any other limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of such ownership interests) and have not been issued in violation of preemptive or similar rights. There are no outstanding (a) securities of Tempo or any of its Subsidiaries convertible into or exchangeable for ownership interests in any Subsidiary of Tempo, (b) obligations, options, warrants or other rights, commitments or arrangements to acquire from Tempo or any of its Subsidiaries, or other obligations or commitments of Tempo or any of its Subsidiaries to issue, sell or otherwise transfer, any ownership interests in, or any securities convertible into or exchangeable for any ownership interests in, any Subsidiary of Tempo or (c) restricted shares, stock appreciation rights, performance shares, contingent value rights, “phantom” stock or similar securities or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any ownership interests in, any Subsidiary of Tempo (the items in clauses (a)-(c), in addition to all ownership interests of Tempo’s Subsidiaries, being referred to collectively as the “Tempo Subsidiary Securities”). There are no (i) voting trusts, proxies, equityholders agreements or other similar agreements or understandings to which any Subsidiary of Tempo is a party or by which any Subsidiary of Tempo is bound with respect to the voting or transfer of any shares of capital stock of such Subsidiary, or (ii) obligations or commitments of Tempo or any of its Subsidiaries to repurchase, redeem or otherwise acquire any Tempo Subsidiary Securities or make payments in respect of such shares, including based on the value thereof, or to make any investment (in the form of a loan, capital contribution or otherwise) in any other Person. Except for Tempo Subsidiary Securities, neither Tempo nor any of its Subsidiaries owns any equity, ownership, profit, voting or similar interest in or any interest convertible, exchangeable or exercisable for, any equity, profit, voting or similar interest in, any Person. No shares of capital stock are held in treasury by any Subsidiary of Tempo.

Section 5.08 Financial Statements.

(a) Attached as Schedule 5.08 of the Tempo Schedules are true, accurate and complete copies of (a) the audited consolidated balance sheets of Tempo and its Subsidiaries as at December 31, 2019 and December 31, 2018 together with the related notes and financial statement schedule and the auditor’s reports thereon (the “Audited Financial Statements”) and (b) the unaudited consolidated condensed balance sheet of Tempo Acquisition, LLC and its Subsidiaries, as of September 30, 2020 and the related unaudited consolidated condensed statements of comprehensive income, members’ equity and cash flows for the nine-month periods ended September 30, 2020 and September 30, 2019 (the “Interim Financial Statements” and, together with the Audited Financial Statements, the “Financial Statements”).

(b) The Financial Statements, together with related notes, have been prepared in accordance with GAAP on a consistent basis throughout the periods involved, except as disclosed therein, and present fairly, in all material respects, the consolidated financial position, cash flows and results of operations of Tempo and its Subsidiaries, as applicable, as of the dates and for the periods indicated in such Financial Statements (except in the case of the Interim Financial Statements for the absence of footnotes and other presentation items and for normal and recurring year-end adjustments, in each case, the impact of which is not material).

Section 5.09 Undisclosed Liabilities. As of the Original Execution Date, neither Tempo nor any of its Subsidiaries has any material Liability, debt or obligation required to be reflected or reserved for on a balance sheet prepared in accordance with GAAP, except for Liabilities and obligations (a) reflected or reserved for in the Financial Statements or disclosed in any notes thereto, (b) that have arisen since September 30, 2020 in the ordinary course of business of Tempo and its Subsidiaries, (c) arising under this Agreement and/or the performance by Tempo of its obligations hereunder, including transaction expenses, (d) disclosed in the Tempo Schedules, or (e) that would not be material to Tempo and its Subsidiaries, taken as a whole.

Section 5.10 Litigation and Proceedings. Except for Actions under any Tax Law (as to which certain representations and warranties are made pursuant to Section 5.15) and Actions under any Environmental Law (as to which certain representations and warranties are made pursuant to Section 5.20), as of the Original Execution Date, there are no pending or, to the knowledge of Tempo, threatened in writing Actions against Tempo or any of its Subsidiaries or any of their properties, rights or assets that, individually or in the aggregate, constitutes, or would reasonably be expected to constitute, a Material Adverse Effect. There is no Governmental Order imposed upon or, to the knowledge of Tempo, threatened in writing Actions against Tempo or any of its Subsidiaries or any of their properties, rights or assets that would, individually or in the aggregate, reasonably be expected to be material to Tempo and its Subsidiaries, taken as a whole. There is no unsatisfied judgment or any open injunction binding upon Tempo or any of its Subsidiaries which would, individually or in the aggregate, reasonably be expected to be material to Tempo and its Subsidiaries, taken as a whole.

Section 5.11 Compliance with Laws.

(a) Except where the failure to be, or to have been, in compliance with such Laws has not been, and would not be, individually or in the aggregate, material to Tempo and its Subsidiaries, taken as a whole, Tempo and its Subsidiaries are, and since December 31, 2017 have been, in compliance with all applicable Laws and Governmental Orders. Tempo and its Subsidiaries hold, and since December 31, 2017 have held, all licenses, approvals, consents, registrations, franchises and permits (the “Permits”) necessary for the lawful conduct of their respective businesses, except where the failure to obtain the same would not, individually or in the aggregate, reasonably be expected to be material to Tempo and its Subsidiaries, taken as a whole. From December 31, 2017, (i) neither Tempo nor any of its Subsidiaries has received any written notice of any violations of applicable Laws, Governmental Orders or Permits (other than allegations asserted by providers in connection with requests for claims adjustments by such providers in the ordinary course of business) and (ii) to the knowledge of Tempo, no assertion or Action of any violation of any Law, Governmental Order or Permit by Tempo or any of its Subsidiaries is currently threatened against Tempo or any of its Subsidiaries (other than allegations asserted by providers in connection with requests for claims adjustments by such providers in the ordinary course of business), in each case of (i) and (ii), except as would not, individually or in the aggregate, be material to Tempo and its Subsidiaries, taken as a whole. As of the Original Execution Date, no investigation or review by any Governmental Authority with respect to Tempo or any of its Subsidiaries is pending or, to the knowledge of Tempo, threatened and no such investigations have been conducted by any Governmental Authority since December 31, 2017, in each case, other than those the outcome of which would not reasonably be expected to be, individually or in the aggregate, material to Tempo and its Subsidiaries, taken as a whole.

(b) Tempo and its Subsidiaries and, to the knowledge of Tempo, any Person acting for or on behalf of Tempo or its Subsidiaries currently comply in all material respects with and have, since December 31, 2017, complied in all material respects with, all applicable Anti-Corruption Laws or Anti-Money Laundering Laws. Since December 31, 2017, (i) there has been no action taken by Tempo, its Subsidiaries, nor, to the knowledge of Tempo, any of their officers, directors, managers, members, employees, consultants or agents, in each case, acting on behalf of Tempo or its Subsidiaries, in material violation of any applicable Anti-Corruption Law or Anti-Money Laundering Law, (ii) neither Tempo nor its Subsidiaries has been convicted of violating any Anti-Corruption Laws or Anti-Money Laundering Laws or subjected to any investigation by a Governmental Authority for a material violation of any applicable Anti-Corruption Laws or Anti-Money Laundering Laws, (iii) neither Tempo nor its Subsidiaries has conducted or initiated any internal investigation or made a voluntary, directed, or involuntary disclosure to any Governmental Authority regarding any alleged act or omission arising under or relating to any material noncompliance with any Anti-Corruption Law or Anti-Money Laundering Law (other than with respect to the submission by Tempo or one of its Subsidiaries of fraudulent activity reports to a Governmental Authority in connection with alleged or potential violations of Anti-Corruption Law or Anti-Money Laundering Law by customers of Tempo or one of its Subsidiaries) and (iv) neither Tempo nor its Subsidiaries has received any written notice or citation, or to the knowledge of Tempo, any non-written notice, from a Governmental Authority for any actual or potential material noncompliance with any applicable Anti-Corruption Law or Anti-Money Laundering Law.

(c) None of Tempo, its Subsidiaries, nor, to the knowledge of Tempo, any of their respective officers, directors, managers, members, or employees, consultants or agents, (i) is a Person with whom transactions are prohibited or limited under any Laws relating to economic sanctions, including those administered by the U.S. government (including, without limitation, the Department of the Treasury’s Office of Foreign Assets Control, the Department of State, or the Department of Commerce), the United Nations Security Council, the European Union, or Her Majesty’s Treasury, (ii) since December 31, 2017, has knowingly engaged in any dealings or transactions with any person that, at the time of the dealing or transaction, is or was the subject or the target of broad territorial sanctions, including the Crimea region of Ukraine, Cuba, Iran, North Korea, or Syria, or (iii) has materially violated any Laws relating to economic sanctions since December 31, 2017.

(d) Tempo and its Subsidiaries have each timely filed (subject to valid extensions) all reports, forms, schedules, registrations, statements and other documents, together with any amendments required to be made with respect thereto, that they were required to file with any Governmental Authority since December 31, 2017, and each has paid all fees and assessments due and payable in connection therewith, except, in each case, where the failure to do so would, individually or in the aggregate, not reasonably be expected to be material to Tempo and its Subsidiaries, taken as a whole.

(e) The BD Subsidiary is the only Subsidiary of Tempo that meets the definition of “broker” or “dealer” under the Exchange Act and that is required to be registered as such under Section 15 of the Exchange Act with the SEC, and is as of the Original Execution Date, and at all times required under the Exchange Act since December 31, 2017 has been, duly registered as a broker-dealer with the SEC under Section 15 of the Exchange Act.

(f) The BD Subsidiary is a member in good standing of FINRA and is in compliance in all material respects with all applicable FINRA Rules. As of the Original Execution Date, the BD Subsidiary has not entered into any agreement or arrangement with any Governmental Authority to increase the Regulatory Capital that it is required to maintain above the amount required to be maintained under Rule 15c3-1 under the Exchange Act. Since December 31, 2017, the BD Subsidiary has provided its broker-dealer services in compliance with applicable Law, except for such failures to comply as would not, individually or in the aggregate, reasonably be expected to be materially adverse to Tempo and its Subsidiaries, taken as a whole.

(g) The BD Subsidiary is, and at all times since December 31, 2017 has been, duly registered, licensed or qualified as a municipal securities broker-dealer with the MSRB. The BD Subsidiary is in compliance in all material respects with applicable rules and regulations of the MSRB. The BD Subsidiary is the only Subsidiary of Tempo that is registered or required to be registered as a municipal securities broker-dealer with the MSRB.

(h) As of the date of its filing, amendment or delivery to the SEC, as applicable, the Form BD of the BD Subsidiary on file with the SEC, and each applicable amendment thereto, filed or delivered by the BD Subsidiary since December 31, 2017 was accurate and correct in all material respects, complied with applicable Law in all material respects and did not contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

(i) None of the BD Subsidiary or any of its Registered Employees or “associated persons” (as defined in Section 3(a)(21) the Exchange Act) are the subject of any material disciplinary proceedings or Governmental Orders of any Governmental Authority arising under applicable Law which would be required to be disclosed on Form BD of the BD Subsidiary that are not so disclosed on such Form BD of the BD Subsidiary. The BD Subsidiary is not ineligible pursuant to Section 15(b)(4) of the Exchange Act to be registered as a broker-dealer thereunder and none of the Registered Employees or other associated persons of the BD Subsidiary, as defined in the first sentence of this subparagraph, is ineligible to be an associated person of the BD Subsidiary pursuant to Section 15(b)(6) of the Exchange Act.

(j) The BD Subsidiary has established and, at all times since December 31, 2017 has had in place, to the extent necessary to comply with applicable Law, written policies and procedures reasonably designed to achieve compliance with (i) applicable FINRA Rules, (ii) the applicable rules of any domestic or foreign securities or broker-dealer industry self-regulatory organization of which the BD Subsidiary is a member, (iii) the applicable federal securities laws and regulations, (iv) applicable laws regarding business continuity in the event of business disruptions, (v) Anti-Money Laundering Laws, including a written customer identification program to the extent required by applicable Law, (vi) applicable privacy laws, (vii) applicable identity theft and privacy laws and (viii) all other applicable Laws, in each case other than where the failure to have such written compliance policies would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Except as set forth in any of the BD Subsidiary’s annual or other periodic compliance reviews made available to FTAC or on examination letters or notices from regulators in connection with routine examinations, the BD Subsidiary is in, and at all times during the past thirty-six (36) months has been, in compliance in all material respects with the foregoing policies.

(k) The IA Subsidiary is the only Subsidiary of Tempo that meets the definition of “investment adviser” under the Investment Advisers Act and is required to be registered as such under applicable Law, and is and at all times required by Investment Advisers Act during the thirty-six (36) months preceding the Original Execution Date has been, duly registered as an investment adviser with the SEC under the Investment Advisers Act. During the past thirty-six (36) months, the IA Subsidiary has provided its investment advisory services in compliance with all applicable Law, including, to the extent required by applicable Law, in connection with the retention and oversight of any sub-adviser that provides sub-advisory services, in each case, except for such failures to comply as would not, individually or in the aggregate, reasonably be expected to be materially adverse to Tempo and its Subsidiaries, taken as a whole.

(l) No person “associated” (as defined in the Investment Advisers Act) with the IA Subsidiary has, since December 31, 2017, been convicted of any crime, or is, or has been subject to, any disqualification that would be a basis for denial, suspension or revocation of registration of an investment adviser under Section 203(e) of the Investment Advisers Act or Rule 206(4)-4(b) thereunder, and to the knowledge of Tempo, there are no proceedings or investigations pending or threatened in writing that would reasonably be expected to result in any such disqualification, denial, suspension or revocation. Neither the IA Subsidiary nor, to the knowledge of Tempo, any “affiliated person” (as defined in the Investment Company Act) thereof, is ineligible pursuant to Section 9(a) or 9(b) of the Investment Company Act to serve as an investment adviser (or in any other capacity contemplated by the Investment Company Act) to a registered investment company.

(m) As of the date of its filing, amendment or delivery, as applicable, each part of each Form ADV filed or delivered by the IA Subsidiary since December 31, 2017 was accurate and correct in all material respects, complied with applicable Law in all material respects and did not contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. To the extent required by applicable Law, the IA Subsidiary has adopted (and has maintained at all times required by applicable Law) (i) a written policy regarding insider trading and the protection of material non-public information, (ii) a written code of ethics, as required by Rule 204A-1 under the Investment Advisers Act, (iii) policies and procedures with respect to the protection of nonpublic personal information about customers, clients and other third parties, including cybersecurity policies and procedures, designed to assure compliance with applicable Law, in each case to the extent required by applicable Law, (iv) policies and procedures with respect to business continuity plans in the event of business disruptions, (v) policies and procedures with respect to money laundering, corruption, bribery, gifts and political contributions and (vi) all such other policies and procedures required by Rule 206(4)-7 under the Investment Advisers Act, and has designated and approved an appropriate chief compliance officer in accordance with Rule 206(4)-7 under the Investment Advisers Act, in each case of clauses (i) through (vi), other than where the failure to do so would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Since December 31, 2017, there have been no material violations or, to the knowledge of Tempo, written allegations of material violations of such policies or procedures (including the code of ethics). All “supervised persons” of the IA Subsidiary have executed acknowledgments of the foregoing written policies and procedures and the code of ethics.

(n) Neither the IA Subsidiary nor any “covered associate” (as defined in Rule 206(4)-5 under the Investment Advisers Act) thereof has (A) made any “contribution” to an “official” of a “government entity” or “coordinated” or “solicited” such “contribution” (as such terms are defined in Rule 206(4)-5 under the Investment Advisers Act), where such government entity has retained the IA Subsidiary to provide investment advisory services (or has invested in any “covered investment pool” (within the meaning of Rule 206(4)-5 under the Investment Advisers Act) that the IA Subsidiary advises) or where the IA

Subsidiary seeks to provide such services or (B) made any “payment” to a political party or “coordinated” or “solicited” such “payment” in violation of Rule 206(4)-5 under the Investment Advisers Act.

(o) As to each Advisory Client, (i) there has been in full force and effect an Advisory Contract at all times that the IA Subsidiary was performing investment advisory services for such Advisory Client, and (ii) each Advisory Contract with an Advisory Client has been entered into and performed by the IA Subsidiary in accordance with its terms and with the Investment Advisers Act and other applicable Law, in each case, in all material respects.

(p) Except as set forth on Schedule 5.11(p), since December 31, 2017, none of the IA Subsidiary or BD Subsidiary has (i) received a written “wells notice” or other written indication of the commencement of an enforcement action from the SEC, FINRA or any other Governmental Authority, (ii) been subject to a formal Governmental Order instituting proceedings or similar action from the SEC, FINRA or any other Governmental Authority, (iii) settled any material claim or proceeding of the SEC, FINRA or any other Governmental Authority or (iv) received any notice from any Governmental Authority that alleges any material noncompliance (or that the IA Subsidiary or BD Subsidiary is under investigation by any such Governmental Authority for such alleged material noncompliance) with any applicable Law governing the operations of investment advisers or broker-dealers, as applicable, in each case, other than any of the foregoing that have been, or with respect to which the underlying issue has been, resolved in all material respects, other than as disclosed in the Form BD or any amendment thereto. Since December 31, 2017, there is no material deficiency, violation or exception that has been claimed or asserted in writing by any Governmental Authority with respect to any examination of the IA Subsidiary or BD Subsidiary that has not been resolved in all material respects.

(q) None of the Subsidiaries of Tempo are registered or required to be registered or licensed or required to be licensed (i) with the U.S. Commodity Futures Trading Commission or under applicable Law in any non-U.S. jurisdiction as a commodity pool operator, commodity trading advisor, futures commission merchant and/or introducing broker or (ii) as a bank, commodity broker-dealer, transfer agent, real estate broker, municipal advisor, insurance company or insurance broker.

(r) None of the IA Subsidiary or any of its executive officers or directors or any other officer of the IA Subsidiary (to the extent such other officer would reasonably be expected to participate in an offering of securities in reliance on Rule 506 of Regulation D under the Securities Act in connection with his or her duties to the IA Subsidiary), is ineligible pursuant to Rule 506(d) of Regulation D under the Securities Act to serve as an investment manager, solicitor, promoter or in any other capacity with respect to an offering of securities in reliance on Rule 506(d) of Regulation D under the Securities Act, nor is there any proceeding pending or, to the knowledge of Tempo, threatened by any Governmental Authority that would result in the ineligibility of the IA Subsidiary or any such Person to serve as an investment manager, solicitor, promoter or in any other capacity with respect to an offering of securities in reliance on Regulation D under the Securities Act.

(s) Neither Tempo or the IA Subsidiary nor, to the knowledge of Tempo, any of the IA Subsidiary’s, directors, officers or employees, has been enjoined, indicted, convicted or made the subject of any material disciplinary proceedings or consent decree or administrative order which would be required to be disclosed on Form ADV that is not so disclosed on such Form ADV.

Section 5.12 Contracts; No Defaults.

(a) Schedule 5.12(a) of the Tempo Schedules contains a true and complete listing of all Contracts (other than purchase orders) described in clauses (i) through (xiv) of this Section 5.12(a) to which, as of the Original Execution Date, Tempo or any of its Subsidiaries is a party (together with all material amendments, waivers or other changes thereto) other than Tempo Benefit Plans (collectively, the “Material Contracts”). True, correct and complete copies of the Material Contracts have been delivered to or made available to FTAC.

(i) Each Contract that Tempo reasonably anticipates will involve aggregate payments or consideration furnished by or to Tempo or by or to any of its Subsidiaries of more than $20,000,000 in the calendar year ended December 31, 2020 or any subsequent calendar year;

(ii) Each Tempo Financing Agreement;

(iii) Each Contract that is a definitive purchase and sale or similar agreement for the acquisition of any Person or any business unit thereof or the disposition of any material assets of Tempo or any of its Subsidiaries since December 31, 2017, in each case, involving payments in excess of $25,000,000;

(iv) Each lease, rental or occupancy agreement, installment and conditional sale agreement and each other Contract with outstanding obligations that (x) provides for the ownership of, leasing of, title to, use of, or any leasehold or other interest in any real or personal property and (y) involves aggregate payments in excess of $1,000,000 in any calendar year, other than sales or purchase agreements in the ordinary course of business consistent with past practices and sales of obsolete equipment;

(v) Each joint venture Contract, partnership agreement, limited liability company agreement or similar Contract (other than Contracts between Subsidiaries of Tempo) that is material to the business of Tempo and its subsidiaries, taken as a whole;

(vi) Each Contract requiring capital expenditures after the Original Execution Date in an amount in excess of $2,500,000 in the aggregate;

(vii) Each Contract expressly prohibiting or restricting in any material respect the ability of Tempo or its Subsidiaries to engage in any business, to sell or distribute any products, to operate in any geographical area or to compete with any Person;

(viii) Each material license or other agreement with respect to any material item of Intellectual Property (excluding licenses granted to Tempo or its Subsidiaries for commercially available “off-the-shelf” software with annual aggregate fees of less than $5,000,000, or non-exclusive licenses granted to customers in the ordinary course of business);

(ix) Each employee collective bargaining Contract or other Contract with any labor union, works council, or labor organization or association;

(x) Each sales commission or brokerage Contract that involves annual payments in excess of $2,000,000 or is not cancellable on 30 calendar days’ notice without payment or penalty;

(xi) Each mortgage, indenture, note, installment obligation or other instrument, agreement or arrangement for or relating to any Indebtedness or borrowing of money by or from Tempo or any of its Subsidiaries in excess of $10,000,000 (other than Contracts disclosed pursuant to Section 5.12(a)(ii));

(xii) Any Contract that is a currency or interest hedging arrangement;

(xiii) Any Contract under which Tempo or any of its Subsidiaries has agreed to purchase or sell goods or services from a vendor, supplier or other person on a preferred supplier or “most favored supplier” basis; and

(xiv) Any commitment to enter into agreement of the type described in clauses (i) through (xiii) of this Section 5.12(a).

(b) Except for any Contract that has terminated or will terminate upon the expiration of the stated term thereof prior to the Closing Date and except as would not, individually or in the aggregate, reasonably be expected to be material to Tempo and its Subsidiaries, taken as a whole, as of the Original Execution Date, all of the Contracts listed or required to be listed pursuant to Section 5.12(a) are (i) in full force and effect and (ii) represent the legal, valid and binding obligations of Tempo or one of its Subsidiaries party thereto and, to the knowledge of Tempo, represent the legal, valid and binding obligations of the other parties thereto, in each case, subject to the Enforceability Exceptions. As of the Original Execution Date, except as would not reasonably be expected to be, individually or in the aggregate, material to Tempo and its

Subsidiaries, taken as whole, (w) none of Tempo, any of its Subsidiaries or, to the knowledge of Tempo, any other party thereto is or is alleged to be in material breach of or material default under any such Contract, (x) neither Tempo nor any of its Subsidiaries has received any written claim or notice of material breach of or material default under any such Contract, (y) to the knowledge of Tempo, no event has occurred which individually or together with other events, would reasonably be expected to result in a material breach of or a material default under any such Contract (in each case, with or without notice or lapse of time or both) and (z) no party to any such Contract that is a customer of or supplier to Tempo or any of its Subsidiaries that involves aggregate payments by or to Tempo or any of its Subsidiaries of more than $20,000,000 in the calendar year ended December 31, 2020 or any subsequent calendar year has, within the past 12 months, canceled or terminated its business with, or, to the knowledge of Tempo, threatened in writing to cancel or terminate its business with, Tempo or any of its Subsidiaries.

Section 5.13 Tempo Benefit Plans.

(a) Schedule 5.13(a) of the Tempo Schedules sets forth a true and complete list of each material “employee benefit plan” as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) (including Multiemployer Plans), and any material stock purchase, stock option, severance, employment (other than offer letters that do not provide severance benefits or notice periods in excess of 30 days upon termination of the employment relationship), individual consulting, retention, change-in-control, fringe benefit, collective bargaining, bonus, incentive, deferred compensation, employee loan and all other employee benefit plans, agreements, programs, policies or other arrangements, whether or not subject to ERISA, under which (i) any current or former employee, officer, director or independent contractor of Tempo or its Subsidiaries (the “Tempo Employees”) has any present or future right to benefits and which are contributed to, sponsored by or maintained by Tempo or any of its Subsidiaries or (ii) Tempo or any of its Subsidiaries has any present or future liability (each, a “Tempo Benefit Plan”).

(b) With respect to each Tempo Benefit Plan, Tempo has delivered or made available to FTAC copies of (i) each Tempo Benefit Plan and any trust agreement or other funding instrument relating to such plan, (ii) the most recent summary plan description, if any, required under ERISA with respect to such Tempo Benefit Plan, (iii) the most recent annual report on Form 5500 and all attachments with respect to such Tempo Benefit Plan (if applicable), (iv) the most recent actuarial valuation (if applicable) relating to such Tempo Benefit Plan, (v) the most recent determination or opinion letter, if any, issued by the Internal Revenue Service with respect to any Tempo Benefit Plan and (vi) any non-routine communications with any Governmental Authority within the past three (3) years.

(c) Except as would not, individually or in the aggregate, reasonably be expected to be material to Tempo and its Subsidiaries, taken as a whole, (i) each Tempo Benefit Plan has been administered in material compliance with its terms and all applicable Laws, including ERISA and the Code; (ii) all contributions required to be made with respect to any Tempo Benefit Plan on or before the Original Execution Date have been made and all obligations in respect of each Tempo Benefit Plan as of the Original Execution Date have been accrued and reflected in Tempo’s financial statements to the extent required by GAAP. Each Tempo Benefit Plan which is intended to be qualified within the meaning of Section 401(a) of the Code (A) has received a favorable determination or opinion letter as to its qualification or (B) has been established under a standardized master and prototype or volume submitter plan for which a current favorable Internal Revenue Service advisory letter or opinion letter has been obtained by the plan sponsor and is valid as to the adopting employer, and, to the knowledge of Tempo, nothing has occurred, whether by action or failure to act, that could reasonably be expected to cause the loss of such qualification.

(d) Except as would not, individually or in the aggregate, reasonably be expected to be material to Tempo and its Subsidiaries, taken as a whole, neither Tempo nor any of its Subsidiaries has incurred any current or projected liability in respect of post-employment or post-retirement health, medical or life insurance benefits for current, former or retired employees of Tempo or any of its Subsidiaries, except as required to avoid an excise tax under Section 4980B of the Code or otherwise except as may be required pursuant to any other applicable Law.

(e) Neither Tempo nor any of its Subsidiaries sponsored or was required to contribute to, at any point during the six year period prior to the Original Execution Date, a multiemployer pension plan (as defined in Section 3(37) of ERISA or Section 4001(a)(3) of the Code) (a “Multiemployer Plan”) or other pension plan, in each case, that is subject to Section 302 or Title IV of ERISA or Section 412 or Section 4971 of the Code. No Tempo Benefit Plan that is subject to the applicable Law of a jurisdiction outside the United States or that covers any employee, director, consultant or individual independent contractor residing or working outside the United States is a defined benefit plan (as defined in ERISA, whether or not subject to ERISA), seniority premium, termination indemnity, provident fund, gratuity or similar plan or arrangement or has any unfunded or underfunded Liabilities.

(f) Neither the execution and delivery of this Agreement by Tempo nor the consummation of the Merger will (whether alone or in connection with any subsequent event(s)) (i) result in the acceleration, funding, vesting or creation of any rights of any director, officer or employee of Tempo or its Subsidiaries to payments or benefits or increases in any payments or benefits or any loan forgiveness under any Tempo Benefit Plan or (ii) result in severance pay or any increase in severance pay upon any termination of employment of any Tempo Employee.

(g) No amount or benefit that could be, or has been, received (whether in cash or property or the vesting of property or the cancellation of indebtedness) by any current or former employee, officer or director of Tempo or any Subsidiary of Tempo who is a “disqualified individual” within the meaning of Section 280G of the Code could reasonably be expected to be characterized as an “excess parachute payment” (as defined in Section 280G(b)(1) of the Code) as a result of the consummation of the transactions contemplated by this Agreement.

Section 5.14 Labor Matters.

(a) As of the Original Execution Date, neither Tempo nor any of its Subsidiaries is a party to any collective bargaining agreement or other agreement with a labor organization. To the knowledge of Tempo, none of the Tempo Employees are represented by any labor organization or works council with respect to their employment with Tempo. To the knowledge of Tempo, as of the Original Execution Date, there are no activities or proceedings of any labor organization to organize any of the Tempo Employees and, as of the Original Execution Date, there is no, and since December 31, 2017 has been no, material labor dispute or strike, material slowdown, material concerted refusal to work overtime, or material work stoppage against Tempo, in each case, pending or threatened. Since December 31, 2017, neither Tempo nor any of its Subsidiaries has implemented any plant closings or employee layoffs that would implicate the federal Worker Adjustment and Retraining Notification Act of 1988.

(b) Except as would not, individually or in the aggregate, reasonably be expected to be material to Tempo and its Subsidiaries, taken as a whole, each of Tempo and its Subsidiaries (i) is in compliance with all applicable Laws regarding employment and employment practices, including, without limitation, all Laws respecting terms and conditions of employment, health and safety, employee classification, non-discrimination, wages and hours, immigration, disability rights or benefits, equal opportunity, plant closures and layoffs, affirmative action, workers’ compensation, labor relations, employee leave issues, the proper classification of employees and independent contractors, the proper classification of exempt and non-exempt employees, and unemployment insurance, (ii) has not committed any unfair labor practice as defined by the National Labor Relations Board or received written notice of any unfair labor practice complaint against it pending before the National Labor Relations Board that remains unresolved, and (iii) since December 31, 2017, has not experienced any actual or, to the knowledge of Tempo, threatened arbitrations, grievances, material labor disputes, strikes, lockouts, picketing, hand billing, slow-downs or work stoppages against Tempo or its Subsidiaries.

(c) Except as would not, individually or in the aggregate, reasonably be expected to be material to Tempo and its Subsidiaries, taken as a whole, Tempo and its Subsidiaries are not delinquent in payments to any employees or former employees for any services or amounts required to be reimbursed or otherwise paid.

(d) As of the Original Execution Date, Tempo has no knowledge that any current direct report to the Chief Executive Officer of Tempo presently intends to terminate his or her employment.

Section 5.15 Taxes. Except as would not constitute a Material Adverse Effect:

(a) All material Tax Returns required by Law to be filed by Tempo or its Subsidiaries have been duly filed within the applicable time limits (after taking into account any valid extensions) and those Tax Returns were, and remain, true, correct, and complete in all material respects, and are not (nor is anything in them) the subject of any dispute with any Governmental Authority.

(b) All material amounts of Taxes due and owing by Tempo and its Subsidiaries have been paid within applicable time limits other than Taxes which are not yet due and payable or are being contested in good faith by appropriate proceedings and for which reserves have been established in accordance with GAAP, and since the date of the most recent balance sheet included in the Interim Financial Statements neither Tempo nor any of its Subsidiaries have incurred any material Tax liability outside the ordinary course of business other than Taxes resulting from the Transactions.

(c) Each of Tempo and its Subsidiaries has (i) withheld all material amounts of Taxes required to have been withheld by it in connection with amounts paid or owed to any employee, independent contractor, creditor, shareholder or any other third party, (ii) remitted, or will remit on a timely basis and within applicable time limits, such amounts to the appropriate Governmental Authority, and (iii) complied in all material respects with applicable Law with respect to Tax withholding.

(d) Neither Tempo nor any of its Subsidiaries is engaged in any material audit, assessment, visit, discovery, examinations, investigations, administrative proceeding or judicial proceeding with respect to Taxes. Neither Tempo nor any of its Subsidiaries has received any written notice from a Governmental Authority of a dispute, assessment, or claim with respect to a material amount of Taxes, other than disputes or claims that have since been resolved, and to the knowledge of Tempo, no such claims have been communicated in writing. No written claim has been made by any Governmental Authority in a jurisdiction where Tempo or any of its Subsidiaries does not file a Tax Return that such entity is or may be subject to Taxes by that jurisdiction in respect of Taxes that would be the subject of such Tax Return, which claim has not been resolved. There are no outstanding agreements extending or waiving the statutory period of limitations applicable to any claim for, or the period for the collection or assessment or reassessment of, material Taxes of Tempo or any of its Subsidiaries and no written request for any such waiver or extension is currently pending.

(e) Neither Tempo nor any of its Subsidiaries has been a party to any “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(2).

(f) There are no Liens with respect to Taxes on any of the assets of Tempo or its Subsidiaries, other than Permitted Liens.

(g) Neither Tempo nor any of its Subsidiaries has any, and does not expect to have any, material liability for the Taxes of any Person (other than Tempo or its Subsidiaries) (i) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Law), (ii) as a transferee or successor or (iii) by Contract (except, in each case, for Liabilities pursuant to commercial contracts not primarily relating to Taxes).

(h) To the knowledge of Tempo, there are no facts, circumstances or plans that, either alone or in combination, could reasonably be expected to prevent the Transactions from qualifying for the Intended Tax Treatment.

(i) Each of Tempo and its Subsidiaries has complied in all material respects with all applicable transfer pricing rules described in Section 482 of the Code and the regulations thereunder, or any corresponding or similar provision of state, local or foreign Law.

(j) Neither Tempo nor any of its Subsidiaries will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (A) change in method of accounting under Section 481 of the Code (or similar provision of Law), or use of an improper method of accounting, for a taxable period ending on or prior to the Closing Date; (B) “closing agreement” within the meaning of Section 7121 of the Code (or similar provision of Law) executed on or prior to the Closing Date; (C) intercompany transaction or excess loss account described in Treasury Regulations under Section 1502 of the Code (or similar provision Law); (D) installment sale or open transaction disposition made on or prior to the Closing Date, other than in the ordinary course of business; or (E) advance payments, prepaid or deferred amounts received on or prior to the Closing Date, other than in the ordinary course of business.

(k) Neither Tempo nor any of its Subsidiaries or Affiliates has (A) obtained a Paycheck Protection Program Loan pursuant to Section 1102 of the CARES Act, (B) applied for loan forgiveness pursuant to Section 1106 of the CARES Act, (C) deferred payment of the employer portion of FICA and Medicare Tax pursuant to Section 2302 of the CARES Act, or (D) claimed the employee retention credit pursuant to Section 2301 of the CARES Act.

(l) Each of Tempo and its Subsidiaries is, and has always been resident only in its jurisdiction of organization for Tax purposes and is not and has not been, treated as having a permanent establishment, branch or taxable presence in any jurisdiction other than in its jurisdiction of organization.

(m) Tempo is, and at all times since its formation has been, properly treated as a partnership or a disregarded entity for U.S. federal income tax purposes. Each of Tempo’s Subsidiaries is, and at all times since formation has been, properly treated as an entity disregarded as separate from its owner for U.S. federal income tax purposes.

(n) Tempo has in effect a valid election under Section 754 of the Code.

(o) Tempo has not elected to apply the partnership audit regime of the U.S. Bipartisan Budget Act of 2015 early pursuant to Treasury Regulations Section 301.9100-22 to any taxable year beginning prior to January 1, 2018, and shall not make such election to apply such regime early.

Other than Section 5.09 and Section 5.13, this Section 5.15 provides the sole and exclusive representations and warranties of Tempo in respect of Tax matters.

Section 5.16 Insurance. As of the Original Execution Date, except as would not, individually or in the aggregate, reasonably be expected to be material to Tempo and its Subsidiaries, taken as a whole, (a) all of the material policies of property, fire and casualty, liability, workers’ compensation, directors and officers and other forms of insurance (collectively, the “Policies”) held by, or for the benefit of, Tempo or any of its Subsidiaries with respect to policy periods that include the Original Execution Date are in full force and effect, and (b) neither Tempo nor any of its Subsidiaries has received a written notice of cancellation of any of the Policies or of any material changes that are required in the conduct of the business of Tempo or any of its Subsidiaries as a condition to the continuation of coverage under, or renewal of, any of the Policies.

Section 5.17 Real Property.

(a) Neither Tempo nor any Subsidiary of Tempo owns any real property. Neither Tempo nor any Subsidiary of Tempo is party to any agreement or option to purchase any real property interest therein. Schedule 5.17 of the Tempo Schedules contains a true, correct and complete list, as of the Original Execution Date, of all Leased Real Property, including the address of each Leased Real Property. Tempo has made available to FTAC true, correct and complete copies of the material Contracts pursuant to which Tempo or any of its Subsidiaries occupy (or have been granted an option to occupy) the Leased Real Property or is otherwise a party with respect to the Leased Real Property (the “Leases”). Except as would not be material to Tempo and its Subsidiaries, taken as a whole, Tempo or one of its Subsidiaries has a valid and subsisting leasehold estate in, and enjoys peaceful and undisturbed possession of, all Leased Real Property, subject only to Permitted Liens. With respect to each Lease and except as would not constitute a Material Adverse Effect, (i) such Lease is valid, binding and enforceable and in full force and effect against

Tempo or one of its Subsidiaries and, to Tempo’s knowledge, the other party thereto, subject to the Enforceability Exceptions, (ii) neither Tempo nor one of its Subsidiaries has received or given any written notice of material default or material breach under any of the Leases; and (iii) there does not exist under any Lease any event or condition which, with notice or lapse of time or both, would become a material default by Tempo or one of its Subsidiaries or, to Tempo’s knowledge, the other party thereto.

(b) Neither Tempo nor its Subsidiaries has collaterally assigned or granted any other security interest in the Leased Real Property or any interest therein which is still in effect. Neither Tempo nor any of its Subsidiaries is in material default or violation of, or not in compliance with, any legal requirements applicable to its occupancy of the Leased Real Property, except as would not be material to Tempo and its Subsidiaries, taken as a whole. No construction or expansion is currently being performed or is planned for 2020 or 2021 at any of the Leased Real Properties that is expected to result in Liability to Tempo or any of its Subsidiaries in excess of $2,000,000 in any such calendar year.

Section 5.18 Intellectual Property and IT Security. Except as would not, individually or in the aggregate, reasonably be expected to be material to Tempo and its Subsidiaries, taken as a whole:

(a) Schedule 5.18(a) of the Tempo Schedules lists (i) each item of Intellectual Property owned or purported to be owned by Tempo or any of its Subsidiaries as of the Original Execution Date and that is the subject of an application or registration with any Governmental Authority and (ii) each material unregistered trademark or service mark owned or purported to be owned by Tempo or any of its Subsidiaries. Each item of Intellectual Property required to be listed on Schedule 5.18(a)(i) of the Tempo Schedules (collectively, the “Scheduled Intellectual Property”) is subsisting and unexpired and, to the knowledge of Tempo, valid and enforceable. All necessary registration, maintenance, renewal, and other relevant filing fees with a final due date as of the Original Execution Date have been timely paid and all necessary documents and certificates in connection therewith have been timely filed with the relevant authorities in the United States or foreign jurisdictions, as the case may be, for the purposes of maintaining the material Scheduled Intellectual Property in full force and effect. Tempo or one of its Subsidiaries solely and exclusively owns all material Owned Intellectual Property, free and clear of all Liens (except Permitted Liens), and has a right to use all other material Intellectual Property used, practiced, or held for use or practice by Tempo or any of its Subsidiaries in the operation of the business of Tempo and its Subsidiaries as presently conducted (the “Licensed Intellectual Property”). The Owned Intellectual Property and the Licensed Intellectual Property (when used within the scope of the applicable license) constitute all of the Intellectual Property reasonably necessary and sufficient to enable Tempo and its Subsidiaries to conduct the business as currently conducted (provided that the foregoing and the first sentence of clause (d) below shall not be construed to be a representation as to the non-infringement of any third-party Intellectual Property).

(b) Except as stated on Schedule 5.18(b) of the Tempo Schedules, (i) the conduct and operation of the business of Tempo and its Subsidiaries are not infringing upon, misappropriating or otherwise violating any Intellectual Property rights of any Person in any material respect, and have not, since December 31, 2017 infringed upon, misappropriated or otherwise violated any Intellectual Property rights of any Person in any material respect (ii) to the knowledge of Tempo, no third party is infringing upon, misappropriating or otherwise violating any material Owned Intellectual Property and (iii) to the knowledge of Tempo, as of the Original Execution Date, Tempo and its Subsidiaries have not received from any Person at any time after December 31, 2017 (or earlier, for material matters that are unresolved as of the Original Execution Date), any written notice that Tempo or any of its Subsidiaries is infringing upon, misappropriating or otherwise violating any Intellectual Property rights of any Person in any material respect.

(c) (i) Tempo and its Subsidiaries take commercially reasonable actions and measures to protect and maintain (x) the ownership and, as applicable, confidentiality of their material proprietary Owned Intellectual Property (including, through written Contracts in favor of Tempo or one of its Subsidiaries with each of their respective former and current employees, consultants and independent contractors who have contributed to or developed material Owned Intellectual Property that have conveyed all of such Person’s rights, title and interest in and to all Intellectual Property created or developed for Tempo or any of its

Subsidiaries in the course of such Person’s employment or retention thereby, to the extent such Owned Intellectual Property would not vest initially in Tempo or one of its Subsidiaries by operation of law) and (y) the security, confidentiality (as applicable), continuous operation and integrity of their IT Systems and Software (and all data stored therein or transmitted thereby); (ii) no Open Source Software is or has been included, incorporated or embedded in, linked to or combined with any material Software proprietary to Tempo or its Subsidiaries (“Company Software”) that has been conveyed, distributed or made available to third parties, in each case, in a manner that requires, under the terms of the applicable license, that such Company Software be licensed, distributed, or otherwise made available to third parties (y) in source code form or (z) under terms that permit modification, or the creation of derivative works of such Company Software; and (iii) except for consultants and other independent contractors engaged by Tempo or any of its Subsidiaries in the ordinary course of business under written confidentiality agreements, no other Person possesses (or has any right to access or have disclosed) any material proprietary source code owned by Tempo or its Subsidiaries.

(d) Tempo or one of its Subsidiaries owns or has a valid right to use all IT Systems used in connection with the business as currently conducted. Tempo and each of its Subsidiaries maintain reasonable back-up and disaster recovery and business continuity plans that are, in the reasonable determination of Tempo, in accordance with standard industry practice in all material respects. Tempo and each of its Subsidiaries take and have taken commercially reasonable steps to ensure that the IT Systems and Company Software are free from material viruses and other material malicious Software (including worms, Trojan horses, bugs, faults or other devices, errors, contaminants or material vulnerabilities which may be used to gain access to, alter, delete, destroy or disable any of its or any third party’s IT Systems or Software or which may in other ways cause damage to or abuse such IT Systems or Software). To the knowledge of Tempo, the IT Systems and Company Software are free, in all material respects, of any such viruses and malicious Software.

Section 5.19 Data Privacy. Tempo and its Subsidiaries and, to the knowledge of Tempo, any Person acting for or on behalf of Tempo or its Subsidiaries currently comply in all material respects with and have, since December 31, 2017, complied in all material respects with, (i) all applicable Privacy Laws, (ii) all of Tempo and its Subsidiaries’ policies and notices regarding Personal Information, and (iii) all of Tempo and its Subsidiaries’ contractual obligations with respect to Personal Information. Since December 31, 2017, Tempo and its Subsidiaries have implemented and maintained any legally required policies, procedures and systems for receiving and responding to requests from individuals concerning their Personal Information, and have implemented and maintained reasonable and appropriate technical and organizational safeguards, consistent in all material respects with applicable Privacy Laws, to protect Personal Information in their possession or control against loss, theft, misuse or unauthorized access, use, modification, alteration, destruction or disclosure. Tempo and its Subsidiaries have taken any reasonable steps, including where necessary through contractual obligations, to ensure that any third party with access to Personal Information collected by or on behalf of Tempo or any of its Subsidiaries has implemented and maintained the same. To the knowledge of Tempo, any third party who has provided Personal Information to Tempo or any of its Subsidiaries has done so in compliance with applicable Privacy Laws, including providing any notice and obtaining any consent so required. To the knowledge of Tempo, there have been no material breaches, security incidents, misuse of or unauthorized access to or disclosure of any Personal Information in the possession or control of Tempo or any of its Subsidiaries or collected, used or processed by or on behalf of Tempo or any of its Subsidiaries, and Tempo and its Subsidiaries have not provided or been legally required to provide any notices to any Person in connection with a disclosure of Personal Information (except for individual complaints or requests under Privacy Laws in the ordinary course of business and/or as has been resolved without material liability to Tempo). Tempo and its Subsidiaries have not received any written notice of any claims, investigations or inquiries related to the violation of any Privacy Laws, applicable privacy policies, or contractual commitments with respect to Personal Information (except as has been resolved without material liability to Tempo).

Section 5.20 Environmental Matters. Except as would not, individually or in the aggregate, reasonably be expected to be material to Tempo and its Subsidiaries, taken as a whole:

(a) Tempo and its Subsidiaries are, and since December 31, 2017 have been, in compliance with all Environmental Laws;

(b) Tempo and its Subsidiaries hold all material Permits required under Environmental Laws to permit Tempo and its Subsidiaries to operate their assets in a manner in which they are now operated and maintained and to conduct the business of Tempo and its Subsidiaries as currently conducted; and

(c) there are no written claims or notices of violation pending against or, to the knowledge of Tempo, threatened against Tempo or any of its Subsidiaries alleging any violations of or liability under any Environmental Law or any violations or liability concerning any Hazardous Materials, and, to the knowledge of Tempo, there is no reasonable basis for any such claims or notices.

Other than Section 5.09, 5.12 and 5.16, this Section 5.20 provides the sole and exclusive representations and warranties of Tempo in respect of environmental matters, including any and all matters arising under Environmental Laws.

Section 5.21 Absence of Changes.

(a) Since December 31, 2019 no Material Adverse Effect has occurred.

(b) Since December 31, 2019, except (i) as set forth on Schedule 5.21(b) of the Tempo Schedules, (ii) for any COVID-19 Measures and (iii) in connection with the transactions contemplated by this Agreement and any other Transaction Agreement, through and including the Original Execution Date, Tempo and its Subsidiaries have carried on their respective businesses and operated their properties in all material respects in the ordinary course of business.

(c) Since September 30, 2020, except (i) as set forth on Schedule 5.21(c) of the Tempo Schedules, (ii) for any actions taken in response to COVID-19 Measures and (iii) in connection with the transactions contemplated by this Agreement and any other Transaction Agreement, neither Tempo nor any of its Subsidiaries has taken or permitted to occur any action that, were it to be taken from and after the Original Execution Date, would require the prior written consent of FTAC pursuant to Section 8.01.

Section 5.22 Brokers’ Fees. Except for fees described on Schedule 5.22 of the Tempo Schedules, no broker, finder, financial advisor, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other similar fee, commission or other similar payment in connection with the transactions contemplated by this Agreement based upon arrangements made by Tempo, any of its Subsidiaries or any of their Affiliates (including Blackstone, Platinum Falcon, GIC and New Mountain).

Section 5.23 Related Party Transactions. Except for the Contracts set forth on Schedule 5.23 of the Tempo Schedules, as of the Original Execution Date, there are no Contracts, between Tempo or any of its Subsidiaries, on the one hand, and any Affiliate of Tempo (including Blackstone, Platinum Falcon, GIC and New Mountain), officer or director of Tempo or, to Tempo’s knowledge, any Affiliate of any of them, on the other hand, except in each case, for (a) employment agreements, fringe benefits and other compensation paid to directors, officers and employees consistent with previously established policies, (b) reimbursements of expenses incurred in connection with their employment or service (excluding from clause (a) and this clause (b), and therefore expressly included in the definition of “Tempo Related Party Transactions,” any loans made by Tempo or its Subsidiaries to any officer, director, employee, member or stockholder and all related arrangements, including any pledge arrangements), (c) amounts paid pursuant to Tempo Benefit Plans, (d) the Tempo LLCA and (e) any commercial Contracts entered into in the ordinary course of Tempo’s business with portfolio companies of Blackstone, Platinum Falcon, GIC or New Mountain on commercially reasonable, arms’ length terms (the “Tempo Related Party Transactions”).

Section 5.24 Proxy Statement. None of the information relating to Tempo or its Subsidiaries supplied or to be supplied by Tempo, or by any other Person acting on behalf of Tempo, in writing specifically for inclusion in the Proxy Statement/Consent Solicitation Statement/Prospectus will, as of the date the Proxy Statement/Consent

Solicitation Statement/Prospectus (or any amendment or supplement thereto) is first mailed to FTAC’s stockholders, contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

Section 5.25 Aon Deferred Consideration. Neither Tempo nor the Tempo Blockers nor any of their respective Subsidiaries has any obligation in respect of the “deferred consideration” contained in the Aon Purchase Agreement other than as set forth in Section 4.7 of the Aon Purchase Agreement in the form provided to FTAC prior to the Original Execution Date. Schedule 5.25 of the Tempo Schedules sets forth a true, correct and complete list of all Qualifying Buyer Equityholders and the amount of each such Qualifying Buyer Equityholder’s Closing Investment. For purposes of the Aon Purchase Agreement, no Liquidity Event has occurred prior to the Original Execution Date and, except as set forth on Schedule 5.25, no Qualifying Buyer Equityholder has received any Realized Cash Proceeds. Tempo and its Subsidiaries have complied with their respective obligations under Section 4.7 of the Aon Purchase Agreement. Tempo has complied, and to the knowledge of Tempo, all members of Tempo have in all material respects complied, with their respective obligations, if any, under Section 9.01 of the Tempo LLCA (including to timely notify Tempo of any Liquidity Event and maintain information necessary to permit Tempo to calculate all amounts required to be included in any Earnout Certificate). Any capitalized terms used in this Section 5.25 and not defined in this Agreement shall have the meanings ascribed thereto in the Aon Purchase Agreement.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES OF THE FTAC PARTIES

Except as set forth in the FTAC Schedules to this Agreement (each of which qualifies (a) the correspondingly numbered representation, warranty or covenant if specified therein and (b) such other representations, warranties or covenants where its relevance as an exception to (or disclosure for purposes of) such other representation, warranty or covenant is reasonably apparent) or in the SEC Reports filed or furnished by FTAC prior to the Original Execution Date (excluding (x) any disclosures in such SEC Reports under the headings “Risk Factors,” “Forward-Looking Statements” or “Qualitative Disclosures About Market Risk” and other disclosures that are predictive, cautionary or forward looking in nature and (y) any exhibits or other documents appended thereto) (it being acknowledged that nothing disclosed in such a SEC Report will be deemed to modify or qualify the representations and warranties set forth in Section 6.04 (Litigation and Proceedings); Section 6.06(c) (Financial Ability; Trust Account); Section 6.12 (Tax Matters); and Section 6.13 (Capitalization)), FTAC and, solely for the purposes of Section 6.02(a), Section 6.03 and Section 6.05, each FTAC Party represents and warrants to Tempo and the Tempo Blockers, as follows:

Section 6.01 Corporate Organization. FTAC is duly incorporated and is validly existing as a corporation in good standing under the Laws of Delaware and has the corporate power and authority to own, lease or operate its assets and properties and to conduct its business as it is now being conducted. The copies of the organizational documents of FTAC previously delivered by FTAC to Tempo are true, correct and complete and are in effect as of the Original Execution Date. FTAC is, and at all times has been, in compliance in all material respects with all restrictions, covenants, terms and provisions set forth in its organizational documents. FTAC is duly licensed or qualified and in good standing as a foreign corporation or foreign limited liability company, as applicable, in all jurisdictions in which its ownership of property or the character of its activities is such as to require it to be so licensed or qualified, except where failure to be so licensed or qualified has not and would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of FTAC to enter into this Agreement or consummate the transactions contemplated hereby.

Section 6.02 Due Authorization.

(a) Each FTAC Party has the requisite corporate or other organizational power and authority to execute and deliver this Agreement and each Transaction Agreement to which it is a party and, upon receipt of approval of the FTAC Stockholder Matters by the FTAC Stockholders, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance of this Agreement and such Transaction Agreements and the consummation of the transactions contemplated hereby and thereby have been duly, validly and unanimously authorized and approved by the board of directors or equivalent governing body of the applicable FTAC Party and FTAC and the Company have, by their respective execution and delivery hereof, delivered the Company Stockholder Approval, the Tempo Subsidiary Approval and Company Subsidiary Approvals, respectively, and except for approval of the FTAC Stockholder Matters by the FTAC Stockholders, no other corporate or equivalent proceeding on the part of any FTAC Party is necessary to authorize this Agreement or such Transaction Agreements or FTAC’s performance hereunder or thereunder. This Agreement has been, and each such Transaction Agreement will (when executed and delivered) be, duly and validly executed and delivered by each FTAC Party that is party thereto and, assuming due authorization and execution by each other party hereto and thereto, this Agreement constitutes, and each such Transaction Agreement will constitute a legal, valid and binding obligation of each FTAC Party, enforceable against such FTAC Party in accordance with its terms, subject to the Enforceability Exceptions.

(b) Assuming a quorum is present at the Special Meeting, as adjourned or postponed, the only votes of any of FTAC’s capital stock necessary in connection with the entry into this Agreement by FTAC, the consummation of the transactions contemplated hereby, including the Closing and the approval of the FTAC Stockholder Matters are as set forth on Schedule 6.02(b) of the FTAC Schedules. Each FTAC Stockholder is entitled to vote at the Special Meeting and is entitled to one vote per share. No “fair price”, “moratorium”, “control share acquisition” or other similar anti-takeover statute or regulation applicable to FTAC is applicable to any of the Transactions.

(c) At a meeting duly called and held, the board of directors of FTAC has unanimously: (i) determined that this Agreement and the transactions contemplated hereby are fair to and in the best interests of FTAC’s stockholders; (ii) determined that the fair market value of Tempo and its Subsidiaries, taken as a whole, is equal to at least 80% of the amount held in the Trust Account (less any deferred underwriting commissions and taxes payable on interest earned) as of the Original Execution Date; (iii) approved the transactions contemplated by this Agreement as a Business Combination; and (iv) made the FTAC Board Recommendation.

Section 6.03 No Conflict. Subject to the receipt of the consents, approvals, authorizations and other requirements set forth in Section 6.05, the execution, delivery and performance of this Agreement and each Transaction Agreement to which any FTAC Party is a party by such FTAC Party and, upon receipt of approval of the FTAC Stockholder Matters by the FTAC Stockholders, the consummation of the transactions contemplated hereby or by any Transaction Agreement do not and will not (a) conflict with or violate any provision of, or result in the breach of the FTAC Organizational Documents or any organizational documents of any other FTAC Party, (b) conflict with or result in any violation of any provision of any Law or Governmental Order applicable to FTAC, such FTAC Party or any Subsidiaries of such FTAC Party or any of their respective properties or assets, (c) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, or result in the termination or acceleration of, or a right of termination, cancellation, modification, acceleration or amendment under, accelerate the performance required by, or result in the acceleration or trigger of any payment, posting of collateral (or right to require the posting of collateral), time of payment, vesting or increase in the amount of any compensation or benefit payable pursuant to, any of the terms, conditions or provisions of any Contract to which such FTAC Party or any Subsidiaries of such FTAC Party is a party or by which any of their respective assets or properties may be bound or affected, or (d) result in the creation of any Lien upon any of the properties or assets of such FTAC Party or any Subsidiaries of such FTAC Party, except (in the case of clauses (b), (c) or (d) above) for such violations, conflicts, breaches or defaults which would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of such FTAC Party to enter into and perform their respective obligations under this Agreement or any Transaction Agreement to which such FTAC Party is a party, as applicable.

Section 6.04 Litigation and Proceedings. There are no pending or, to the knowledge of FTAC, threatened, Actions and, to the knowledge of FTAC, there are no pending or threatened investigations, in each case, against FTAC or any other FTAC Party, or otherwise affecting FTAC or its assets, including any condemnation or similar proceedings, which, if determined adversely, could, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of the FTAC Parties to enter into and perform their respective obligations under this Agreement or any Transaction Agreement to which such FTAC Party is a party. There is no unsatisfied judgment or any open injunction binding upon FTAC or any other FTAC Party which could, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of such FTAC Party to enter into and perform its obligations under this Agreement or any Transaction Agreement to which such FTAC Party is a party, as applicable.

Section 6.05 Governmental Authorities; Consents. Assuming the truth and completeness of the representations and warranties of Tempo and the Tempo Blockers contained in this Agreement, no Governmental Filing is required on the part of any FTAC Party with respect to the execution or delivery of this Agreement by such FTAC Party or any Transaction Agreement to which such FTAC Party is a party, as applicable, or the consummation of the transactions contemplated hereby or thereby, except for (a) applicable requirements of the HSR Act and any other applicable Antitrust Laws or applicable Foreign Investment Laws, (b) Securities Laws and (c) the applicable requirements of the NYSE.

Section 6.06 Compliance with Laws.

(a) Except where the failure to be, or to have been, in compliance with such Laws has not, and would not be material to FTAC or the Company, individually or in the aggregate, or would reasonably be expected to prevent or materially delay or materially impair the ability of FTAC or the Company to consummate the Transactions, each of FTAC and the Company is, and since its formation has been, in compliance with all applicable Laws and Governmental Orders. Each of FTAC and the Company holds, and since its formation has held, all Permits necessary for the lawful conduct of its respective business, except where the failure to so hold has not been, and would not reasonably be expected to be, individually on in the aggregate, material to FTAC or the Company. Since its formation, (i) neither FTAC nor the Company has received any written notice of any violations of applicable Laws, Governmental Orders or Permits (other than allegations asserted by providers in connection with requests for claims adjustments by such providers in the ordinary course of business) and (ii) to the knowledge of FTAC or the Company, as applicable, no assertion or Action of any violation of any Law, Governmental Order or Permit by FTAC or the Company is currently threatened against FTAC or the Company, in each case of (i) and (ii), except as would not be material to FTAC or the Company, individually or in the aggregate. As of the Original Execution Date, no investigation or review by any Governmental Authority with respect to FTAC or the Company is pending or, to the knowledge of FTAC or the Company, as applicable, threatened and no such investigations have been conducted by any Governmental Authority since its formation, in each case, other than those the outcome of which would not reasonably be expected to be material to FTAC or the Company, individually or in the aggregate.

(b) Since its formation, and except where the failure to be, or to have been, in compliance with such Laws would not, individually or in the aggregate, have a material adverse effect on the ability of FTAC or the Company to enter into and perform its obligations under this Agreement or any Transaction Agreement to which FTAC or the Company is a party, as applicable, (i) there has been no action taken by FTAC or the Company, or, to the knowledge of FTAC or the Company, as applicable, any officer, director, manager, employee, agent or representative of FTAC or the Company, in each case, acting on behalf of FTAC or the Company, in violation of any applicable Anti-Corruption Law, (ii) neither FTAC nor the Company has been convicted of violating any Anti-Corruption Laws or subjected to any investigation by a Governmental Authority for violation of any applicable Anti-Corruption Laws, (iii) neither FTAC nor the Company has conducted or initiated any internal investigation or made a voluntary, directed, or involuntary disclosure to any Governmental Authority regarding any alleged act or omission arising under or relating to any noncompliance with any Anti-Corruption Law and (iv) neither FTAC nor the Company has received any written notice or citation from a Governmental Authority for any actual or potential noncompliance with any applicable Anti-Corruption Law.

(c) No FTAC Party or any of their respective officers, directors, employees, members or partners is now, and has never been, (i) ineligible or subject to disqualification, including pursuant to Section 203(e) or 203(f) of the Investment Advisers Act, to serve as an investment adviser or person associated with an investment adviser, (ii) subject to “bad actor disqualification” described in Rule 506(d) of the Securities Act, (iii) subject to any order of any Governmental Authority that enjoins it from engaging in or continuing any conduct or practice in connection with any activity involving the purchase or sale of any security or (iv) ineligible to serve as a broker-dealer or an “associated person” (within the meaning of section 3(a)(18) of the Exchange Act) of a broker-dealer under Section 15(b) of the Exchange Act (including being subject to any “statutory disqualification” as defined in Section 3(a)(39) of the Exchange Act).

Section 6.07 Financial Ability; Trust Account.

(a) As of January 21, 2021, there is at least $1,035,892,504 invested in a trust account (the “Trust Account”), maintained by Continental Stock Transfer & Trust Company, a New York corporation, acting as trustee (the “Trustee”), pursuant to the Investment Management Trust Agreement, dated May 29, 2020, by and between FTAC and the Trustee on file with the SEC Reports of FTAC as of the Original Execution Date (the “Trust Agreement”). Prior to the Closing, none of the funds held in the Trust Account may be released except in accordance with the Trust Agreement, FTAC Organizational Documents and FTAC’s final prospectus dated May 26, 2020. Amounts in the Trust Account are invested in United States Government securities or in money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act of 1940, as amended. FTAC has performed all material obligations required to be performed by it to date under, and is not in material default, breach or delinquent in performance or any other respect (claimed or actual) in connection with, the Trust Agreement, and no event has occurred which, with due notice or lapse of time or both, would constitute such a default or breach thereunder. As of the Original Execution Date, there are no claims or proceedings pending with respect to the Trust Account. Since May 29, 2020, FTAC has not released any money from the Trust Account (other than interest income earned on the principal held in the Trust Account as permitted by the Trust Agreement). As of the Closing, the obligations of FTAC to dissolve or liquidate pursuant to the FTAC Organizational Documents shall terminate, and, as of the Closing, FTAC shall have no obligation whatsoever pursuant to the FTAC Organizational Documents to dissolve and liquidate the assets of FTAC by reason of the consummation of the transactions contemplated hereby. To FTAC’s knowledge, as of the Original Execution Date, following the Closing, no stockholder of FTAC shall be entitled to receive any amount from the Trust Account except to the extent such stockholder shall have elected to have its shares of FTAC Class A Common Stock redeemed pursuant to the FTAC Stockholder Redemption. The Trust Agreement is in full force and effect and is a legal, valid and binding obligation of FTAC and, to the knowledge of FTAC, the Trustee, enforceable in accordance with its terms, subject to the Enforceability Exceptions. The Trust Agreement has not been terminated, repudiated, rescinded, amended or supplemented or modified, in any respect, and, to the knowledge of FTAC, no such termination, repudiation, rescission, amendment, supplement or modification is contemplated. There are no side letters and there are no Contracts, arrangements or understandings, whether written or oral, with the Trustee or any other Person that would (i) cause the description of the Trust Agreement in the SEC Reports to be inaccurate or (ii) entitle any Person (other than stockholders of FTAC who shall have elected to redeem their shares of FTAC Class A Common Stock pursuant to the FTAC Stockholder Redemption or the underwriters of FTAC’s initial public offering in respect of their Deferred Discount (as defined in the Trust Agreement)) to any portion of the proceeds in the Trust Account.

(b) As of the Original Execution Date, assuming the accuracy of the representations and warranties of Tempo and the Tempo Blockers contained herein and the compliance by Tempo and the Tempo Blockers with their respective obligations hereunder, FTAC has no reason to believe that any of the conditions to the use of funds in the Trust Account will not be satisfied or funds available in the Trust Account will not be available to FTAC on the Closing Date.

(c) As of the Original Execution Date, FTAC does not have, or have any present intention, agreement, arrangement or understanding to enter into or incur, any obligations with respect to or under any Indebtedness.

Section 6.08 Brokers’ Fees. Except for fees described on Schedule 6.08 of the FTAC Schedules, no broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee, underwriting fee, deferred underwriting fee, commission or other similar payment in connection with the transactions contemplated by this Agreement based upon arrangements made by FTAC or any of its Affiliates, including the Founders or the FP Investors.

Section 6.09 SEC Reports; Financial Statements; Sarbanes-Oxley Act; Undisclosed Liabilities.

(a) FTAC has filed in a timely manner all required registration statements, reports, schedules, forms, statements and other documents required to be filed by it with the SEC since May 26, 2020 (collectively, as they have been amended since the time of their filing and including all exhibits thereto, the “SEC Reports”). None of the SEC Reports, as of their respective dates (or if amended or superseded by a filing prior to the Original Execution Date or the Closing Date, then on the date of such filing), contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. The audited financial statements and unaudited interim financial statements (including, in each case, the notes and schedules thereto) included in the SEC Reports complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto, were prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto and except with respect to unaudited statements as permitted by Form 10-Q of the SEC) and fairly present (subject, in the case of the unaudited interim financial statements included therein, to normal year-end adjustments and the absence of complete footnotes) in all material respects the financial position of FTAC as of the respective dates thereof and the results of its operations and cash flows for the respective periods then ended. FTAC has not had any material off-balance sheet arrangements that are not disclosed in the SEC Reports.

(b) FTAC has established and maintains disclosure controls and procedures (as defined in Rule 13a-15 under the Exchange Act). Such disclosure controls and procedures are designed to ensure that material information relating to FTAC is made known to FTAC’s principal executive officer and its principal financial officer, particularly during the periods in which the periodic reports required under the Exchange Act are being prepared. To FTAC’s knowledge, such disclosure controls and procedures are effective in timely alerting FTAC’s principal executive officer and principal financial officer to material information required to be included in FTAC’s periodic reports required under the Exchange Act.

(c) FTAC has established and maintained a system of internal controls. To FTAC’s knowledge, such internal controls are sufficient to provide reasonable assurance regarding the reliability of FTAC’s financial reporting and the preparation of FTAC’s financial statements for external purposes in accordance with GAAP.

(d) There are no outstanding loans or other extensions of credit made by FTAC to any executive officer (as defined in Rule 3b-7 under the Exchange Act) or director of FTAC. FTAC has not taken any action prohibited by Section 402 of the Sarbanes-Oxley Act.

(e) Neither FTAC (including any employee thereof) nor FTAC’s independent auditors has identified or been made aware of (i) any significant deficiency or material weakness in the system of internal accounting controls utilized by FTAC, (ii) any fraud, whether or not material, that involves FTAC’s management or other employees who have a role in the preparation of financial statements or the internal accounting controls utilized by FTAC or (iii) any claim or allegation regarding any of the foregoing.

(f) To the knowledge of FTAC, as of the Original Execution Date, there are no outstanding SEC comments from the SEC with respect to the SEC Reports. To the knowledge of FTAC, none of the SEC

Reports filed on or prior to the Original Execution Date is subject to ongoing SEC review or investigation as of the Original Execution Date.

Section 6.10 Business Activities.

(a) Since its incorporation, FTAC has not conducted any business activities other than activities directed toward the accomplishment of a Business Combination. Except as set forth in the FTAC Organizational Documents, there is no agreement, commitment, or Governmental Order binding upon FTAC or to which FTAC is a party which has or would reasonably be expected to have the effect of prohibiting or impairing any business practice of FTAC or any acquisition of property by FTAC or the conduct of business by FTAC as currently conducted or as contemplated to be conducted as of the Closing other than such effects, individually or in the aggregate, which have not had and would not reasonably be expected to have a material adverse effect on the ability of FTAC to enter into and perform its obligations under this Agreement.

(b) FTAC does not own or have a right to acquire, directly or indirectly, any interest or investment (whether equity or debt) in any corporation, partnership, joint venture, business, trust or other entity, except the FTAC Parties and for the transactions contemplated by this Agreement. Except for this Agreement and the Transactions, neither FTAC nor any of its Subsidiaries has any interests, rights, obligations or Liabilities with respect to, or is party to, bound by or has its assets or property subject to, in each case whether directly or indirectly, any Contract or transaction which is, or could reasonably be interpreted as constituting, a Business Combination.

(c) There is no liability, debt or obligation against FTAC or its Subsidiaries, except for Liabilities and obligations (i) reflected or reserved for on FTAC’s consolidated balance sheet as of September 30, 2020 or disclosed in the notes thereto (other than any such Liabilities not reflected, reserved or disclosed as are not and would not be, in the aggregate, material to FTAC and its Subsidiaries, taken as a whole), (ii) that have arisen since September 30, 2020 in the ordinary course of the operation of business of FTAC and its Subsidiaries (other than any such Liabilities as are not and would not be, in the aggregate, material to FTAC and its Subsidiaries, taken as a whole), (iii) disclosed in the FTAC Schedules or (iv) incurred in connection with or contemplated by this Agreement and/or the Transactions.

(d) Except for this Agreement and the agreements expressly contemplated hereby or as set forth on Schedule 6.10(d) of the FTAC Schedules, FTAC is, and at no time has been, party to any Contract with any other Person that would require payments by FTAC in excess of $10,000 monthly, $500,000 in the aggregate with respect to any individual Contract or more than $1,000,000 in the aggregate when taken together with all other Contracts (other than this Agreement and the agreements expressly contemplated hereby (including any agreements permitted by Section 9.02) and Contracts set forth on Schedule 6.10(d) of the FTAC Schedules).

Section 6.11 Employee Benefit Plans. Except as may be contemplated by the Omnibus Incentive Plan Proposal, neither FTAC nor any of its Subsidiaries maintains, contributes to, or could reasonably be expected to have any obligation or liability (contingent or otherwise) under any “employee benefit plan” as defined in Section 3(3) of ERISA (including Multiemployer Plans), or any stock purchase, stock option, severance, employment, individual consulting, retention, change-in-control, fringe benefit, collective bargaining, bonus, incentive, deferred compensation, employee loan and all other employee benefit plans, agreements, programs, policies or other arrangements, whether or not subject to ERISA, whether formal or informal, oral or written (each an “FTAC Benefit Plan”) and neither the execution and delivery of this Agreement by FTAC nor the consummation of the Merger will (whether alone or in connection with any subsequent event(s)) (i) result in the acceleration or creation of any rights of any current or former employee, officer, director or consultant of FTAC or its Subsidiaries to payments or benefits or increases in any payments or benefits or any loan forgiveness or (ii) result in severance pay or any increase in severance pay upon any termination of employment of any current or former employee, officer, director or consultant of FTAC or its Subsidiaries. No amount or benefit that could be, or has been, received (whether in cash or property or the vesting of property or the cancellation of indebtedness) by any current or former employee, officer or director of FTAC or any Subsidiary of FTAC who is a “disqualified individual” within the meaning of Section 280G of the Code could reasonably be expected to be characterized as an “excess parachute payment” (as defined in Section 280G(b)(1) of the Code) as a result of the consummation of the transactions contemplated by this Agreement.

Section 6.12 Tax Matters.

(a) All material Tax Returns required by Law to be filed by each FTAC Party have been duly filed within the applicable time limits (after taking into account any valid extensions) and those Tax Returns were, and remain, true, correct, and complete in all material respects and are not (nor is anything in them) the subject of any material dispute with any Governmental Authority.

(b) All material amounts of Taxes due and owing by each FTAC Party have been paid within applicable time limits, and since the date of FTAC’s consolidated balance sheet for the three months ended September 30, 2020, no FTAC Party has incurred any material Tax liability outside the ordinary course of business.

(c) Each FTAC Party has (i) withheld all material amounts of Taxes required to have been withheld by it in connection with amounts paid or owed to any employee, independent contractor, creditor, shareholder or any other third party, (ii) remitted, or will remit on a timely basis, and within applicable time limits, such amounts to the appropriate Governmental Authority and (iii) complied in all material respects with applicable Law with respect to Tax withholding.

(d) No FTAC Party has engaged in any material audit, assessment, visit, discovery, examinations, investigations, administrative proceeding or judicial proceeding with respect to Taxes. No FTAC has received any written notice from a Governmental Authority of a dispute, assessment, or claim with respect to a material amount of Taxes, other than disputes or claims that have since been resolved, and to the knowledge of FTAC, no such claims have been communicated in writing. No written claim has been made, and to the knowledge of FTAC, no oral claim has been made, by any Governmental Authority in a jurisdiction where a FTAC Party does not file a Tax Return that such FTAC Party is or may be subject to Taxes by that jurisdiction in respect of Taxes that would be the subject of such Tax Return, which claim has not been resolved. There are no outstanding agreements extending or waiving the statutory period of limitations applicable to any claim for, or the period for the collection or assessment or reassessment of, material Taxes of any FTAC Party and no written request for any such waiver or extension is currently pending.

(e) During the two-year period ending on the Original Execution Date, no FTAC Party nor any predecessor thereof has constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code (or so much of Section 356 of the Code as relates to Section 355 of the Code).

(f) No FTAC Party has been a party to any “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(2).

(g) There are no Liens with respect to Taxes on any of the assets of any FTAC Party, other than Permitted Liens.

(h) No FTAC Party has any material liability for the Taxes of any Person (i) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law), (ii) as a transferee or successor or (iii) by Contract (except, in each case, for Liabilities pursuant to commercial contracts not primarily relating to Taxes).

(i) To the knowledge of FTAC, there are no facts, circumstances or plans that, either alone or in combination, could reasonably be expected to prevent the Transactions from qualifying for the Intended Tax Treatment.

(j) FTAC has not (A) obtained a Paycheck Protection Program Loan pursuant to Section 1102 of the CARES Act, (B) applied for loan forgiveness pursuant to Section 1106 of the CARES Act, (C) deferred payment of the employer portion of FICA and Medicare Tax pursuant to Section 2302 of the CARES Act, or (D) claimed the employee retention credit pursuant to Section 2301 of the CARES Act.

Section 6.13 Capitalization.

(a) The authorized capital stock of FTAC consists of 441,000,000 shares of capital stock, including (i) 400,000,000 shares of FTAC Class A Common Stock, (ii) 40,000,000 shares of FTAC Class B Common Stock and (iii) 1,000,000 shares of preferred stock (“FTAC Preferred Stock”), of which (A) 103,500,000 shares of FTAC Class A Common Stock are issued and outstanding as of the Original Execution Date, (B) 25,875,000 shares of FTAC Class B Common Stock are issued and outstanding as of the Original Execution Date and (C) no shares of FTAC Preferred Stock are issued and outstanding as of the Original Execution Date. FTAC has issued (x) 15,133,333 Founder FTAC Warrants that entitle the Founders to purchase FTAC Class A Common Stock at an exercise price of $11.50 per share on the terms and conditions set forth in the applicable warrant agreement and (y) 34,500,000 Non-Founder FTAC Warrants (not including any Non-Founder FTAC Warrants that may be purchased pursuant to the Forward Purchase Agreements) that entitle the holder to purchase FTAC Class A Common Stock at an exercise price of $11.50 per share on the terms and conditions set forth in the applicable warrant agreement, and (z) under the Forward Purchase Agreements, each FP Investor is entitled to purchase 10,000,000 warrants to purchase shares of Class A Common Stock at an exercise price of $11.50 per share on the terms and conditions set forth in the applicable warrant agreement. All of the issued and outstanding shares of FTAC Common Stock and FTAC Warrants (i) have been duly authorized and validly issued and are fully paid and nonassessable, (ii) were issued in compliance in all material respects with applicable Law, (iii) were not issued in breach or violation of any preemptive rights or Contract and (iv) are fully vested and not otherwise subject to a substantial risk of forfeiture within the meaning of Section 83 of the Code, except as disclosed in the SEC Reports with respect to certain FTAC Common Stock held by the Founder. Except for this Agreement and the transactions contemplated hereby, the Forward Purchase Agreements, the FTAC Warrants and the Subscription Agreements, as of the Original Execution Date, there are (i) no subscriptions, calls, options, warrants, rights or other securities convertible into or exchangeable or exercisable for shares of FTAC Common Stock or the equity interests of FTAC, or any other Contracts to which FTAC is a party or by which FTAC is bound obligating FTAC to issue or sell any shares of capital stock of, other equity interests in or debt securities of, FTAC, and (ii) no equity equivalents, stock appreciation rights, phantom stock ownership interests or similar rights in FTAC. Except as disclosed in the SEC Reports, the FTAC Organizational Documents or in the Sponsor Agreement, there are no outstanding contractual obligations of FTAC to repurchase, redeem or otherwise acquire any securities or equity interests of FTAC. There are no outstanding bonds, debentures, notes or other indebtedness of FTAC having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matter for which FTAC’s stockholders may vote. Except as disclosed in the SEC Reports, FTAC is not a party to any shareholders agreement, voting agreement or registration rights agreement relating to FTAC Common Stock or any other equity interests of FTAC. FTAC does not own any capital stock or any other equity interests in any other Person or has any right, option, warrant, conversion right, stock appreciation right, redemption right, repurchase right, agreement, arrangement or commitment of any character under which a Person is or may become obligated to issue or sell, or give any right to subscribe for or acquire, or in any way dispose of, any shares of the capital stock or other equity interests, or any securities or obligations exercisable or exchangeable for or convertible into any shares of the capital stock or other equity interests, of such Person.

(b) No Person and no syndicate or “group” (as defined in the Exchange Act and the rules thereunder) of a Person owns directly or indirectly beneficial ownership (as defined in the Exchange Act and the rules thereunder) of securities of FTAC representing 35% or more of the combined voting power of the issued and outstanding securities of FTAC.

Section 6.14 Status of Other FTAC Parties. Each FTAC Party (other than FTAC) was formed solely for the purpose of engaging in the transactions contemplated by this Agreement, has not conducted any business and has no assets, Liabilities or obligations of any nature other than those incident to its formation and pursuant to this

Agreement and any Transaction Agreement to which it is a party, as applicable, and the other transactions contemplated by this Agreement and such Transaction Agreements, as applicable.

Section 6.15 NYSE Stock Market Listing. The issued and outstanding units of FTAC, each such unit comprised of one share of FTAC Class A Common Stock and one-third of one FTAC Warrant, are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on the NYSE under the symbol “WPF.U”. The issued and outstanding shares of FTAC Class A Common Stock are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on the NYSE under the symbol “WPF”. The issued and outstanding Non-Founder FTAC Warrants are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on the NYSE under the symbol “WPF WS”. FTAC is in compliance with the rules of the NYSE and there is no Action pending or, to the knowledge of FTAC, threatened against FTAC by the NYSE or the SEC with respect to any intention by such entity to deregister the FTAC Class A Common Stock or Non-Founder FTAC Warrants or terminate the listing of FTAC Class A Common Stock or Non-Founder FTAC Warrants on the NYSE. None of FTAC or its Affiliates has taken any action in an attempt to terminate the registration of the FTAC Class A Common Stock or Non-Founder FTAC Warrants under the Exchange Act except as contemplated by this Agreement. FTAC has not received any notice from the NYSE or the SEC regarding the revocation of such listing or otherwise regarding the delisting of the FTAC Class A Common Stock from the NYSE or the SEC.

Section 6.16 PIPE Investment.

(a) FTAC has delivered to the Company true, correct and complete copies of each of the PIPE Subscription Agreements entered into by FTAC with the applicable PIPE Investors named therein, pursuant to which the PIPE Investors have committed to provide equity financing solely for purposes of consummating the Transactions in the aggregate amount of $1,300,000,000 (the “PIPE Investment Amount”). To the knowledge of FTAC, with respect to each PIPE Investor, the PIPE Subscription Agreement with such PIPE Investor is in full force and effect and has not been withdrawn or terminated, or otherwise amended, modified or waived, in any respect, and no withdrawal, termination, amendment or modification is contemplated by FTAC. Each PIPE Subscription Agreement is a legal, valid and binding obligation of FTAC and, to the knowledge of FTAC, each PIPE Investor, and neither the execution or delivery by any party thereto nor the performance of any party’s obligations under any such PIPE Subscription Agreement violates any Laws. The PIPE Subscription Agreements provide that the Company is a party thereto and is entitled to enforce such agreements against the PIPE Investor. There are no other agreements, side letters, or arrangements between FTAC and any PIPE Investor relating to any PIPE Subscription Agreement that could affect the obligation of such PIPE Investors to contribute to the Company the applicable portion of the PIPE Investment Amount set forth in the PIPE Subscription Agreement of such PIPE Investor, and, as of the Original Execution Date, FTAC does not know of any facts or circumstances that may reasonably be expected to result in any of the conditions set forth in any PIPE Subscription Agreement not being satisfied, or the PIPE Investment Amount not being available to FTAC, on the Closing Date. No event has occurred that, with or without notice, lapse of time or both, would constitute a default or breach on the part of FTAC under any material term or condition of any PIPE Subscription Agreement and, as of the Original Execution Date, FTAC has no reason to believe that it will be unable to satisfy in all material respects on a timely basis any term or condition of closing to be satisfied by it contained in any PIPE Subscription Agreement. The PIPE Subscription Agreements contain all of the conditions precedent (other than the conditions contained in the other Transaction Agreements) to the obligations of the PIPE Investors to contribute to Company the applicable portion of the PIPE Investment Amount set forth in the PIPE Subscription Agreements on the terms therein.

(b) No fees, consideration or other discounts are payable or have been agreed by FTAC or any of its Subsidiaries (including, from and after the Closing, the Company and its Subsidiaries) to any PIPE Investor in respect of its PIPE Investment, except as set forth in the PIPE Subscription Agreements or on Schedule 6.16(b) of the Tempo Schedules.

Section 6.17 Additional Cannae Subscription.

(a) FTAC has delivered to the Company true, correct and complete copies of each of the Cannae Subscription Agreement entered into by FTAC with Cannae, pursuant to which Cannae has committed to provide equity financing solely for purposes of consummating the Transactions in the aggregate amount of $250,000,000 (the “Additional Cannae Subscription Amount”). To the knowledge of FTAC, with respect to Cannae, the Cannae Subscription Agreement with Cannae is in full force and effect and has not been withdrawn or terminated, or otherwise amended, modified or waived, in any respect, and no withdrawal, termination, amendment or modification is contemplated by FTAC. The Cannae Subscription Agreement is a legal, valid and binding obligation of FTAC and, to the knowledge of FTAC, Cannae, and neither the execution or delivery by any party thereto nor the performance of any party’s obligations under any such Subscription Agreement violates any Laws. The Cannae Subscription Agreement provides that the Company is a party thereto and is entitled to enforce such agreements against the PIPE Investor. There are no other agreements, side letters, or arrangements between FTAC and Cannae relating to the Cannae Subscription Agreement that could affect the obligation of Cannae to contribute to the Company the Additional Cannae Subscription Amount, and, as of the Original Execution Date, FTAC does not know of any facts or circumstances that may reasonably be expected to result in any of the conditions set forth in the Cannae Subscription Agreement not being satisfied, or the Additional Cannae Subscription Amount not being available to FTAC, on the Closing Date. No event has occurred that, with or without notice, lapse of time or both, would constitute a default or breach on the part of FTAC under any material term or condition of the Cannae Subscription Agreement and, as of the Original Execution Date, FTAC has no reason to believe that it will be unable to satisfy in all material respects on a timely basis any term or condition of closing to be satisfied by it contained in the Cannae Subscription Agreement. The Cannae Subscription Agreement contains all of the conditions precedent (other than the conditions contained in the other Transaction Agreements) to the obligations of Cannae to contribute to the Company the Additional Cannae Subscription Amount.

(b) No fees, consideration or other discounts are payable or have been agreed by FTAC or any of its Subsidiaries (including, from and after the Closing, the Company and its Subsidiaries) to Cannae in respect of the Additional Cannae Subscription, except as set forth in the Cannae Subscription Agreement.

Section 6.18 Sponsor Agreement. FTAC has delivered to Tempo a true, correct and complete copy of the Sponsor Agreement. The Sponsor Agreement is in full force and effect and has not been withdrawn or terminated, or otherwise amended, modified or waived, in any respect, and no withdrawal, termination, amendment or modification is contemplated by FTAC. The Sponsor Agreement is a legal, valid and binding obligation of FTAC and, to the knowledge of FTAC, each other party thereto and neither the execution or delivery by any party thereto, nor the performance of any party’s obligations under, the Sponsor Agreement violates any provision of, or results in the breach of or default under, or requires filing, registration or qualification under, any applicable Law. No event has occurred that, with or without notice, lapse of time or both, would constitute a default or breach on the part of FTAC under any material term or condition of the Sponsor Agreement.

Section 6.19 Forward Purchase Agreements. FTAC has made available to Tempo a true, correct and complete copy of the Forward Purchase Agreements, as amended by the Sponsor Agreement. The Forward Purchase Agreements, as amended, are in full force and effect and each is legal, valid and binding upon FTAC and, to the knowledge of FTAC, enforceable in accordance with its terms. The Forward Purchase Agreements, as amended, have not been withdrawn, terminated, amended, modified or waived since the date of execution and prior to the execution of this Agreement, and as of the Original Execution Date no such withdrawal, termination, amendment or modification is contemplated, and as of the Original Execution Date the commitments contained in the Forward Purchase Agreements, as amended, have not been withdrawn, terminated or rescinded by the FP Investors in any respect. FTAC has fully paid any and all commitment fees or other fees required in connection with the Forward Purchase Agreements that are payable on or prior to the Original Execution Date and will pay any and all such fees when and as the same become due and payable after the Original Execution Date pursuant to the Forward Purchase Agreements. FTAC has, and to the knowledge of FTAC, each other party to the Forward

Purchase Agreements has, complied with all of its obligations under the Forward Purchase Agreements. There are no conditions precedent or, to the knowledge of FTAC, other contingencies related to the FTAC Financing to be provided pursuant to the Forward Purchase Agreements, other than as expressly set forth in the Forward Purchase Agreements. As of the Original Execution Date, no event has occurred which, with or without notice, lapse of time or both, would or would reasonably be expected to (a) constitute a default or breach on the part of FTAC or, to the knowledge of FTAC, (b) assuming the conditions set forth in Section 10.02 and Section 10.03 will be satisfied, constitute a failure to satisfy, or caused to be satisfied, a condition on the part of FTAC, or (c) assuming the conditions set forth in Section 10.02 and Section 10.03 will be satisfied, to the knowledge of FTAC, result in any portion of the amounts to be paid by the FP Investors in accordance with such FP Investor’s respective Forward Purchase Agreement being unavailable on the Closing Date. As of the Original Execution Date, assuming the conditions set forth in Section 10.02 and Section 10.03 will be satisfied, FTAC has no reason to believe that any of the conditions to the consummation of the purchases under the Forward Purchase Agreements will not be satisfied, and, as of the Original Execution Date, FTAC is not aware of the existence of any fact or event that would or would reasonably be expected to cause such conditions not to be satisfied.

Section 6.20 Contracts; No Defaults; Affiliate Agreements.

(a) All Contracts material to FTAC to which, as of the Original Execution Date, FTAC is a party or by which any of its assets are bound are set forth on Schedule 6.20 of the FTAC Schedules and have been previously made available to Tempo by FTAC.

(b) Except for any material Contract that has terminated or will terminate upon the expiration of the stated term thereof prior to the Closing Date, with respect to any material Contract of the type described in Section 6.20(a), (i) such material Contracts are in full force and effect and represent the legal, valid and binding obligations of FTAC and, to the knowledge of FTAC, represent the legal, valid and binding obligations of the other parties thereto, and, to the knowledge of FTAC, are enforceable by FTAC to the extent a party thereto in accordance with their terms, subject in all respects to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other laws relating to or affecting creditors’ rights generally and general equitable principles (whether considered in a proceeding in equity or at law). FTAC has not received written notice that it is in material default under any material Contract of the type described in Section 6.20(a) to which it is a party in the one year immediately preceding the Original Execution Date which notice of default is still outstanding at the Original Execution Date. No party with whom FTAC has entered into a material Contract of the type described in Section 6.20(a) has, in the one year immediately preceding the Original Execution Date, given written notice of its intention to terminate, repudiate or disclaim all or a substantial part of such material Contract of the type described in Section 6.20(a).

(c) Except as set forth in Schedule 6.20(c) of the FTAC Schedules, and other than the private placement of securities in connection with FTAC’s initial public offering, FTAC is not a party to any transaction, agreement, arrangement or understanding with any (i) present or former equityholder, executive officer or director of FTAC, (ii) beneficial owner (within the meaning of Section 13(d) of the Exchange Act) of 5% or more of the capital stock or equity interests of any of the Company or its Subsidiaries or (iii) Affiliate, “associate” or member of the “immediate family” (as such terms are respectively defined in Rules 12b-2 and 16a-1 of the Exchange Act) of any of the foregoing (each of the foregoing, an “FTAC Affiliate Agreement”). FTAC has made available to the Company true, correct and complete copies of each Contract or other relevant documentation (including any amendments or modifications thereto) available with respect to any FTAC Affiliate Agreement.

Section 6.21 Title to Property. FTAC does not (a) own or lease any real or personal property or (b) is not a party to any agreement or option to purchase any real property or other material interest therein. Subject to the restrictions on use of the Trust Account set forth in the Trust Agreement, FTAC owns good and marketable title to, or holds a valid leasehold interest in, or a valid license to use, all of the assets used by FTAC in the operation of its business and which are material to FTAC, in each case, free and clear of any Liens (other than Permitted Liens).

Section 6.22 Investment Company Act. FTAC is not an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

Section 6.23 FTAC Stockholders. No foreign person (as defined in 31 C.F.R. Part 800.224) in which the national or subnational governments of a single foreign state currently has a substantial interest (as defined in 31 C.F.R. Part 800.244) in FTAC and no such foreign person will have a substantial interest in the Company or Tempo as a result of the Merger such that a declaration to the Committee on Foreign Investment in the United States would be mandatory under 31 C.F.R. Part 800.401.

ARTICLE VII

REPRESENTATIONS AND WARRANTIES OF THE TEMPO BLOCKERS

The Tempo Blockers each hereby severally, and not jointly, solely with respect to itself and not any other Person, represents and warrants to FTAC as follows:

Section 7.01 Organization. Such Tempo Blocker has been duly organized, is validly existing and is in good standing under the laws of its jurisdiction of formation or organization and has all requisite organizational power and authority to own, operate and lease its properties, rights and assets and to conduct its business as it is now being conducted, except where such failure to be in good standing or have such organizational power and authority would not have a material adverse effect on the ability of such Tempo Blocker to enter into this Agreement or consummate the transactions contemplated hereby. The copies of the organizational documents of such Tempo Blocker, as in effect on the Original Execution Date and made available to FTAC are in all material respects (i) true, correct and complete and (ii) in full force and effect. Such Tempo Blocker has the requisite organizational power and authority to own, operate and lease all of its properties, rights and assets and to carry on its business as it is now being conducted and is duly licensed or qualified and in good standing as a foreign entity in each jurisdiction in which the ownership of its property or the character of its activities is such as to require it to be so licensed or qualified, except where failure to be so licensed or qualified would not reasonably be expected to, individually or in the aggregate, have a material adverse effect on the ability of such Tempo Blocker to enter into this Agreement or consummate the transactions contemplated hereby. Such Tempo Blocker is not in violation of any of the provisions of its organizational documents.

Section 7.02 Authorization. Such Tempo Blocker has the requisite organizational power and authority to execute and deliver this Agreement and each Transaction Agreement to which it is a party and to perform all obligations to be performed by it hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance of this Agreement and such Transaction Agreements and the consummation of the transactions contemplated hereby and thereby has been duly authorized by the board of directors, managing member, general partner or equivalent governing body of such Tempo Blocker, and other than the delivery of the Tempo Blocker Written Consents, no other organizational action or proceeding on the part of such Tempo Blocker (including any equityholders thereof) is necessary to authorize or adopt this Agreement or such Transaction Agreements or to approve the Transactions and the consummation thereof. This Agreement has been, and each such Transaction Agreement will (when executed and delivered) be, duly and validly executed and delivered by such Tempo Blocker and, assuming due and valid authorization, execution and delivery by each other party hereto and thereto, this Agreement constitutes, and each such Transaction Agreement will constitute, a valid and binding obligation of such Tempo Blocker, enforceable against such Tempo Blocker in accordance with its terms, subject to the Enforceability Exceptions.

Section 7.03 No Conflict. Subject to the receipt of the consents, approvals, authorizations and other requirements set forth in Section 7.04, the execution, delivery and performance of this Agreement and each Transaction Agreement to which such Tempo Blocker is party by such Tempo Blocker and the consummation of the transactions contemplated hereby and thereby do not and will not (a) conflict with or violate any provision of, or result in the breach of or default under, the certificate of formation, certificate of limited partnership or other organizational or governing documents of such Tempo Blocker, (b) violate any provision of, or result in the breach of or default by such Tempo Blocker (or Tempo Blocker 5 if it becomes a Subsidiary of Tempo Blocker 4 in connection with the Blocker NM Pre-Closing Reorganization) under, or require any filing, registration or qualification under, any applicable Law, (c) require any consent, waiver or other action by any Person under, violate, or result in a breach of, constitute a default under, result in the acceleration, cancellation, termination or modification of, or create in any party the right to accelerate, terminate, cancel or modify, any Contract, (d) result in the creation of any Lien upon any of the properties, rights or assets of a Tempo Blocker (or Tempo Blocker 5 if it becomes a Subsidiary of Tempo Blocker 4 in connection with the Blocker NM Pre-Closing Reorganization), (e) constitute an event which, after notice or lapse of time or both, would result in any such violation, breach, termination, acceleration, modification, cancellation or creation of a Lien or (f) result in a violation or revocation of any license, permit or approval from any Governmental Authority or other Person, except, (i) in the case of clause (b) above, for such violations, breaches or defaults that would not, individually or in the aggregate, be material to such Tempo Blocker (or Tempo Blocker 5 if it becomes a Subsidiary of Tempo Blocker 4 in connection with the Blocker NM Pre-Closing Reorganization), and (ii) in the case of clauses (c), (d), (e) and (f) above, for such violations, conflicts, breaches, defaults or failures to act which would not, individually or in the aggregate, reasonably be expected to be material to such Tempo Blocker (as applicable) or have a material adverse effect on the ability of such Tempo Blocker to enter into and perform their respective obligations under this Agreement or any Transaction and consummate the transactions contemplated hereby and thereby.

Section 7.04 Governmental Authorities; Consents4.2 . Assuming the truth and completeness of the representations and warranties of FTAC and Tempo contained in this Agreement, no Governmental Filing is required on the part of such Tempo Blocker (or Tempo Blocker 5 if it becomes a Subsidiary of Tempo Blocker 4 in connection with the Blocker NM Pre-Closing Reorganization) with respect to such Tempo Blocker’s execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, except for (a) applicable requirements of the HSR Act and any other applicable Antitrust Laws or applicable Foreign Investment Laws, (b) any actions, consents, approvals, permits or authorizations, designations, declarations or filings, the absence of which would not, individually or in the aggregate, reasonably be expected to be material to such Tempo Blocker (or Tempo Blocker 5 if it becomes a Subsidiary of Tempo Blocker 4 in connection with the Blocker NM Pre-Closing Reorganization) and (c) as otherwise disclosed on Schedule 5.05 of the Tempo Schedules.

Section 7.05 Capitalization4.3 . Schedule 7.05 of the Tempo Schedules sets forth, as of the Original Execution Date, the number and class of all of the issued and outstanding equity interests of such Tempo Blocker (other than Tempo Blocker 4), the record and beneficial owners thereof and the number and class of equity interests held by each such record and beneficial owner. If step (c) of the Blocker NM Pre-Closing Reorganization is consummated, Tempo Blocker 5 shall be a wholly-owned (other than with respect to the non-economic general partnership interest in Tempo Blocker 5 held by NM GP), direct Subsidiary of Tempo Blocker 4 and the beneficial owners and record holders of all of Tempo Blocker 4’s outstanding equity interests will be as set forth in Section 2.01(b) of the Tempo Schedules with respect to the Blocker NM Pre-Closing Reorganization. The outstanding equity interests of such Tempo Blocker (and Tempo Blocker 5 if it becomes a Subsidiary of Tempo Blocker 4 in connection with the Blocker NM Pre-Closing Reorganization) (i) have been (or with respect to Tempo Blocker 4, will be) duly authorized and validly issued, (ii) were (or with respect to Tempo Blocker 4, will be) issued in compliance in all material respects with applicable Law and (iii) were (or with respect to Tempo Blocker 4, will be) not issued in breach or violation of any preemptive rights or Contract. There are (or with respect to Tempo Blocker 4, will be) (i) no subscriptions, calls, options, warrants, rights or other securities convertible into or exchangeable or exercisable for equity interests of such Tempo Blocker (or Tempo Blocker 5 if it becomes a Subsidiary of Tempo Blocker 4 in connection with the Blocker NM Pre-Closing Reorganization), or any other Contracts to which such Person is a party or by which such Person is bound obligating such Person to issue or sell any equity interests in or debt securities of, such Person, and (ii) no equity equivalents, stock or equity appreciation rights, phantom stock ownership interests or similar rights in such Tempo Blocker. There are (or with respect to Tempo Blocker 4, will be) no outstanding contractual obligations of such Tempo Blocker (or Tempo Blocker 5 if it becomes a Subsidiary of Tempo Blocker 4 in connection with the Blocker NM Pre-Closing Reorganization) to repurchase, redeem or otherwise acquire any securities or equity interests of such Person. There are (or with respect to Tempo Blocker 4, will be) no outstanding bonds, debentures, notes or other indebtedness of such Tempo Blocker (or Tempo Blocker 5 if it becomes a Subsidiary of Tempo Blocker 4 in connection with the Blocker NM Pre-Closing Reorganization) having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matter for which such Person’s equityholders may vote. Other than with respect to the organizational documents of such Tempo Blocker in effect as of the Original Execution Date, such Tempo Blocker is not (or with respect to Tempo Blocker 4 will not be) a party to any shareholders agreement, voting agreement or registration rights agreement relating to any equity interests of such Tempo Blocker. Other than with respect to Tempo (and, with respect to Tempo Blocker 5 if it becomes a Subsidiary of Tempo Blocker 4 in connection with the Blocker NM Pre-Closing Reorganization), such Tempo Blocker does not (or with respect to Tempo Blocker 4, will not) own any capital stock or any other equity interests in any other Person or have any right, option, warrant, conversion right, stock appreciation right, redemption right, repurchase right, agreement, arrangement or commitment of any character under which a Person is or may become obligated to issue or sell, or give any right to subscribe for or acquire, or in any way dispose of, any shares of the capital stock or other equity interests, or any securities or obligations exercisable or exchangeable for or convertible into any shares of the capital stock or other equity interests, of such Person.

Section 7.06 Holding Company; Ownership. Other than Tempo Blocker 4’s ownership of the equity interests of Tempo Blocker 5 if Tempo Blocker 5 becomes a Subsidiary of Tempo Blocker 4 in connection with the Blocker NM Pre-Closing Reorganization, such Tempo Blocker is a holding company and was formed solely for the purpose of holding equity interests of Tempo and has not conducted any business prior to the Original Execution Date other than activities incidental to its ownership of the equity interests of Tempo and has no assets (other than cash, which may be used or distributed by such Tempo Blocker), Liabilities or obligations of any nature other than those incident to its formation and organization and maintenance of its existence and ownership of the equity interests of Tempo. Such Tempo Blocker is (directly or indirectly) the owner of Tempo Units, and following the Blocker Pre-Closing Reorganization and as of immediately prior to the Closing, such Tempo Blocker will (other than, with respect to Tempo Blocker 3, Tempo Units held by the Tempo Investor) (i) directly be the owner(s) of record of all Tempo Units directly or indirectly owned by such Tempo Blocker as of the Original Execution Date, and (ii) have good and valid title to all such Tempo Units, free and clear of any Liens (other than transfer restrictions arising under applicable Securities Laws and the Tempo organizational documents).

Section 7.07 Litigation and Proceedings. Except for Actions under any Tax Law (as to which certain representations and warranties are made pursuant to Section 5.15), as of the Original Execution Date, there are no pending or, to the knowledge of such Tempo Blocker, threatened in writing Actions against such Tempo Blocker or any of its properties, rights or assets, except for such Actions that would not reasonably be expected to be material to such Tempo Blocker or have a material adverse effect on the ability of such Tempo Blocker to enter into and perform its respective obligations under this Agreement or any Transaction Agreement to which such Tempo Blocker is a party. There is no Governmental Order imposed upon or, to the knowledge of such Tempo Blocker, threatened in writing against such Tempo Blocker or any of its respective properties, rights or assets that would, individually or in the aggregate, reasonably be expected to be material to such Tempo Blocker. There is no unsatisfied judgment or any open injunction binding upon such Tempo Blocker which would, individually or in the aggregate, reasonably be expected to be material to such Tempo Blocker.

Section 7.08 Brokers’ Fees. Except for fees described on Schedule 5.23 of the Tempo Schedules, no broker, finder, financial advisor, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other similar fee, commission or other similar payment in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of such Tempo Blocker or any of its respective Subsidiaries or any of its Affiliates.

Section 7.09 [Reserved].

Section 7.10 Related Party Transactions. Except for the Contracts set forth on Schedule Section 7.10 of the Tempo Schedules, there are no Contracts or other arrangements or transactions, including any outstanding Indebtedness, between such Tempo Blocker, on the one hand, and any Affiliate (including Blackstone, Platinum Falcon, GIC and New Mountain), officer or director of such Tempo Blocker or, to such Tempo Blocker’s knowledge, any Affiliate of any of them, on the other hand (the “Blocker Related Party Transactions”).

Section 7.11 Proxy Statement. Subject to Section 10.01(f), none of the information relating to such Tempo Blocker supplied or to be supplied by such Tempo Blocker, or by any other Person acting on behalf of such Tempo Blocker, in writing specifically for inclusion in the Proxy Statement/Consent Solicitation Statement/Prospectus will, as of the date the Proxy Statement/Consent Solicitation Statement/Prospectus (or any amendment or supplement thereto) is first mailed to FTAC’s stockholders, contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

Section 7.12 Aon Deferred Consideration. Schedule Section 5.25 of the Tempo Schedules sets forth a true, correct and complete list, with respect to such Tempo Blocker, as applicable, of the amount of its Closing Investment and the Closing Investment of each of its direct or indirect equityholders that is a Qualifying Buyer Equityholder. Except as set forth on Schedule Section 5.25 Section 7.2 of the Tempo Schedules, prior to the Original Execution Date, neither such Tempo Blocker nor any of its respective current or former direct or indirect equityholders that is a Qualifying Buyer Equityholder has received any Realized Cash Proceeds. As of the Original Execution Date, such Tempo Blocker has complied in all material respects with its obligations under Section 9.01 of the Tempo LLCA or the equivalent provisions of the organizational documents applicable to such Tempo Blocker (including to timely notify Tempo of any Liquidity Event and to maintain information reasonably necessary to permit Tempo to calculate all amounts required to be included in any Earnout Certificate). Any capitalized terms used in this Section 7.12 and not defined in this Agreement shall have the meanings ascribed thereto in the Aon Purchase Agreement.

Section 7.13 Taxes. Except as would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on such Tempo Blocker:

(a) All material Tax Returns required by Law to be filed by such Tempo Blocker have been duly filed within the applicable time limits (after taking into account any valid extensions) and those Tax Returns were, and remain, true, correct, and complete in all material respects, and are not (nor is anything in them) the subject of any dispute with any Governmental Authority.

(b) All material amounts of Taxes due and owing by such Tempo Blockers have been paid within applicable time limits other than Taxes which are not yet due and payable or are being contested in good faith by appropriate proceedings and for which reserves have been established in accordance with GAAP, and since the date of the most recent balance sheet included in the Interim Financial Statements such Tempo Blocker has not incurred any material Tax liability outside the ordinary course of business other than Taxes resulting from the Transactions.

(c) Such Tempo Blocker has (i) withheld all material amounts of Taxes required to have been withheld by it in connection with amounts paid or owed to any employee, independent contractor, creditor, shareholder or any other third party, (ii) remitted, or will remit on a timely basis and within applicable time limits, such amounts to the appropriate Governmental Authority, and (iii) complied in all material respects with applicable Law with respect to Tax withholding.

(d) Such Tempo Blocker is not engaged in any material audit, assessment, visit, discovery, examinations, investigations, administrative proceeding or judicial proceeding with respect to Taxes. Such Tempo Blocker has not received any written notice from a Governmental Authority of a dispute, assessment, or claim with respect to a material amount of Taxes, other than disputes or claims that have since been resolved, and to the knowledge of such Tempo Blocker, no such claims have been communicated in writing. No written claim has been made by any Governmental Authority in a jurisdiction where such

Tempo Blocker does not file Tax Returns that such Tempo Blocker is or may be subject to Taxes by that jurisdiction in respect of Taxes that would be the subject of such Tax Return, which claim has not been resolved. There are no outstanding agreements extending or waiving the statutory period of limitations applicable to any claim for, or the period for the collection or assessment or reassessment of, material Taxes of such Tempo Blocker and no written request for any such waiver or extension is currently pending.

(e) During the two-year period ending on the Original Execution Date, such Tempo Blocker (or any predecessor thereof) has not constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code (or so much of Section 356 of the Code as relates to Section 355 of the Code).

(f) Such Tempo Blocker has not been a party to any “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(2).

(g) There are no Liens with respect to Taxes on any of the assets of such Tempo Blocker, other than Permitted Liens.

(h) Such Tempo Blocker has no material liability for the Taxes of any Person (i) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Law), (ii) as a transferee or successor or (iii) by Contract (except, in each case, for Liabilities pursuant to commercial contracts not primarily relating to Taxes).

(i) To the knowledge of such Tempo Blocker, there are no facts, circumstances or plans that, either alone or in combination, could reasonably be expected to prevent the Transactions from qualifying for the Intended Tax Treatment.

(j) Such Tempo Blocker (or successor thereto) will not be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) beginning after the Closing Date as a result of any: (A) change in method of accounting under Section 481 of the Code (or similar provision of Law), or use of an improper method of accounting, for a taxable period ending on or prior to the Closing Date; (B) “closing agreement” within the meaning of Section 7121 of the Code (or similar provision of Law) executed on or prior to the Closing Date; (C) intercompany transaction or excess loss account described in Treasury Regulations under Section 1502 of the Code (or similar provision Law); (D) installment sale or open transaction disposition made on or prior to the Closing Date, other than in the ordinary course of business; or (E) advance payments, prepaid or deferred amounts received on or prior to the Closing Date, other than in the ordinary course of business.

(k) Such Tempo Blocker has not (A) obtained a Paycheck Protection Program Loan pursuant to Section 1102 of the CARES Act, (B) applied for loan forgiveness pursuant to Section 1106 of the CARES Act, (C) deferred payment of the employer portion of FICA and Medicare Tax pursuant to Section 2302 of the CARES Act, or (D) claimed the employee retention credit pursuant to Section 2301 of the CARES Act.

(l) Such Tempo Blocker is, and has all times since its formation been, properly treated as a C corporation for U.S. federal income tax purposes.

This Section 7.13 provides the sole and exclusive representations and warranties of the Tempo Blockers in respect of Tax matters.

Section 7.14 Representations of Tempo Blocker 4. For the avoidance of doubt, the representations and warranties of the Tempo Blocker 4 in this Article VII shall have no effect and shall not be deemed to have been made unless and until Tempo Blocker 4 shall have duly executed and delivered its Joinder to FTAC in accordance with this Agreement.

ARTICLE VIII

COVENANTS OF TEMPO AND ITS SUBSIDIARIES AND THE TEMPO BLOCKERS

Section 8.01 Conduct of Business. From the Original Execution Date until the earlier of the Closing or the termination of this Agreement in accordance with its terms (the “Interim Period”), Tempo and the Tempo Blockers (including Tempo Blocker 5) shall, and Tempo shall cause its Subsidiaries to, except as contemplated or permitted by this Agreement or the other Transaction Agreements (including consummation of the Blocker Pre-Closing Reorganization), set forth on Schedule 8.01 of the Tempo Schedules or consented to by FTAC (which consent shall not be unreasonably conditioned, withheld, delayed or denied), (a) use its commercially reasonable efforts to operate its business in the ordinary course of business (including, for the avoidance of doubt, recent past practice in light of COVID-19; provided that, any action taken, or omitted to be taken that relates to, or arises out of, COVID-19 shall be deemed to be in the ordinary course of business) and (b) use its reasonable best efforts to maintain its cash management practices, including continuing to accrue and collect accounts receivable, accruing and paying accounts payable and other expenses and establishing reserves for uncollectible accounts, in each case, in accordance with past cash management practices (including, for the avoidance of doubt, with respect to Tempo and its Subsidiaries and the Tempo Blockers (including Tempo Blocker 5), recent past practice in light of COVID-19; provided that, any action taken, or omitted to be taken, by Tempo or its Subsidiaries or the Tempo Blockers (including Tempo Blocker 5), that relates to, or arises out of, any COVID-19 Measures shall be deemed to be in the ordinary course of business of Tempo and its Subsidiaries and the Tempo Blockers (including Tempo Blocker 5); and provided further that the Tempo Blockers (including Tempo Blocker 5) shall be permitted to use or distribute all of their respective cash). Notwithstanding anything to the contrary contained herein, nothing herein shall prevent Tempo or any of its Subsidiaries or the Tempo Blockers (including Tempo Blocker 5) from taking or failing to take any action in response to COVID-19 or any COVID-19 Measures, including the establishment of any policy, procedure or protocol, and (x) no such actions or failure to take such actions shall be deemed to violate or breach this Agreement in any way, (y) all such actions or failure to take such actions shall be deemed to constitute an action taken in the ordinary course of business and (z) no such actions or failure to take such actions shall serve as a basis for FTAC to terminate this Agreement or assert that any of the conditions to the Closing contained herein have not been satisfied; provided, that, to the extent practicable, prior to taking any such material actions Tempo or the Tempo Blockers (including Tempo Blocker 5), as the case may be shall use good faith efforts to provide written notice to FTAC and consult with FTAC on such actions or, if not practicable, shall provide written notice reasonably promptly thereafter. Without limiting the generality of the foregoing, except as contemplated or permitted by this Agreement or the other Transaction Agreements, as set forth on Schedule 8.01 of the Tempo Schedules, actions with respect to the Blocker Pre-Closing Reorganization in accordance with Section 2.01, the usage or distribution of cash by the Tempo Blockers (including Tempo Blocker 5), as consented to by FTAC (which consent shall not be unreasonably conditioned, withheld, delayed or denied), or as required by Law, Tempo and each Tempo Blocker (including Tempo Blocker 5) shall not, and Tempo shall cause its Subsidiaries not to, during the Interim Period, except as otherwise contemplated by this Agreement:

(a) change or amend its certificate of formation, limited liability company agreement, certificate of incorporation, bylaws or other organizational documents, except as otherwise required by Law;

(b) make, declare, set aside, establish a record date for or pay any dividend or distribution, other than (i) any dividends or distributions from any wholly owned Subsidiary of Tempo to Tempo or any other wholly owned Subsidiaries of Tempo, (ii) any tax distribution made pursuant to and in accordance with the Tempo LLCA or (iii) any dividends or distributions (including by redemption) of cash by the Tempo Blockers (including Tempo Blocker 5);

(c) (i) issue, deliver, sell, transfer, pledge, dispose of or place any Lien (other than a Permitted Lien) on any shares of capital stock or any other equity or voting securities of, or membership or ownership interests in, Tempo or any of its Subsidiaries or any Tempo Blocker (including Tempo Blocker 5) or (ii) issue or grant any options, warrants, restricted stock units, performance stock units or other rights to purchase or obtain any shares of capital stock or any other equity, equity-based or voting securities of or ownership interests in Tempo or any of its Subsidiaries or any Tempo Blocker (including Tempo Blocker 5), or convertible into or exercisable or exchangeable for such securities or interests;

(d) sell, assign, transfer, convey, lease, license or abandon, subject to or grant any Lien (other than Permitted Liens) on, or otherwise dispose of, any of its assets (including any equity or ownership interests), rights or properties (that are material to Tempo and its Subsidiaries, taken as a whole), other than, with respect to Tempo and its Subsidiaries granting non-exclusive licenses to customers, the sale or license of Software, goods and services to customers, or the sale or other disposition of IT Systems deemed by Tempo in its reasonable business judgment to be obsolete or no longer be material to the business of Tempo and its Subsidiaries, in each such case, in the ordinary course of business;

(e) (i) cancel or compromise any claim or Indebtedness owed to Tempo or any of its Subsidiaries or such Tempo Blocker (including Tempo Blocker 5), or (ii) settle any pending or threatened Action, with respect to Tempo and its Subsidiaries or such Tempo Blocker (including Tempo Blocker 5) (A) if such settlement would require payment by Tempo, its Subsidiaries or such Tempo Blocker (including Tempo Blocker 5) in an amount greater than $10,000,000, (B) to the extent such settlement includes an agreement to accept or concede injunctive relief, or (C) to the extent such settlement involves a Governmental Authority or alleged criminal wrongdoing;

(f) directly or indirectly acquire, by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by purchasing all of or a substantial equity or ownership interest in, or by any other manner, any business or any corporation, partnership, limited liability company, joint venture, association or other entity or Person or division thereof, other than, with respect to Tempo and its Subsidiaries, any such acquisitions that, individually or in the aggregate, do not exceed $50,000,000;

(g) make any loans or advance any money or other property to, or make any capital contribution in, any Person, except for, with respect to Tempo and its Subsidiaries, (A) advances in the ordinary course of business to Tempo Employees for expenses, (B) prepayments and deposits paid to suppliers of Tempo or any of its Subsidiaries in the ordinary course of business, (C) intercompany loans, advances or capital contributions among Tempo and any of its Subsidiaries and (D) pre-funding of bank accounts for client related payments, or trade credit extended to customers or clients of Tempo or any of its Subsidiaries, in each case, in the ordinary course of business;

(h) redeem, purchase or otherwise acquire, any shares of capital stock (or other equity or ownership interests) of Tempo or any of its Subsidiaries or any Tempo Blocker (including Tempo Blocker 5) or any securities or obligations convertible (whether currently convertible or convertible only after the passage of time or the occurrence of certain events) into or exchangeable or exercisable for any shares of capital stock (or other equity or ownership interests) of Tempo or any of its Subsidiaries or any Tempo Blocker (including Tempo Blocker 5), other than (x) the redemption of Tempo Units held, directly or indirectly, by terminated employees of Tempo or any of its Subsidiaries in accordance with Section 3.06 of the Tempo LLCA or Section 7.01 of the Tempo Management LLCA and (y) any dividends or distributions (including by redemption or repurchase) of cash by the Tempo Blockers (including Tempo Blocker 5);

(i) adjust, split, combine, subdivide, recapitalize, reclassify or otherwise effect (including by merger) any change in respect of any shares of capital stock or other equity or ownership interests in or securities of Tempo or any Tempo Blocker (including Tempo Blocker 5) (including any such event that involves the creation of any new classes or series of equity or ownership interests);

(j) enter into, renew or amend in any material respect, any transaction or Contract relating to Tempo Transaction Expenses if such entry, renewal or amendment would result in additional Tempo Transaction Expenses that, individually or in the aggregate, exceed $5,000,000;

(k) make any change in its customary accounting principles or methods of accounting materially affecting the reported consolidated assets, Liabilities or results of operations of Tempo and its Subsidiaries or such Tempo Blocker (including Tempo Blocker 5), as applicable, other than as may be required by applicable Law, GAAP or regulatory guidelines;

(l) adopt or enter into a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization (other than the transactions contemplated by this Agreement);

(m) make, revoke or change any material Tax election, adopt or change any material accounting method with respect to Taxes, file any amended material Tax Return, settle or compromise any material Tax liability, enter into any material closing agreement with respect to any Tax, surrender any right to claim a material refund of Taxes or consent to any extension or waiver of the limitations period applicable to any material Tax claim or assessment;

(n) change its residence for any Tax purposes;

(o) directly or indirectly, incur, or modify in any material respect the terms of, or cancel or forgive any Indebtedness, or issue any debt securities or assume, guarantee or endorse, or otherwise become responsible for, (i) the obligations of any Person for Indebtedness (other than Indebtedness under any Tempo Financing Agreement or capital leases entered into by Tempo or any of its Subsidiaries in the ordinary course of business), (ii) to the extent in accordance with the covenants set forth in Section 10.10 or (iii) indebtedness for borrowed money incurred in the ordinary course of business which would not cause Tempo and its Subsidiaries to have more than the Target Debt Amount immediately following the Closing;

(p) except as otherwise required by Law or the terms of any existing Tempo Benefit Plan as in effect on the Original Execution Date, (i) establish, adopt, enter into or amend any Tempo Benefit Plan or benefit plan of any Tempo Blocker (including Tempo Blocker 5) providing for severance or termination benefits or payments or make any grant of severance or termination benefits or payments to any person other than in the ordinary course of business with respect to Tempo Employees with an annual base salary equal to or less than $250,000 (“Non-Management Employees”), (ii) make any grant of any cash retention payment to any Person, except (A) in the ordinary course of business in connection with the hiring (to the extent permitted by clause (iii) of this paragraph) of any employee or promotion of a Tempo Employee or (B) in the ordinary course of business to Tempo Employees with an annual base salary of less than $250,000 in an amount not in excess of twenty percent (20%) of such Person’s annual base salary, provided that the aggregate amount of all grants permitted under this clause (ii)(B) shall not exceed $3,000,000 and such grants shall only be made in consultation with FTAC, (iii) except in the ordinary course of business, hire, or terminate the employment (other than for cause) of, any individual who is not a Non-Management Employee, (iv) except in the ordinary course of business, establish, adopt, enter into, amend in any material respect or terminate any Tempo Benefit Plan or any plan, agreement, program, policy, trust, fund or other arrangement that would be a Tempo Benefit Plan if it were in existence as of the Original Execution Date (except (A) for adjustments to the vesting terms and conditions of any Tempo Class B Common Units or Tempo Class A-1 Common Units in accordance with Section 3.04 of this Agreement or (B) to the extent permitted to be established, adopted, entered into or amended in accordance with Section 8.01(p)(i)), or (v) make any grants or awards under the Alight Solutions Long-Term Incentive Plan;

(q) voluntarily fail to maintain in full force and effect material insurance policies covering Tempo and its Subsidiaries or such Tempo Blocker (including Tempo Blocker 5) and their respective properties, assets and businesses in a form and amount consistent with past practices;

(r) enter into, renew, modify or amend any transaction with, or with any Person that, to the knowledge of Tempo, is an Affiliate of, Tempo, Blackstone, Platinum Falcon, GIC or New Mountain or any of their directors, officers or employees (excluding (i) transactions solely between or among Tempo and/or its wholly owned Subsidiaries, (ii) ordinary course payments of annual compensation, provision of benefits or reimbursement of expenses in respect of members or stockholders who are Tempo Employees, (iii) commercial transactions between Tempo or its Subsidiaries and any portfolio companies of any such Persons in the ordinary course of business on arms’ length terms) and (iv) any dividends or distributions (including by redemption or repurchase) of cash by the Tempo Blockers (including Tempo Blocker 5));

(s) enter into any agreement that materially restricts the ability of Tempo or its Subsidiaries or any Tempo Blocker (including Tempo Blocker 5) to engage or compete in any material line of business or in any geographic territory or enter into a new line of business that is material to Tempo and its Subsidiaries, taken as a whole; or

(t) enter into any agreement, or otherwise become obligated, to do any action prohibited under this Section 8.01.

Section 8.02 Inspection. Subject to confidentiality obligations and similar restrictions that may be applicable to information furnished to Tempo, the Tempo Blockers or any of their respective Subsidiaries by third parties that may be in Tempo’s, such Tempo Blockers or their respective Subsidiaries’ possession from time to time, and except for any information which (x) relates to interactions with prospective buyers of Tempo or its Subsidiaries or the negotiation of this Agreement or the Transactions, (y) is prohibited from being disclosed by applicable Law or (z) in the opinion of legal counsel of Tempo or the Tempo Blockers, as applicable, would result in the loss of attorney-client privilege or other privilege from disclosure, Tempo and the Tempo Blockers shall, and Tempo shall cause its Subsidiaries to, afford to FTAC and its Representatives reasonable access during the Interim Period, during normal business hours and with reasonable advance notice, in such manner as to not interfere with the normal operation of Tempo and its Subsidiaries and so long as reasonably feasible or permissible under applicable Law, to their respective properties, books, Contracts, commitments, Tax Returns, records and appropriate officers and employees of the Tempo Blockers or Tempo and its Subsidiaries, as applicable, in each case, as FTAC and its Representatives may reasonably request solely for purposes of consummating the Transactions; provided, however, that FTAC shall not be permitted to perform any environmental sampling at any Leased Real Property, including sampling of soil, groundwater, surface water, building materials, or air or wastewater emissions. The Parties shall use commercially reasonable efforts to make alternative arrangements for such disclosure where the restrictions in the preceding sentence apply. Any request pursuant to this Section 8.02 shall be made in a time and manner so as not to delay the Closing. All information obtained by FTAC and its Representatives under this Agreement shall be subject to the Confidentiality Agreement prior to the Closing.

Section 8.03 No Claim Against the Trust Account. Each of the Company, Tempo, the Tempo Blockers acknowledges that it has read FTAC’s final prospectus, dated May 26, 2020 and other SEC Reports, the FTAC Organizational Documents, and the Trust Agreement and understands that FTAC has established the Trust Account described therein for the benefit of FTAC’s public stockholders and that disbursements from the Trust Account are available only in the limited circumstances set forth in the Trust Agreement. Each of the Company, Tempo and the Tempo Blockers further acknowledge that, if the transactions contemplated by this Agreement, or, in the event of termination of this Agreement, another Business Combination, are not consummated by May 29, 2022 or such later date as approved by the stockholders of FTAC to complete a Business Combination, FTAC will be obligated to return to its stockholders the amounts being held in the Trust Account. Accordingly, each of the Company, Tempo and the Tempo Blockers hereby waives any past, present or future claim of any kind against, and any right to access, the Trust Account or to collect from the Trust Account any monies that may be owed to them by FTAC or any of its Affiliates for any reason whatsoever, and will not seek recourse against the Trust Account at any time for any reason whatsoever; provided, that nothing herein shall serve to limit or prohibit the Company’s, Tempo’s or the equityholders’ of Tempo’s right to pursue a claim against FTAC or any of its Affiliates for legal relief against assets held outside the Trust Account (including from and after the consummation of a Business Combination other than as contemplated by this Agreement) or pursuant to Section 13.13 for specific performance or other injunctive relief. This Section 8.03 shall survive the termination of this Agreement for any reason.

Section 8.04 Proxy Solicitation; Consent Solicitation; Other Actions.

(a) Tempo agrees to, as promptly as practicable, provide the following in connection with the Company’s initial filing of the Form S-4 and Proxy Statement/Consent Solicitation Statement/Prospectus with the SEC: audited financial statements, including consolidated statements of income, members’ equity and cash flows of Tempo and its Subsidiaries for the years ended December 31, 2020, December 31, 2019 and December 31, 2018 and consolidated balance sheets as of December 31, 2020 and December 31, 2019, in each case, prepared in accordance with GAAP and Regulation S-X and audited in accordance with the auditing standards of the PCAOB, prepared in accordance with GAAP and Regulation S-X. Tempo and the Tempo Blockers shall be available to, and Tempo and its Subsidiaries and the Tempo Blockers shall use reasonable best efforts to make their officers and employees available to, in each case, during normal business hours and upon reasonable advanced notice, FTAC and its counsel in connection with (i) the drafting of the Form S-4 and Proxy Statement/Consent Solicitation Statement/Prospectus and (ii) responding in a timely manner to comments on the Form S-4 and Proxy Statement/Consent Solicitation Statement/Prospectus from the SEC. Without limiting the generality of the foregoing, Tempo shall reasonably cooperate with FTAC in connection with the preparation for inclusion in the Form S-4 and Proxy Statement/Consent Solicitation Statement/Prospectus of pro forma financial statements that comply with the requirements of Regulation S-X under the rules and regulations of the SEC (as interpreted by the staff of the SEC).

(b) Subject to Section 10.01(f), from and after the date on which the Proxy Statement/Consent Solicitation Statement/Prospectus is mailed to FTAC’s stockholders, Tempo and the Tempo Blockers will give FTAC prompt written notice of any action taken or not taken by Tempo or its Subsidiaries, the Tempo Blockers or of any development regarding Tempo or its Subsidiaries or the Tempo Blockers, in any such case which is known by Tempo or such Tempo Blocker, that would cause the Proxy Statement/Consent Solicitation Statement/Prospectus to contain an untrue statement of a material fact or omit to state a material fact necessary in order to make the statements, in light of the circumstances under which they were made, not misleading; provided, that, if any such action shall be taken or fail to be taken or such development shall otherwise occur, FTAC and Tempo and, if applicable, such Tempo Blocker shall cooperate fully to cause an amendment or supplement to be made promptly to the Proxy Statement/Consent Solicitation Statement/Prospectus, such that the Proxy Statement/Consent Solicitation Statement/Prospectus no longer contains an untrue statement of a material fact or omits to state a material fact necessary in order to make the statements, in light of the circumstances under which they were made, not misleading; provided, further, however, that no information received by FTAC pursuant to this Section 8.04 shall operate as a waiver or otherwise affect any representation, warranty or agreement given or made by the party who disclosed such information, and no such information shall be deemed to change, supplement or amend the Tempo Schedules.

Section 8.05 Equityholder Notices; Information Statement.

(a) As promptly as practicable after the delivery of the Tempo Written Consent, Tempo shall prepare and deliver to all holders of Tempo Units that did not execute the Tempo Written Consent a written notice of the taking of such action (together with a reasonably detailed description of the actions taken thereby and any information required to be provided under applicable Law or such entity’s governing documents), which notice(s) shall be in form and substance reasonably acceptable to FTAC.

(b) As promptly as practicable following the Original Execution Date, to the extent reasonably agreed by Tempo and FTAC, Tempo and FTAC will cooperate to take such actions as may be necessary to facilitate the delivery of Closing Seller Equity Consideration, Tempo Earnout Consideration and Forfeiture Reallocation Shares to any current or former Tempo employee in a manner compliant with applicable Law.

Section 8.06 Termination of Affiliate Transactions. Prior to the Closing, except for this Agreement and any other Transaction Agreements, Tempo and the Tempo Blockers (including Tempo Blocker 5) shall take, and cause to be taken, all actions necessary to cause all Tempo Related Party Transactions and all Blocker Related Party Transactions to be terminated as of or prior to the Closing without any further cost or Liability to the Company or its Subsidiaries following the Closing, other than any commercial Contracts entered into in the ordinary course of Tempo’s business with portfolio companies of Blackstone, Platinum Falcon, GIC or New Mountain on commercially reasonable, arms’ length terms or as set forth on Schedule 8.06 of the Tempo Schedules.

Section 8.07 280G Approval. To the extent that any “disqualified individual” (within the meaning of Section 280G(c) of the Code and the regulations thereunder) has the right to receive any payments or benefits that could be deemed to constitute “parachute payments” (within the meaning of Section 280G(b)(2)(A) of the Code and the regulations thereunder), then, prior to the Closing Date, Tempo will (i) solicit and use commercially reasonable efforts to obtain from each such “disqualified individual” a waiver of such disqualified individual’s rights to some or all of such payments or benefits (the “Waived 280G Benefits”) so that any remaining payments and/or benefits shall not be deemed to be “excess parachute payments” (within the meaning of Section 280G of the Code and the regulations thereunder), and (ii) with respect to each individual who agrees to and executes the waiver described in clause (i), submit to a vote of the holders of the equity interests of Tempo entitled to vote on such matters, in the manner required under Section 280G(b)(5) of the Code and the regulations promulgated thereunder, the right of any such “disqualified individual” to receive the Waived 280G Benefits. Prior to, and in no event later than five (5) days prior to soliciting such waivers and approval, Tempo shall provide drafts of such waivers and approval materials and the related calculations necessary to effectuate the equityholder approval process to FTAC for its review and reasonable commentary, and Tempo shall reflect in such waivers and approval materials any changes reasonably requested by FTAC. Prior to the Closing, Tempo shall deliver to FTAC evidence that a vote of the holders of the equity interests of Tempo was solicited in accordance with the foregoing and whether the requisite number of votes of the holders of the equity interests of Tempo was obtained with respect to the Waived 280G Benefits. If any of the Waived 280G Benefits fail to be approved, such Waived 280G Benefits shall not be paid or retained. Notwithstanding the foregoing, to the extent that any contract, arrangement, agreement or plan is entered into by FTAC, or any of its Affiliates, and a “disqualified individual” in connection with the transactions contemplated by this Agreement before the Closing Date (the “FTAC Arrangements”), FTAC shall cooperate with Tempo in good faith in order to calculate or determine the value (for purposes of Section 280G of the Code) of any payments or benefits granted or contemplated therein, which may be paid or granted in connection with the transactions contemplated by this Agreement and that could constitute “parachute payments” pursuant to Section 280G of the Code; provided, that neither Tempo nor any of its Affiliates will be deemed to be in breach of the covenants set forth in this Section 8.07 if the process set forth herein is ultimately determined to be invalid, if such invalidation is due to any inaccuracy or incompleteness in any respect of any such amounts and/or information provided by FTAC with respect to the FTAC Arrangements.

ARTICLE IX

COVENANTS OF THE COMPANY AND FTAC

Section 9.01 Indemnification and Insurance.

(a) From and after the Tempo Effective Time and FTAC Effective Time, as applicable, the Company agrees that (to the maximum extent permitted by applicable Law) it shall indemnify and hold harmless each present and former director, manager and officer of Tempo, the Tempo Blockers and FTAC and each of their respective Subsidiaries against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or Liabilities incurred in connection with any Action, whether civil, criminal, administrative or investigative, arising out of or pertaining to matters existing or occurring at or prior to the Tempo Effective Time or FTAC Effective Time, as applicable, whether asserted or claimed prior to, at or after such effective time, to the fullest extent that Tempo, the Tempo Blockers, FTAC or their respective Subsidiaries, as the case may be, would have been permitted under applicable Law and their respective certificate of incorporation, bylaws or other organizational documents in effect on the Original Execution Date to indemnify such Person (including the advancing of expenses as incurred to the fullest extent permitted under applicable Law). Without limiting the foregoing, following the Closing, the Company shall and shall cause each of its Subsidiaries (including Tempo and FTAC) to, (i) maintain for a period of not less than six years from the Closing provisions in its certificate of incorporation, bylaws and other organizational documents concerning the indemnification and exoneration (including provisions relating to expense advancement) of officers and directors/managers that are no less favorable to those Persons than the provisions of such certificates of incorporation, bylaws and other organizational documents as of the Original Execution Date and (ii) not amend, repeal or otherwise modify such provisions in any respect that would adversely affect the rights of those Persons thereunder, in each case, except as required by Law.

(b) For a period of six years from the Closing, the Company shall, or shall cause one or more of its Subsidiaries to, maintain in effect directors’ and officers’ liability insurance covering those Persons who are currently covered by FTAC’s, a Tempo Blocker’s, Tempo’s or any of their respective Subsidiaries’ directors’ and officers’ liability insurance policies (true, correct and complete copies of which have been heretofore made available to Tempo or FTAC, as applicable, or their respective agents or representatives) on terms not less favorable than the terms of such current insurance coverage, except that in no event shall the Company or its Subsidiaries be required to pay an annual premium for such insurance in excess of 225% of the aggregate annual premium payable by the Tempo Blockers, Tempo and its Subsidiaries and FTAC and its Subsidiaries for such insurance policy for the year ended December 31, 2020; provided, however, that the Tempo Blockers, Tempo and FTAC may, in the alternative, cause coverage to be extended under such Tempo Blocker’s, Tempo’s or FTAC’s, as applicable, current directors’ and officers’ liability insurance by obtaining a six-year “tail” policy containing terms not less favorable than the terms of such current insurance coverage with respect to claims existing or occurring at or prior to the Closing (the “D&O Tail”), except that in no event shall the Company or its Subsidiaries be required to pay an annual premium for such insurance in excess of 225% of the aggregate annual premium payable by such Tempo Blocker, Tempo and its Subsidiaries or FTAC and its Subsidiaries, as applicable, for such current insurance.

(c) FTAC, the Tempo Blockers and Tempo hereby acknowledge (on behalf of themselves and their respective Subsidiaries) that the indemnified Persons under this Section 9.01 may have certain rights to indemnification, advancement of expenses and/or insurance provided by current equityholders, members, or other Affiliates of such equityholders or members (“Indemnitee Affiliates”) separate from the indemnification obligations of the Company, FTAC, the Tempo Blockers, Tempo and their respective Subsidiaries hereunder. The Parties hereby agree, following the Closing, (i) that the Company, FTAC, the Tempo Blockers, Tempo and their respective Subsidiaries are the indemnitors of first resort (i.e., its obligations to the indemnified Persons under this Section 9.01 are primary and any obligation of any Indemnitee Affiliate to advance expenses or to provide indemnification for the same expenses or Liabilities incurred by the indemnified Persons under this Section 9.01 are secondary), (ii) that the Company, FTAC, Tempo and their respective Subsidiaries shall be required to advance the full amount of expenses incurred by the indemnified Persons under this Section 9.01 and shall be liable for the full amount of all expenses, judgments, penalties, fines and amounts paid in settlement to the extent legally permitted and required by the Company’s, FTAC’s, such Tempo Blocker’s or Tempo’s and their respective Subsidiaries’ governing documents or any director or officer indemnification agreements, without regard to any rights the indemnified Persons under this Section 9.01 may have against any Indemnitee Affiliate, and (iii) that the Parties (on behalf of themselves and their respective Subsidiaries) irrevocably waive, relinquish and release the Indemnitee Affiliates from any and all claims against the Indemnitee Affiliates for contribution, subrogation or any other recovery of any kind in respect thereof.

(d) Notwithstanding anything contained in this Agreement to the contrary, this Section 9.01 shall survive the consummation of the Mergers indefinitely and shall be binding, jointly and severally, on the Company, the FTAC Surviving Corporation, the Blocker Surviving Entities, Tempo Blocker 5 and the Tempo Surviving Entity, and all successors and assigns of the Company, the FTAC Surviving Corporation, the Blocker Surviving Entities, Tempo Blocker 5 and the Tempo Surviving Entity. In the event that the Company, the FTAC Surviving Corporation, any Blocker Surviving Entity, Tempo Blocker 5 or the Tempo Surviving Entity or any of their respective successors or assigns consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of the Company, the FTAC Surviving Corporation or the Tempo Surviving Entity, as the case may be, shall succeed to the obligations set forth in this Section 9.01.

Section 9.02 Conduct of FTAC During the Interim Period.

(a) During the Interim Period, except as set forth on Schedule 9.02 of the FTAC Schedules or as contemplated by this Agreement or as consented to by Tempo in writing (which consent shall not be unreasonably conditioned, withheld, delayed or denied), no FTAC Party shall, and shall not permit any of its respective Subsidiaries (including the Company) to:

(i) change, modify or amend the Trust Agreement or the FTAC Organizational Documents;

(ii) (A) declare, set aside or pay any dividends on, or make any other distribution in respect of any outstanding capital stock of, or other equity interests in, FTAC or the Company; (B) split, combine or reclassify any capital stock of, or other equity interests in, FTAC or the Company; or (C) other than in connection with FTAC Stockholder Redemption or as otherwise required by FTAC’s organizational documents in order to consummate the transactions contemplated hereby, repurchase, redeem or otherwise acquire, or offer to repurchase, redeem or otherwise acquire, any capital stock of, or other equity interests in, FTAC or the Company;

(iii) make, change or revoke any material tax election, adopt or change any material accounting method with respect to Taxes, file any amended material Tax Return, settle or compromise any material Tax liability, enter into any material closing agreement with respect to any Tax, surrender any right to claim a material refund of Taxes, consent to any extension or waiver of the limitations period applicable to any material Tax claim or assessment, or change its residence for any Tax purposes;

(iv) enter into, renew or amend in any material respect, any transaction or Contract with an Affiliate of FTAC, the Founders or the FP Investors (including, for the avoidance of doubt, (x) any director or officer of FTAC, the Founders or the FP Investors or anyone related by blood, marriage or adoption to any such person and (y) any Person with whom any director or officer of FTAC, the Founders or the FP Investors has a direct or indirect legal or contractual relationship or beneficial ownership interest of 5% or greater) or any other FTAC Affiliate Agreement;

(v) enter into, renew or amend in any material respect, any transaction or Contract relating to FTAC Transaction Expenses if such entry, renewal or amendment would result in additional FTAC Transaction Expenses that, individually or in the aggregate, exceed $5,000,000 (and in all cases subject to Section 9.02(a)(iv));

(vi) waive, release, compromise, settle or satisfy any pending or threatened material claim (which shall include, but not be limited to, any pending or threatened Action) or compromise or settle any liability;

(vii) except as contemplated by the Omnibus Incentive Plan Proposal, adopt or amend any FTAC Benefit Plan (or any plan, policy or arrangement that would be an FTAC Benefit Plan if so adopted), or enter into any employment contract or collective bargaining agreement, pay any special bonus or special remuneration to any director, officer, employee or contractor, or increase the salaries or wage rates or fringe benefits (including rights to severance or indemnification) of its directors, officers, employees or independent contractors;

(viii) acquire by merging or consolidating with, or by purchasing the assets of, or by any other manner, any business or Person or division thereof or otherwise acquire any assets;

(ix) adopt a plan of complete or partial liquidation, dissolution, merger, division transaction, consolidation or recapitalization;

(x) incur, guarantee or otherwise become liable for (whether directly, contingently or otherwise) any Indebtedness;

(xi) (A) offer, issue, deliver, grant or sell, or authorize or propose to offer, issue, deliver, grant or sell, any capital stock of, other equity interests, equity equivalents, stock appreciation rights, phantom stock ownership interests or similar rights in, FTAC (including any FTAC Preferred Stock) or any of its Subsidiaries (including the Company) or any securities convertible into, or any rights, warrants or options to acquire, any such capital stock or equity interests, other than the issuance of FTAC Class A Common Stock and FTAC Warrants in connection with the FTAC Financing on the terms set forth in the Forward Purchase Agreements, the issuance of FTAC Class C Common Stock in connection with the Founder FTAC Warrant Recapitalization, the issuance of Company Common Stock in connection with the PIPE Investment and the Additional Cannae Subscription and the offer and issuance of Company Common Stock in connection with any Permitted Equity Financing, in each case, as contemplated herein or (B) amend, modify or waive any of the terms or rights set forth in, any FTAC Warrant or the Warrant Agreement, including any amendment, modification or reduction of the warrant price set forth therein;

(xii) take any action or knowingly fail to take any action, which action or failure to act would reasonably be expected to prevent or impede the Transactions from qualifying for the Intended Tax Treatment; or

(xiii) authorize any of, or commit or agree to take, whether in writing or otherwise, any of, the foregoing actions.

(b) During the Interim Period, FTAC shall, and shall cause its Subsidiaries to, comply with and continue performing under, as applicable, the FTAC Organizational Documents, the Trust Agreement and all other agreements or Contracts to which FTAC or its Subsidiaries may be a party.

Section 9.03 PIPE Investment; Additional Cannae Subscription; FTAC Financing. Unless otherwise approved in writing by Tempo, FTAC shall not permit any amendment or modification to be made to, or any waiver (in whole or in part) of or provide consent to (including consent to termination) any provision or remedy under, or any replacements of, any of the Subscription Agreements or the Forward Purchase Agreements. FTAC shall take, or cause to be taken, all actions and do, or cause to be done, all things necessary, proper or advisable to consummate the transactions contemplated by the Subscription Agreements and the Forward Purchase Agreements on the terms and conditions described therein, including maintaining in effect the Subscription Agreements and the Forward Purchase Agreements and to: (a) satisfy in all material respects on a timely basis all conditions and covenants applicable in the Subscription Agreements and otherwise comply with its obligations thereunder; (b) in the event that all conditions in the Subscription Agreements or the Forward Purchase Agreements (other than conditions that FTAC or any of its Affiliates control the satisfaction of and other than those conditions that by their nature are to be satisfied at the Closing) have been satisfied, as applicable, consummate transactions contemplated by the Subscription Agreements and the Forward Purchase Agreements at or prior to Closing; (c) confer with Tempo regarding the timing of the Expected Closing Date (as defined in the Subscription Agreements); (d) deliver notices to the respective counterparties to the Subscription Agreements and the Forward Purchase Agreements at least ten (10) Business Days prior to the expected Closing to cause them to fund their obligations at least three (3) Business Days prior to the date that the Closing is expected to occur hereunder and (e) without limiting Tempo’s enforcement thereunder or pursuant Section 13.13, enforce its rights under the Subscription Agreements and the Forward Purchase Agreements in the event that all conditions in the Subscription Agreements or the Forward Purchase Agreements, as applicable (other than conditions that FTAC or any of its Affiliates control the satisfaction of and other than those conditions that by their nature are to be satisfied at the Closing) have been satisfied, to cause the applicable investors to pay to (or as directed by) FTAC the FTAC Financing and / or the applicable portion of the PIPE Investment Amount set forth in the PIPE Subscription Agreements or the Additional Cannae Subscription Amount set forth in the Cannae Subscription Agreement, in each case, in accordance with their respective terms. Without limiting the generality of the foregoing, FTAC shall give Tempo, prompt (and, in any event within one (1) Business Day’s) written notice: (i) prior to any amendment to any Forward Purchase Agreement, any PIPE Subscription Agreement or the Cannae Subscription Agreement (other than as a result of any assignments or transfers contemplated therein or otherwise permitted thereby); (ii) of any breach or default (or any event or circumstance that, with or without notice, lapse of time or both, could give rise to any breach or default) by the counterparty to a Forward Purchase Agreement or any party to any PIPE Subscription Agreement or the Cannae Subscription Agreement known to

FTAC; (iii) of the receipt of any written notice or other written communication from any party with respect to any actual, potential, threatened or claimed expiration, lapse, withdrawal, breach, default, termination or repudiation of a Forward Purchase Agreement or any PIPE Subscription Agreement or the Cannae Subscription Agreement or any provisions of such agreements; and (iv) if FTAC does not expect to receive all or any portion of the FTAC Financing, the PIPE Investment Amount or the Additional Cannae Subscription Amount, in each case, on the terms, in the manner or from the persons contemplated by the applicable agreements. FTAC shall deliver all notices it is required to deliver under the Forward Purchase Agreements and the Subscription Agreements on a timely basis in order to cause the applicable investors to consummate the transactions contemplated thereunder concurrently with the Closing and shall take all actions required under the Forward Purchase Agreements or any Subscription Agreements with respect to the timely issuance and delivery of any physical share certificates as and when required thereunder or under side letters thereto.

Section 9.04 Sponsor Agreement Matters. FTAC shall not permit any amendment or modification to be made to, or any waiver of any provision or remedy under, or any replacement of, the Sponsor Agreement. FTAC shall take, or cause to be taken, all actions and do, or cause to be done, all things necessary, proper or advisable to satisfy in all material respects on a timely basis all conditions and covenants applicable to FTAC in the Sponsor Agreement and otherwise comply with its obligations thereunder and, without limiting Tempo’s rights thereunder or pursuant to Section 13.13, to enforce its rights under each such agreement. Without limiting the generality of the foregoing, FTAC shall give Tempo, prompt (and, in any event within one (1) Business Day) written notice: (a) of any breach or default (or any event or circumstance that, with or without notice, lapse of time or both, could give rise to any breach or default) by any party to the Sponsor Agreement known to FTAC, and (b) of the receipt of any written notice or other written communication from any other party to the Sponsor Agreement with respect to any actual, potential, threatened or claimed expiration, lapse, withdrawal, breach, default, termination or repudiation by any party under any such agreement or any provisions of any such agreement.

Section 9.05 Inspection. Subject to confidentiality obligations and similar restrictions that may be applicable to information furnished to FTAC or its Subsidiaries by third parties that may be in FTAC’s or its Subsidiaries’ possession from time to time, and except for any information which in the opinion of legal counsel of FTAC would result in the loss of attorney-client privilege or other privilege from disclosure, FTAC shall afford to Tempo and its Affiliates and their respective Representatives reasonable access during the Interim Period, during normal business hours and with reasonable advance notice, to its respective properties, books, Contracts, commitments, Tax Returns, records and appropriate officers and employees of FTAC and its Subsidiaries, and shall use its and their commercially reasonable efforts to furnish such Representatives with all financial and operating data and other information concerning the affairs of FTAC that are in the possession of FTAC, in each case as Tempo and its Representatives may reasonably request solely for purposes of consummating the Transactions. The Parties shall use commercially reasonable efforts to make alternative arrangements for such disclosure where the restrictions in the preceding sentence apply. All information obtained by Tempo and its Affiliates and their respective Representatives under this Agreement shall be kept confidential.

Section 9.06 FTAC NYSE Listing. From the Original Execution Date through the Closing, FTAC shall use reasonable best efforts to ensure FTAC remains listed as a public company on, and for shares of FTAC Class A Common Stock and FTAC Warrants to be listed on, the NYSE. FTAC shall use reasonable best efforts to cause the Company Class A Common Stock to be approved for listing on the NYSE, subject to official notice of issuance, prior to the Closing.

Section 9.07 FTAC Public Filings. From the Original Execution Date through the Closing, FTAC will keep current and timely file all reports required to be filed or furnished with the SEC and otherwise comply in all material respects with its reporting obligations under applicable Securities Laws.

Section 9.08 Section 16 Matters. Prior to the FTAC Effective Time, FTAC and the Company, as applicable, shall take all commercially reasonable steps as may be required (to the extent permitted under applicable Law) to cause any acquisition or disposition of any equity securities of FTAC or the Company (or Tempo), respectively, or any derivative thereof that occurs or is deemed to occur by reason of or pursuant to the Transactions by each Person who is or will be subject to the reporting requirements of Section 16(a) of the Exchange Act in connection with the Transactions to be exempt under Rule 16b-3 promulgated under the Exchange Act, including by taking steps in accordance with the No-Action Letter, dated January 12, 1999, issued by the SEC regarding such matters.

Section 9.09 Omnibus Incentive Plan. Prior to the FTAC Effective Time, FTAC shall, subject to obtaining the approval of the stockholders of FTAC for the Omnibus Incentive Plan Proposal, adopt the Alight, Inc. Omnibus Incentive Plan (the “Omnibus Incentive Plan”) in the form attached hereto as Exhibit J. The Omnibus Incentive Plan shall provide for the reservation for issuance of a number of shares of Company Common Stock as set forth in the Omnibus Incentive Plan. Effective as of the FTAC Effective Time, the Company shall assume the Omnibus Incentive Plan (with any adjustments, including pursuant to Section 3.02, to reflect the Mergers).

Section 9.10 Qualification as an Emerging Growth Company. FTAC shall, at all times during the period from the Original Execution Date until the Closing: (a) take all actions necessary to continue to qualify as an “emerging growth company” within the meaning of the Jumpstart Our Business Startups Act of 2012 (“JOBS Act”) and (b) not take any action that would cause FTAC to not qualify as an “emerging growth company” within the meaning of the JOBS Act.

Section 9.11 Permitted Equity Financing.

(a) During the Interim Period, FTAC may enter into Contracts with one or more investors or other Persons with respect to the purchase, at or prior to the Closing, of shares of Company Class A Common Stock by such Person (each, a “Permitted Equity Financing Subscription Agreement”); provided that, unless otherwise consented to in writing by Tempo, (i) each Permitted Equity Financing Subscription Agreement shall be in substantially the same form as the Subscription Agreements (provided, that, unless otherwise consented to in writing by Tempo such Permitted Equity Financing Subscription Agreements shall provide that FTAC is not required to, and shall not, consummate all or any portion of such Permitted Equity Financing to the extent it would cause the total number of shares of Company Class A Common Stock issued pursuant to the Permitted Equity Financing to be greater than the total number of shares of FTAC Class A Common Stock actually redeemed in connection with the FTAC Stockholder Redemption), (ii) the purchase price per share of Company Class A Common Stock pursuant thereto shall not be less than ten dollars ($10) per share and (iii) the total number of shares of Company Class A Common Stock to be issued pursuant to all Permitted Equity Financing Subscription Agreements shall not, in the aggregate, exceed the total number of shares of FTAC Class A Common Stock that are redeemed in connection with the FTAC Stockholder Redemption.

(b) Unless otherwise approved in writing by Tempo, FTAC shall not permit any amendment or modification to be made to, or any waiver (in whole or in part) of or provide consent to (including consent to termination) any provision or remedy under, or any replacements of, any of the Permitted Equity Financing Subscription Agreements, if any. FTAC shall take, or cause to be taken, all actions and do, or cause to be done, all things necessary, proper or advisable to consummate the transactions contemplated by such Permitted Equity Financing Subscription Agreements, if any, on the terms and conditions described therein, including to: (a) satisfy in all material respects on a timely basis all conditions and covenants applicable in the Permitted Equity Financing Subscription Agreements and otherwise comply with its obligations thereunder; (b) in the event that all conditions in the Permitted Equity Financing Subscription Agreements (other than conditions that FTAC or any of its Affiliates control the satisfaction of and other than those conditions that by their nature are to be satisfied at the Closing) have been satisfied, as applicable, consummate transactions contemplated by the Permitted Equity Financing Subscription Agreements at or prior to Closing subject to the limitations set forth in Section 9.11(a), provided that in no event shall FTAC or the Company be required to, and shall not, consummate all or any portion of the transactions contemplated by any Permitted Equity Financing Subscription Agreement to the extent it would cause the total number of shares of Company Class A Common Stock issued pursuant to the Permitted Equity Financing to be greater than the total number of shares of FTAC Class A Common Stock actually redeemed in connection with the FTAC Stockholder Redemption; (c) confer with Tempo regarding the timing of the Expected Closing Date (as defined in the Permitted Equity Financing Subscription Agreements); (d) deliver notices to the respective counterparties to the Permitted Equity Financing Subscription Agreements at least ten (10) Business Days prior to the expected Closing to cause them to fund their obligations at least three (3) Business Days prior to the date that the Closing is expected to occur hereunder and (e) without limiting the Tempo’s enforcement thereunder or pursuant Section 13.13, enforce its rights under the Permitted Equity Financing Subscription Agreements in the event that all conditions in the Permitted Equity Financing Subscription Agreements (other than conditions that FTAC or any of its Affiliates control the satisfaction of and other than those conditions that by their nature are to be satisfied at the Closing) have been satisfied, to cause the applicable investors to pay to (or as directed by) FTAC the amount set forth in each Permitted Equity Financing Subscription Agreement, in each case, in accordance with its terms. Without limiting the generality of the foregoing, FTAC shall give Tempo, prompt (and, in any event within one (1) Business Day’s) written notice: (i) prior to any amendment to any Permitted Equity Financing Subscription Agreement (other than as a result of any assignments or transfers contemplated therein or otherwise permitted thereby); (ii) of any breach or default (or any event or circumstance that, with or without notice, lapse of time or both, could give rise to any breach or default) by the counterparty to a Permitted Equity Financing Subscription Agreement known to FTAC; (iii) of the receipt of any written notice or other written communication from any party with respect to any actual, potential, threatened or claimed expiration, lapse, withdrawal, breach, default, termination or repudiation of any Permitted Equity Financing Subscription Agreement or any provisions of such agreements; and (iv) if FTAC does not expect to receive all or any portion of the amount set forth in each Permitted Equity Financing Subscription Agreement, in each case, on the terms, in the manner or from the persons contemplated by the applicable agreements. FTAC shall deliver all notices it is required to deliver under Permitted Equity Financing Subscription Agreements on a timely basis in order to cause the applicable investors to consummate the transactions contemplated thereunder concurrently with the Closing and shall take all actions required under the Permitted Equity Financing Subscription Agreements with respect to the timely issuance and delivery of any physical share certificates as and when required thereunder or under side letters thereto, in each case, in accordance with this Section 9.11.

(c) During the Interim Period, Tempo and FTAC shall, and shall cause their respective officers, employees and representatives to, use commercially reasonable efforts to cooperate, at FTAC’s sole cost and expense (which shall be treated as an FTAC Transaction Expense hereunder) in connection with the arrangement of any Permitted Equity Financing (in each case, subject to the limitations set forth in Section 9.11(a)), including by (i) upon reasonable prior notice and during normal business hours and in a manner that does not unreasonably interfere with Tempo’s business, participating in meetings, calls, drafting sessions, presentations, and due diligence sessions (including accounting due diligence sessions) and sessions with prospective investors at mutually agreeable times and locations and upon reasonable advance notice (including the participation in any relevant “roadshow”), (ii) reasonably assisting with the preparation of customary materials, (iii) providing the Financial Statements and such other financial information regarding Tempo and its Subsidiaries readily available to Tempo as is reasonably requested in connection therewith, subject to confidentiality obligations acceptable to Tempo and (iv) otherwise reasonably cooperating in FTAC’s efforts to obtain any Permitted Equity Financing.

ARTICLE X

JOINT COVENANTS

Section 10.01 Regulatory Approvals.

(a) Each of the Parties shall cooperate and use their respective reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done as promptly as practicable, all things necessary, proper and advisable under applicable Laws, to consummate and make effective as promptly as practicable the Transactions, including providing any notices to any Person required in connection with the consummation of the Transactions, and obtaining any licenses, consents, waivers, approvals, authorizations, qualifications and Governmental Orders necessary to consummate the Transactions; provided, that (i) in no event shall any party be required to pay any material fee, penalty or other consideration to obtain any license, Permit, consent, approval, authorization, qualification or waiver required under any Contract for the consummation of the Transactions (other than fees or expenses payable to the SEC in connection with the Transactions, including the Form S-4 and Proxy Statement / Prospectus, filing fees payable pursuant to the HSR Act or other Antitrust Laws, and any other ordinary course filing fees in connection with Governmental Filings required to consummate the Transactions) and (ii) without the prior written consent of FTAC not to be unreasonably withheld, conditioned or delayed, neither Tempo nor any of its Subsidiaries, including the BD Subsidiary, shall agree to any material restriction to be imposed by FINRA as a condition to obtaining approval from FINRA pursuant to FINRA Rule 1017, including without limitation any requirement to maintain an amount of Regulatory Capital in excess of the amount of Regulatory Capital required under Rule 15c3-1 of the Exchange Act as of the Original Execution Date. Subject to appropriate confidentiality protections and applicable Antitrust Laws, each party hereto shall furnish to the other parties such necessary information and reasonable assistance as such other party may reasonably request in connection with the foregoing.

(b) Each of the Parties shall cooperate with one another and use their reasonable best efforts to prepare all necessary documentation (including furnishing all information (i) required under any applicable Antitrust Laws or other applicable Laws or by FINRA or, with respect to the IA Subsidiary and BD Subsidiary, any state securities regulator or (ii) requested by a Governmental Authority pursuant to applicable Antitrust Laws, by FINRA or, with respect to the IA Subsidiary and BD Subsidiary, any state securities regulator) to effect promptly all necessary filings with any Governmental Authority (including any notices required to be made to any state securities regulator as indicated on Section 10.01(b) of the Tempo Schedules) and to obtain all necessary, proper or advisable actions or nonactions, approvals consents, waivers, exemptions and approvals of any Governmental Authority necessary to consummate the Transactions. Each Party shall provide to the other parties copies of all correspondence between it (or its advisors) and any Governmental Authority relating to the Transactions or any of the matters described in this Section 10.01. Each of the Parties shall promptly inform the other of any substantive oral communication with, and provide copies of any written communications with, any Governmental Authority regarding any such filings or any such transaction, unless prohibited by reasonable request of any Governmental Authority. No Party shall independently participate in any substantive meeting or substantive conference call with any Governmental Authority in respect of any such filings, investigation or other inquiry without giving FTAC (in the case of Tempo or the Tempo Blockers) or Tempo (in the case of the FTAC Parties) prior notice of the substantive meeting or substantive conference call and, to the extent permitted by such Governmental Authority, the opportunity to attend or participate. In the event FTAC or Tempo is prohibited from participating in or attending any meeting or substantive conference call, the participating party shall keep FTAC or Tempo, as applicable, promptly and reasonably apprised with respect thereto, to the extent permitted by applicable Law. To the extent permissible under applicable Law, the Parties will consult and cooperate with one another, and consider in good faith the views of one another so as to mutually agree on any strategies and decisions, in connection with any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any Party or its Affiliates relating to proceedings under Antitrust Laws or other applicable Laws. Notwithstanding anything in this Agreement or any Transaction Agreement to the contrary, any documents or other materials provided pursuant to this Section 10.01(b) or other provision of this Agreement by any Party or any Seller Related Person may be redacted or withheld as necessary to address reasonable privilege or confidentiality concerns, and to remove references concerning the valuation of Tempo or other competitively sensitive material or personally-identifiable information or other sensitive personal or financial information, and the Parties and Seller Related Persons may, as each deems advisable, reasonably designate any material provided under this Section 10.01 or other provision of this Agreement as “outside counsel only material.” Such “outside counsel only materials” and the information contained therein shall be given only to outside legal counsel of the recipient and will not be disclosed by such outside legal counsel to employees, officers, or directors of the recipient without the advance written consent of the party providing such materials. Notwithstanding the foregoing, neither party shall be obligated to share with the other party documents responsive to items 4(c) and 4(d) on the Notification and Report Form for Certain Mergers and Acquisitions under the HSR Act. Without limiting the generality of the undertakings pursuant to this Section 10.01, each Party shall use reasonable best efforts to provide or cause to be provided (including, with respect to filings pursuant to the HSR Act, by its “Ultimate Parent Entities”, as that term is defined in the HSR Act) as promptly as reasonably practicable and advisable to any Governmental Authority information and documents relating to such party as requested by such Governmental Authority or necessary, proper or advisable to permit consummation of the Transactions, including filing any notification and report form and related material required under the HSR Act, any necessary or appropriate filings pursuant to FINRA Rule 1017 and any other filing or notice that may be required with any other Governmental Authority as promptly as reasonably practicable and advisable after the Original Execution Date (and, in the case of filings under the HSR Act and with FINRA, no later than 10 Business Days after the Original Execution Date), and thereafter to respond as promptly as reasonably practicable and advisable to any request for additional information or documentary material relating to such party that may be made (including under the HSR Act and any similar Antitrust Law regarding preacquisition notifications for the purpose of competition reviews or by FINRA); provided that FTAC promptly provides all information required in connection with the BD Subsidiary making such filings with FINRA pursuant to FINRA Rule 1017. FTAC shall supply as promptly as practicable (and shall respond no later than five (5) days following any request) any additional information and documentary material relating to FTAC and the Sponsor Persons that may be requested by any Governmental Authority and furnish to the other such necessary information and reasonable assistance as the other may request in connection with the preparation of any required applications, notices, registrations and requests as may be required or advisable to be filed with any Governmental Authority (including, with respect to FTAC and the Sponsor Persons, providing financial information and certificates as well as personal information of senior management, directors or control persons, and requesting that individuals with appropriate seniority and expertise make themselves available to participate in discussions or hearings). FTAC shall cause the filings made by it (or by its ultimate parent entity, if applicable) under the HSR Act to be considered for grant of “early termination,” and make any further filings pursuant thereto that may be necessary, proper, or advisable in connection therewith. In furtherance and not in limitation of the foregoing, FTAC shall provide, or cause to be provided, all agreements, documents, instruments, affidavits, statements or information that may be required or requested by any Governmental Authority relating to (i) FTAC (including any of its directors, officers, employees, partners, members, shareholders or control persons) and (ii) FTAC’s structure, ownership, businesses, operations, regulatory and legal compliance, assets, liabilities, financing, financial condition or results of operations, or any of its or their directors, officers, employees, partners, members, shareholders or Affiliates (including to the extent required pursuant to paragraph 4 of the Sponsor Agreement).

(c) If any objections are asserted with respect to the Transactions under any applicable Law or if any Action is instituted by any Governmental Authority or any private party challenging any of the Transactions as violative of any applicable Law, each of the Parties shall cooperate with one another in good faith and use their reasonable best efforts to: (i) oppose or defend against any action to prevent or enjoin consummation of this Agreement (and the Transactions), and (ii) take such action as reasonably necessary to overturn any regulatory action by any Governmental Authority to prevent or enjoin consummation of this Agreement (and the Transactions), including by defending any Action brought by any Governmental Authority in order to avoid entry of, or to have vacated, overturned or terminated, including by appeal if necessary, in order to resolve any such objections or challenge as such Governmental Authority or private party may have to any of the Transactions under such applicable Law so as to permit the consummation of the Transactions in their entity; provided, however, that any decision by the Parties to litigate in connection with such matters must be mutually agreed by FTAC and Tempo.

(d) Notwithstanding the foregoing, FTAC shall, and shall cause its controlled Affiliates to, take any and all actions necessary to obtain any authorization, consent or approval of a Governmental Authority (including in connection with any Governmental Filings) necessary or advisable so as to enable the consummation of the Transactions to occur as expeditiously as possible (and in any event, no later than the Termination Date) and to resolve, avoid or eliminate any impediments or objections, if any, that may be asserted with respect to the Transactions under any Law, or to otherwise oppose, avoid the entry of, or to effect the dissolution of, any order, decree, judgment, preliminary or permanent injunction that would otherwise have the effect of preventing, prohibiting, restricting, or delaying the consummation of the Transactions, including: (i) proposing, negotiating, committing to and effecting, by consent decree, hold separate order or otherwise, the sale, divestiture, licensing or disposition of, or holding separate of, businesses, product lines, rights or assets of FTAC or its controlled Affiliates and any interest therein (including entering into customary ancillary agreements relating to any such sale, divestiture, licensing or disposition of such businesses, product lines, rights or assets) and (ii) otherwise taking or committing to take actions that after the Closing Date would limit FTAC’s or its controlled Affiliates’ freedom of action with respect to, or its ability to retain or control, one or more of the businesses, product lines, rights or assets of FTAC and its controlled Affiliates or interest therein, in each case as may be required in order to enable the consummation of the Transactions to occur as expeditiously as possible (and in any event no later than the Termination Date).

(e) From the Original Execution Date until Closing, FTAC shall not acquire or agree to acquire, by merging with or into or consolidating with, or by purchasing a substantial portion of the assets of or any equity in, or by any other manner, any assets or Person, or take any other action, if the execution and delivery of a definitive agreement relating to, or the consummation of, such acquisition, or the taking of any other action, could in any material respect (individually or in the aggregate): (i) impose any delay in obtaining, or increase the risk of not obtaining, consents of a Governmental Authority necessary to consummate the Transactions or the expiration or termination of any applicable waiting period, (ii) increase the risk of a Governmental Authority seeking or entering a Governmental Order prohibiting the consummation of the Transactions, (iii) increase the risk of not being able to remove any such Governmental Order on appeal or otherwise, or (iv) otherwise prevent or delay the consummation of the Transactions.

(f) Notwithstanding anything in this Agreement to the contrary, nothing in this Agreement or any Transaction Agreement shall require Tempo or any of its respective Subsidiaries or any Affiliates (including Blackstone, Platinum Falcon, GIC and New Mountain or any of their respective Affiliates (which in the case of GIC, for purpose of this Section 10.01(f), shall be limited to entities managed by the Direct & Co-Investments Group of the Private Equity Group of GIC Special Investments Pte. Ltd. (“GIC SI”) and any entity it controls (excluding for the avoidance of doubt any credit business, or any entity in which GIC SI, directly or indirectly has a passive investment, including any such entity in which GIC SI holds only limited partnership interests, or which is otherwise managed or controlled by any Person other than GIC SI)) to (i) take, or cause to be taken, any action with respect to Blackstone, Platinum Falcon, GIC, New Mountain or any of its or their Affiliates, including any affiliated investment funds or any portfolio company (as such term is commonly understood in the private equity industry) of Blackstone, Platinum Falcon, GIC, New Mountain or any of its or their Affiliates, including selling, divesting or otherwise disposing of, or conveying, licensing, holding separate or otherwise restricting or limiting its freedom of action with respect to, any assets, business, products, rights, licenses or investments, or interests therein, other than with respect to Tempo and its Subsidiaries (provided any action taken is conditioned upon the Closing), or (ii) provide, or cause to be provided to any particular Governmental Authority (including, for the avoidance of doubt, FINRA), (A) nonpublic or other confidential financial or sensitive personally identifiable information of Blackstone, Platinum Falcon, GIC, New Mountain or any of its or their Affiliates or its or their respective directors, officers, employees, managers or partners, or its or their respective control persons’ or direct or indirect equityholders’ and their respective directors’, officers’, employees’, managers’ or partners’ (each of the foregoing Persons, a “Seller Related Person”) (other than such information with respect to the officers and directors of Tempo which may be provided to a Governmental

Authority on a confidential basis) or (B) any other information that exceeds the scope of information that such Seller Related Person has previously provided to such Governmental Authority in connection with obtaining regulatory approval for a transaction similar in nature to the Transactions (provided that such information shall only be disclosed confidentially to the applicable Governmental Authority and no other Person (including in any public filing) except to the extent such information was previously disclosed publicly as part of a similar government filing or notification, it being specified that no information need be disclosed confidentially to a Governmental Authority if it exceeds the scope of information previously disclosed confidentially to such Government Authority or disclosed publicly as part of a similar government filing or notification). Notwithstanding anything in this Agreement or any Transaction Agreement to the contrary, any Seller Related Person may designate any materials provided to a Governmental Authority that contain sensitive or confidential information in respect of such Seller Related Person or any of its respective Affiliates, as applicable, as such “Seller Related Person only” and such materials and the information contained therein shall not be disclosed to any other Person or Governmental Authority without such Seller Related Person’s prior written consent, and such Seller Related Person may provide that any such sensitive or confidential information may only be provided on an outside counsel-only basis or directly to the applicable Governmental Authority requesting such information and all appearances, submissions, presentations, briefs, and proposals made or submitted by or on behalf of such Seller Related Person or any of its Affiliates before any Governmental Authority shall be controlled by such Seller Related Person. No breach or violation shall be deemed to have occurred as a result of the failure of any Seller Related Person to provide information not required to be provided by this provision or any other provision of this Agreement.

(g) Notwithstanding anything else contained herein to the contrary, FTAC shall pay, or cause to be paid, all filing fees payable by any Party pursuant to Antitrust Laws in connection with the Transactions.

(h) Without limiting the generality of Section 10.01(a), as promptly as practicable following the Original Execution Date, to the extent required by applicable Law or the terms of any Advisory Contract in connection with the consummation of the Transactions, Tempo (i) shall cause the IA Subsidiary to provide the applicable Advisory Client notice, in form and substance reasonably satisfactory to FTAC, of the Transactions, to the extent required pursuant to the applicable Advisory Contract or applicable Law and (ii) shall, and shall cause the IA Subsidiary to, use commercially reasonable efforts to obtain any approval, consent or other action, if any, that is required from or by such Advisory Client under applicable Law or the applicable Advisory Contract. Notwithstanding anything to the contrary contained herein, in connection with obtaining any Advisory Client consents, approvals or other actions as described in this Section 10.01(h), the IA Subsidiary will not agree to any economic concessions (including any fee reduction or waiver, reimbursement obligation, expense cap or similar offset or arrangement) or other material changes to any Advisory Contract without the prior written consent of Tempo in its sole discretion. Tempo will reasonably cooperate with the IA Subsidiary and its other Subsidiaries in connection with obtaining any consents or approvals and obtaining any other actions under this Section 10.01(h). Tempo will keep FTAC reasonably informed of the status of obtaining the consent, approval or other action required of any Advisory Client pursuant to this Section 10.01(h) and, upon FTAC’s request, make available to FTAC make available to FTAC copies of all such executed consents, approvals and any other related materials and other records relating to the Advisory Client consent and approval process.

Section 10.02 Support of Transaction. Without limiting any covenant contained in Article VIII, Article IX or Article X, including the obligations of the Parties with respect to the notifications, filings, reaffirmations and applications described in Section 10.01, which obligations shall control to the extent of any conflict with the succeeding provisions of this Section 10.02, the Parties shall each, and shall each cause their respective Subsidiaries to: (a) use commercially reasonable efforts to obtain all material consents and approvals of third parties that any Party or its respective controlled Affiliates is required to obtain in order to consummate the Transactions, provided that, Tempo and FTAC shall not be required to seek any such required consents or approvals of third party counterparties to Material Contracts with Tempo or its Subsidiaries to the extent such Material Contract is otherwise terminable at will, for convenience or upon or after the giving of notice of termination by a party thereto without penalty unless otherwise agreed in writing by Tempo and FTAC, and

(b) use commercially reasonable efforts to take such other action as may reasonably be necessary or as another Party may reasonably request to satisfy the conditions of the other Party set forth in Article XI or otherwise to comply with this Agreement and to consummate the Transactions as soon as practicable. Notwithstanding the foregoing, in no event shall the FTAC Parties, Tempo or any of their Subsidiaries be obligated to bear any material expense or pay any material fee or grant any material concession in connection with obtaining any consents, authorizations or approvals pursuant to the terms of any Contract to which Tempo or any of its Subsidiaries is a party or that is otherwise required in connection with the consummation of the Transactions.

Section 10.03 Preparation of Form S-4 and Proxy Statement/Consent Solicitation Statement/Prospectus; FTAC Special Meeting.

(a) Proxy Statement/Prospectus.

(i) As promptly as practicable following the execution and delivery of the Original Agreement (and in any event on or prior to the later of (i) the third (3rd) Business Day following the delivery of the financial statements pursuant to the first sentence of Section 8.04(a) (other than the audited financial statements for the year ended December 31, 2020) and (ii) February 16, 2021), FTAC, Tempo, the Tempo Blockers and the Company shall use reasonable best efforts to prepare, and the Company shall confidentially submit with the SEC, the Form S-4 in connection with the registration under the Securities Act of the Company Common Stock to be issued under this Agreement (including, for the avoidance of doubt, (1) all shares of Company Class A Common Stock, (2) all shares of Company Class A Common Stock issuable upon conversion of any shares of Company Class B Common Stock, shares of Company Class Z Common Stock, New Tempo Class B-1 Units or New Tempo Class B-2 Units and (3) all shares of Company Class A Common Stock issuable upon the exchange of any New Tempo Class A Units) and the effect of the Transactions on the FTAC Warrants, which Form S-4 will contain (i) a consent solicitation statement in connection with the solicitation of the Tempo Blocker Written Consents (other than the Tempo Blocker Written Consent in respect of Tempo Blocker 4) and the Tempo Written Consent and (ii) also contain the Proxy Statement/Consent Solicitation Statement/Prospectus, which will be included therein as a prospectus and which will be used as a proxy statement for the Special Meeting with respect to, among other things: (A) providing FTAC’s stockholders with the opportunity to redeem shares of FTAC Class A Common Stock (effective upon the consummation of the Transactions) by delivering an election to redeem in respect of such shares not later than 5:00 p.m. Eastern Time on the date that is at least two (2) Business Days prior to the date of the Special Meeting (the “FTAC Stockholder Redemption”); and (B) soliciting proxies from holders of FTAC Common Stock to vote at the Special Meeting, as adjourned or postponed, in favor of: (1) the adoption of this Agreement and approval of the Transactions; (2) the amendment and restatement of the Certificate of Incorporation in the form of the FTAC Charter attached as Exhibit C hereto; (3) the approval of each issuance of Company Common Stock, and securities convertible into or exchangeable for Class A common stock, FTAC Common Stock, shares of Class C Common Stock of FTAC or the FTAC Surviving Corporation or New Tempo Class C Units solely to the extent such issuance requires a separate vote under SEC or NYSE rules (including approval of the issuance of Company Common Stock pursuant to the PIPE Subscription Agreements and Additional Cannae Subscription Agreement, each issuance of Company Common Stock under each Permitted Equity Financing Subscription Agreement and approval of each other issuance that is subject to the SEC’s or the NYSE’s related party transaction rules) (the proposals contemplated by clauses (1) through (3), collectively, the “Required FTAC Stockholder Approvals”); (4) the approval of each provision of the Company Charter that reasonably requires a separate vote under SEC or NYSE rules; (5) the approval of the adoption of the Omnibus Incentive Plan (the “Omnibus Incentive Plan Proposal”); and (6) any other proposals the Parties agree are necessary or desirable to consummate the Transactions (clauses (1) through (6), collectively, the “FTAC Stockholder Matters”). Without the prior written consent of Tempo, the FTAC Stockholder Matters shall be the only matters (other than procedural matters) which FTAC shall propose to be acted on by FTAC’s stockholders at the Special Meeting, as adjourned or postponed. Each of FTAC and the Company shall use its reasonable best efforts to cause the Form S-4 and the

Proxy Statement/Consent Solicitation Statement/Prospectus to comply with the rules and regulations promulgated by the SEC, to have the Form S-4 declared effective under the Securities Act as promptly as practicable after such filing and to keep the Form S-4 effective as long as is necessary to consummate the Transactions. Subject to Section 10.01(f), each of FTAC and the Company, Tempo and the Tempo Blockers shall furnish all information concerning it as may reasonably be requested by the other party in connection with such actions and the preparation of the Form S-4 and the Proxy Statement/Consent Solicitation Statement/Prospectus. Promptly after the Form S-4 is declared effective under the Securities Act, Tempo, FTAC, the Tempo Blockers and the Company shall use reasonable best efforts to cause the Proxy Statement/Consent Solicitation Statement/Prospectus to be mailed to stockholders of FTAC and to the equityholders of Tempo and the Tempo Blockers.

(ii) Each of FTAC, Tempo, and the Company shall cooperate and mutually agree upon (such agreement not to be unreasonably withheld, delayed or conditioned), any response to comments of the SEC or its staff with respect to the Form S-4 and the Proxy Statement/Consent Solicitation Statement/Prospectus and any amendment to the Form S-4 and the Proxy Statement/Consent Solicitation Statement/Prospectus filed in response thereto. If FTAC, Tempo, the Tempo Blockers or the Company becomes aware that any information contained in the Form S-4 or the Proxy Statement/Consent Solicitation Statement/Prospectus shall have become false or misleading in any material respect or that the Form S-4 or the Proxy Statement/Consent Solicitation Statement/Prospectus is required to be amended in order to comply with applicable Law, then (x) such party shall promptly inform the other parties and (y) FTAC and the Company, on the one hand, and Tempo, on the other hand, shall cooperate fully and mutually agree upon (such agreement not to be unreasonably withheld, delayed or conditioned) an amendment or supplement to the Form S-4 and the Proxy Statement/Consent Solicitation Statement/Prospectus. FTAC and the Company shall use reasonable best efforts to cause the Form S-4 and the Proxy Statement/Consent Solicitation Statement/Prospectus as so amended or supplemented, to be filed with the SEC and to be disseminated to the holders of shares of FTAC Common Stock, as applicable, in each case pursuant to applicable Law and subject to the terms and conditions of this Agreement and the FTAC Organizational Documents. Each of the Company and FTAC shall provide the other parties, including Tempo, with copies of any written comments, and shall inform such other parties, including Tempo, of any oral comments, that such party receives from the SEC or its staff with respect to the Form S-4 and the Proxy Statement/Consent Solicitation Statement/Prospectus promptly after the receipt of such comments and shall give the other parties, including Tempo, a reasonable opportunity to review and comment on any proposed written or oral responses to such comments prior to responding to the SEC or its staff. FTAC, the Company, Tempo and the Tempo Blockers shall use reasonable best efforts to cause the Form S-4 to be declared effective as promptly as practicable after it is filed with the SEC and to keep the Form S-4 effective through the Closing in order to permit the consummation of the transactions contemplated hereby.

(iii) FTAC shall file the Proxy Statement/Consent Solicitation Statement/Prospectus on Schedule 14A in accordance with the rules and regulations of the Exchange Act. The Company shall file the Proxy Statement/Consent Solicitation Statement/Prospectus and any supplement thereto pursuant to Rule 424. FTAC and the Company shall use reasonable best efforts to, as promptly as practicable (and in any event, within seven (7) Business Days after the SEC Clearance Date), (i) establish the record date for, duly call, give notice of, convene and hold the Special Meeting in accordance with the DGCL for a date no later than 35 days following the SEC Clearance Date (subject to Section 10.03(b)), (ii) cause the Proxy Statement/Consent Solicitation Statement/Prospectus to be disseminated to FTAC’s stockholders in compliance with applicable Law and (iii) consult and mutually agree with Tempo with respect to the foregoing. FTAC shall obtain the written consent of the holders of the FTAC Class B Common Stock to the adoption and approval of the FTAC Charter as promptly as practicable after the Proxy Statement/Consent Solicitation Statement/Prospectus is disseminated to FTAC’s stockholders and in any event prior to the Closing.

(b) FTAC Special Meeting; Tempo and Tempo Blockers Consent Solicitation. FTAC shall use its reasonable best efforts to take all actions necessary (in its discretion or at the request of Tempo) to obtain the approval of FTAC Stockholder Matters at the Special Meeting, as adjourned or postponed, including by soliciting proxies as promptly as practicable in accordance with applicable Law for the purpose of seeking the approval of FTAC Stockholder Matters. FTAC shall include the FTAC Board Recommendation in the Proxy Statement/Consent Solicitation Statement/Prospectus. The board of directors of FTAC shall not (and no committee or subgroup thereof shall) change, withdraw, withhold, qualify or modify, or publicly propose to change, withdraw, withhold, qualify or modify, the FTAC Board Recommendation for any reason. FTAC agrees that its obligation to establish a record date for, duly call, give notice of, convene and hold the Special Meeting for the purpose of seeking approval of the FTAC Stockholder Matters shall not be affected by any intervening event or circumstance, and FTAC agrees to establish a record date for, duly call, give notice of, convene and hold the Special Meeting, and submit for the approval of its stockholders the FTAC Stockholder Matters, regardless of any intervening event or circumstance. FTAC shall duly call, give notice of, convene and hold the Special Meeting as promptly as practicable after the Original Execution Date, in accordance with applicable Law. Notwithstanding anything to the contrary contained in this Agreement, FTAC shall be entitled to (and, in the case of the following clauses (ii) and (iii), at the request of Tempo, shall) postpone or adjourn the Special Meeting for a period of no longer than 20 days (without Tempo’s prior written consent): (i) to ensure that any supplement or amendment to the Proxy Statement/Consent Solicitation Statement/Prospectus that the board of directors of FTAC has determined in good faith is required by applicable Law is disclosed to FTAC’s stockholders and for such supplement or amendment to be promptly disseminated to FTAC’s stockholders prior to the Special Meeting; (ii) if, as of the time for which the Special Meeting is originally scheduled (as set forth in the Proxy Statement/Consent Solicitation Statement/Prospectus), there are insufficient shares of FTAC Class A Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business to be conducted at the Special Meeting; or (iii) in order to solicit additional proxies from stockholders for purposes of obtaining approval of the Required FTAC Stockholder Approvals or satisfying the condition set forth in Section 11.03(c) hereof; provided, that in the event of any such postponement or adjournment, the Special Meeting shall be reconvened as promptly as practicable following such time as the matters described in such clauses have been resolved. Tempo and the Tempo Blockers shall use their reasonable best efforts to take all actions necessary to obtain the Tempo Written Consent and the Tempo Blocker Written Consents and the governing body (including any general partner) of Tempo and of each of the Tempo Blockers shall not change, withdraw, withhold, qualify or modify, or publicly propose to change, withdraw, withhold, qualify or modify, their recommendation that the equityholders of Tempo and such Tempo Blocker deliver the Tempo Written Consent and Tempo Blocker Written Consents, as applicable.

Section 10.04 Exclusivity.

(a) During the Interim Period, Tempo and the Tempo Blockers shall not take, nor shall Tempo or the Tempo Blockers permit any of their respective Affiliates or Representatives to take, whether directly or indirectly, any action to solicit, initiate or engage in discussions or negotiations with, or enter into any agreement with, or encourage, or provide information to, any Person (other than FTAC and/or any of its Affiliates or Representatives) concerning any purchase of all or a material portion of Tempo’s or any Tempo Blocker’s voting, economic or other equity securities or the issuance and sale of any securities of, or membership interests in, Tempo or its Subsidiaries (other than any purchases of equity securities by Tempo from employees of Tempo or its Subsidiaries) or any Tempo Blocker, any merger or sale of substantial assets involving Tempo or its Subsidiaries, other than immaterial assets or assets sold in the ordinary course of business or transactions permitted by Section 8.01(d)(each such acquisition or transaction, but excluding the Transactions, an “Acquisition Transaction”). Tempo shall, and shall cause its Affiliates and Representatives to, immediately cease any and all existing discussions or negotiations with any Person conducted prior to the Original Execution Date with respect to, or which is reasonably likely to give rise to or result in, an Acquisition Transaction.

(b) During the Interim Period, FTAC shall not take, nor shall it permit any of its Affiliates or Representatives to take, whether directly or indirectly, any action to solicit, initiate, continue or engage in discussions or negotiations with, or enter into any agreement with, or encourage, respond, provide information to or commence due diligence with respect to, any Person (other than Tempo, the Tempo Blockers and their respective equityholders and/or any of their Affiliates or Representatives), concerning, relating to or which is intended or is reasonably likely to give rise to or result in, any offer, inquiry, proposal or indication of interest, written or oral relating to any Business Combination (a “Business Combination Proposal”) other than with Tempo, the Tempo Blockers and their respective equityholders, Affiliates and Representatives. FTAC shall, and shall cause its Affiliates and Representatives to, immediately cease any and all existing discussions or negotiations with any Person conducted prior to the Original Execution Date with respect to, or which is reasonably likely to give rise to or result in, a Business Combination Proposal.

Section 10.05 Tax Matters.

(a) The Company shall pay all transfer, documentary, sales, use, stamp, registration, value added or other similar Taxes incurred in connection with the Transactions (collectively, the “Transfer Taxes”) and file all necessary Tax Returns with respect to all Transfer Taxes, and, if required by applicable Law, the Parties shall, and shall cause their respective Affiliates to, join in the execution of any such Tax Returns and other document. Notwithstanding any other provision of this Agreement, the Parties shall (and shall cause their respective Affiliates to) cooperate in good faith to minimize, to the extent permissible under applicable Law, the amount of any such Transfer Taxes.

(b) For U.S. federal income tax purposes (and for purposes of any applicable state or local income tax that follows U.S. federal income tax treatment), each of the Parties intends that (i) the Founder FTAC Warrant Recapitalization will qualify as a “reorganization” within the meaning of Section 368(a) of the Code, (ii) the FTAC Merger, the Management Holder Contribution, Continuing Member Contribution and the Tempo Investor Contribution will each be treated as a transaction governed by Section 351 of the Code, (iii) the Blocker Mergers will each qualify either as a “reorganization” within the meaning of Section 368(a) of the Code or a transaction governed by Section 351 of the Code, (iv) the Founder LLC Contribution will be treated as a transaction governed by Section 721 of the Code, (v) in connection with the Tempo Merger, (A) the acquisition of interests in Tempo from the Continuing Tempo Unitholders by FTAC for the Closing Cash Consideration as set forth in the Allocation Schedule (the “Cash Sale”) will be treated as a transaction described in Section 741 of the Code giving rise to an adjustment to FTAC’s basis in the direct and indirect assets of Tempo pursuant to Section 743 of the Code and (B) the contribution of cash by FTAC to Tempo as contemplated by Section 2.10 will be treated as an acquisition of an interest in Tempo by FTAC in a transaction governed by Section 721 of the Code and (vi) the payments and contribution of the Available Cash Amount contemplated by Section 4.02 will be treated as an acquisition of an interest in Tempo by the Company in a transaction governed by Section 721 of the Code (clauses (i) through (vi), together, the “Intended Tax Treatment”). This Agreement is hereby adopted as and shall constitute a “plan of reorganization” within the meaning of Treasury Regulation Section 1.368-2(g) with respect to the Founder FTAC Warrant Recapitalization and the Blocker Mergers.

(c) FTAC and Tempo and its Subsidiaries intend for the Transactions to qualify for the Intended Tax Treatment and will not take any inconsistent position on any Tax Return or during the course of any audit, litigation or other proceeding with respect to Taxes, except as otherwise required by a determination within the meaning of Section 1313(a) of the Code. Each of the Parties agrees to promptly notify all other Parties of any challenge to the Intended Tax Treatment by any Governmental Authority.

(d) No Party shall take or cause to be taken any action, or fail to take or cause to be taken any action, which action or failure to act would reasonably be expected to prevent the Transactions from so qualifying for the Intended Tax Treatment.

(e) The Parties shall use reasonable best efforts to execute and deliver customary representations reasonably requested by counsel to FTAC or counsel to the Seller Group, as applicable, for purposes of rendering opinions regarding the Intended Tax Treatment and other tax matters in connection with the Transactions, at such time or times as may be reasonably requested by counsel to FTAC or counsel to the Seller Group, including in connection with the Closing and any filing of any Form S-4. For the avoidance of doubt, the delivery of tax opinions by counsel to FTAC or counsel to the Seller Group shall not be a condition to Closing under this Agreement.

(f) The Unitholder Representative shall prepare, or cause to be prepared, at the expense of Tempo, all income Tax Returns with respect to Pass-Through Income Taxes of Tempo (and its Subsidiaries) for any Pre-Closing Tax Period (other than the portion of any Straddle Period ending on the Closing Date) that are due after the Closing Date (taking into account applicable extensions) (each, a “Pass-Through Return”). Each Pass-Through Return shall be prepared in a manner consistent with Tempo’s (or such Subsidiary’s) past practice except to the extent not “more likely than not” to be upheld under applicable Law. Each Pass-Through Return, as prepared by the Unitholder Representative, shall be submitted to the Company for its review and approval no later than 45 days prior to its due date (taking into account applicable extensions). The Company shall propose any comments on such Pass-Through Returns no later than 25 days prior to their due date (taking into account applicable extensions), and the Unitholder Representative and the Company shall in good faith cooperate to resolve any disagreements. Any such disagreement that remains unresolved 15 days prior to the due date for filing such Pass-Through Return (taking into account applicable extensions) shall be promptly submitted to a mutually acceptable nationally recognized independent accounting firm (acting as expert, not as arbitrator), which shall resolve each disagreement as soon as reasonably practicable. The determination(s) of such accounting firm shall be final and binding. The fees of such accounting firm shall be borne equally by the Unitholder Representative and the Company. In no event shall any disagreement delay the timely filing of any Pass-Through Return; provided that such Pass-Through Return shall be amended upon resolution of such disagreement in accordance with the foregoing provisions of this paragraph. The Company shall cause all Pass-Through Returns, as finally determined by such accounting firm or by mutual agreement, or (pending resolution of any unresolved disagreement in accordance herewith) as prepared by the Unitholder Representative, to be timely filed and will promptly provide a copy of all filed Pass-Through Returns to the Unitholder Representative.

(g) All Tax Returns of Tempo and its Subsidiaries other than Pass-Through Returns described in Section 10.5(f) that are due after the Closing Date (taking into account applicable extensions) shall be prepared and filed in accordance with the terms of the Tempo Operating Agreement.

(h) In the event of any proposed audit, adjustment, assessment, examination, claim or other controversy or proceeding relating to Pass-Through Income Taxes or any Pass-Through Return (a “Tax Contest”) with respect to a Straddle Period, the Company will, within 15 days of it (or any of its Subsidiaries) being notified of such Tax Contest, notify the Unitholder Representative of such Tax Contest in writing. All Tax Contests for any taxable periods initiated or continuing after the Closing Date shall be controlled in accordance with the terms of the Tempo Operating Agreement.

(i) After the Closing, the Company (and its Subsidiaries) will not, without the consent of the Unitholder Representative (which consent will not be unreasonably withheld, conditioned or delayed), (I) amend or otherwise modify any Pass-Through Return, (II) extend or waive, or cause to be extended or waived, any statute of limitations or other period for the assessment of any Pass-Through Income Taxes for Pre-Closing Tax Periods (other than the portion of any Straddle Period ending on the Closing Date) or audit of any Pass-Through Return, or (III) make or change any income election or accounting method or practice with respect to Pass-Through Income Taxes for Pre-Closing Tax Periods (other than the portion of any Straddle Period ending on the Closing Date) or Pass-Through Returns.

(j) Within 60 days following the Closing Date, (i) the Company will prepare, and deliver to the Unitholder Representative, an allocation statement allocating the applicable portion of the Closing Cash Consideration and any other amounts treated as consideration for U.S. federal income Tax purposes in the Cash Sale among the direct and indirect assets of Tempo (and entities disregarded as separate from Tempo) in accordance with Section 1060 of the Code (and any other applicable section of the Code), the Treasury Regulations thereunder (and any similar provision of state or local Law) and the methodologies set forth on Schedule 10.05(j) (the “Allocation”). The Allocation shall contain sufficient detail to permit the Parties to make the computations and adjustments required under Sections 743(b), 751 and 755 of the Code and the

Treasury Regulations thereunder. Within 45 days after the receipt of the Allocation, the Unitholder Representative will propose any changes, and the Unitholder Representative and the Company shall cooperate in good faith to resolve any disagreements. If the Company and the Unitholder Representative do not, within 10 days, resolve all disagreements, each disagreement shall be submitted to a mutually acceptable nationally recognized independent accounting firm (acting as expert, not as arbitrator), which shall resolve such disagreements in accordance with the principles and procedures of Section 10.05(f). The Allocation, as mutually agreed or as finally determined by such accounting firm, shall be final and binding.

(k) Each Party and the Unitholder Representative shall reasonably cooperate (and cause its Affiliates to reasonably cooperate), as and to the extent reasonably requested by each other Party and the Unitholder Representative, in connection with the preparation and filing of Tax Returns or any Tax Contest. Such cooperation shall include the provision of available records and information that are reasonably relevant to any such matter and making employees available on a mutually convenient basis to provide additional information and explanation with respect thereto.

Section 10.06 Confidentiality; Publicity.

(a) FTAC acknowledges that the information being provided to it in connection with this Agreement and the consummation of the transactions contemplated hereby is subject to the terms of the Confidentiality Agreement, the terms of which are incorporated herein by reference. The Confidentiality Agreement shall survive the execution and delivery of the Original Agreement and this Agreement and shall apply to all information furnished thereunder or hereunder and any other activities contemplated thereby. Tempo and the Tempo Blockers acknowledge that, in connection with the PIPE Investment and the Additional Cannae Subscription, FTAC shall be entitled to disclose, pursuant to the Exchange Act, any information contained in any presentation to Cannae or the PIPE Investors, which information may include Evaluation Material (as defined in the Confidentiality Agreement).

(b) None of the Parties or any of their respective Affiliates shall make any public announcement or issue any public communication regarding this Agreement or the transactions contemplated hereby, or any matter related to the foregoing, without first obtaining the prior consent of Tempo, in the case of the FTAC Parties, or FTAC, in the case of Tempo, the Tempo Blockers and their respective Affiliates (which consent, in any case, shall not be unreasonably withheld, conditioned or delayed), except if such announcement or other communication is required by applicable Law or legal process (including pursuant to the Securities Law or the rules of any national securities exchange), in which case the applicable Party shall use their commercially reasonable efforts to obtain such consent with respect to such announcement or communication, prior to announcement or issuance; provided, however, that, subject to this Section 10.06, each Party and its Affiliates may make announcements regarding the status and terms (including price terms) of this Agreement and the transactions contemplated hereby to their respective directors, officers, employees, direct and indirect current or prospective limited partners and investors or otherwise in the ordinary course of their respective businesses, in each case, so long as such recipients are obligated to keep such information confidential without the consent of any other Party; and provided, further, that subject to Section 8.02 and this Section 10.06, the foregoing shall not prohibit any Party from communicating with third parties to the extent necessary for the purpose of seeking any third party consent; provided, further, that notwithstanding anything to the contrary in this Section 10.06(b), nothing herein shall modify or affect FTAC’s obligations pursuant to Section 10.03.

Section 10.07 Further Assurances. Following the Closing, each Party shall, on the request of any other Party, execute such further documents, and perform such further acts, as may be reasonably necessary or appropriate to give full effect to the allocation of rights, benefits, obligations and Liabilities contemplated by this Agreement and the transactions contemplated hereby.

Section 10.08 Transaction Agreements. At or prior to the Closing, each of the parties thereto shall execute and deliver to the other Parties the Investor Rights Agreement, the Registration Rights Agreement, the Tax

Receivables Agreement, the Tempo Operating Agreement and the other Transaction Agreements to which it is contemplated to be a party; provided, that, (i) Tempo will use reasonable best efforts to deliver the signature of any individual employed by Tempo who is contemplated by this Agreement to be party to any such agreement but no such signature shall be a required to comply with this Section 10.08 and (ii) any such agreement shall not be effective unless and until the Closing occurs. Notwithstanding the foregoing, the Tax Receivables Agreement may be executed, in place of Platinum Falcon, by an Affiliate of Platinum Falcon.

Section 10.09 Company Board of Directors; Post-Closing Officers. Each of the Company, FTAC, Tempo and the Tempo Blockers (including Tempo Blocker 5) shall take, or cause to be taken, the actions set forth in this Section 10.09 prior to the Closing:

(a) Tempo, the Tempo Blockers and FTAC shall cause each Person serving and not continuing as a member of the board of directors of Tempo, such Tempo Blocker and FTAC to resign from such position, effective upon the Tempo Effective Time, the Blocker Merger Effective Time and the FTAC Effective Time, respectively. The Company and FTAC shall elect or otherwise cause the Persons designated on Schedule 10.09 of the Tempo Schedules to comprise the entire board of directors of the Company, effective upon the Tempo Effective Time; provided, that the board of directors as so constituted shall comply (as a whole) with applicable rules concerning director independence required by the SEC and the rules and listing standards of NYSE and any other Laws or requirements of a Governmental Authority applicable to members of the board of directors of the Company.

(b) The Company, Tempo, the Tempo Blockers and FTAC shall cause each Person serving and not continuing as an officer of the Company, Tempo, the Tempo Blockers and FTAC to resign from such position, effective upon the Tempo Effective Time, the Blocker Merger Effective Time and the FTAC Effective Time, respectively. The Company and FTAC shall appoint or otherwise cause to be appointed each Person serving as an officer of Tempo immediately prior to the Tempo Effective Time as a corresponding officer of the Company, effective upon the Tempo Effective Time.

(c) Each of the Company, Tempo and FTAC shall cause such Persons to, and such Persons shall, comply and cooperate with and satisfy all requests and requirements made by any Governmental Authority in connection with the foregoing, including by furnishing all requested information, providing reasonable assistance in connection with the preparation of any required applications, notices and registrations and requests and otherwise facilitating access to and making individuals available with respect to any discussions or hearings. In the event an individual designated in accordance with Section 10.09(a) does not satisfy any requirement of a Governmental Authority to serve as a director, then (x) there shall be no obligation to appoint such individual pursuant to Section 10.09(a) and (y) Tempo or FTAC, as applicable, shall be entitled to designate a replacement director in lieu of such person; provided, further, that in no event shall Closing be delayed or postponed in connection with or as a result of the foregoing.

Section 10.10 Financing Cooperation. Tempo will use reasonable best efforts to cause the aggregate indebtedness for borrowed money of Tempo and its Subsidiaries and the Tempo Blockers outstanding as of immediately following the Closing (assuming the consummation of the Transactions contemplated hereby) to not be in excess of $2.276 billion, or such greater amount of indebtedness for borrowed money as may be agreed by Tempo and FTAC (such amount, the “Target Debt Amount”). In furtherance of the foregoing, Tempo shall have the option to elect to repay, refinance or obtain any Debt Financing, in each case which election shall be made in consultation with FTAC. To the extent Tempo determines, in consultation with FTAC, to obtain any Debt Financing, Tempo shall, and shall cause its Subsidiaries to, use its reasonable best efforts to do all things necessary or appropriate to arrange for and obtain such Debt Financing, including using reasonable best efforts to (i) negotiate, syndicate and enter into definitive agreements with respect to such Debt Financing, (ii) satisfy on a timely basis all terms, conditions and covenants that may be required in connection with such Debt Financing, including with respect to the payment of any commitment, engagement or placement fees, and (iii) otherwise consummate and cause such Debt Financing to be funded at or prior the Closing; provided, that, (x) Tempo shall reasonably consult with FTAC in respect of the foregoing and consider in good faith any comments provided by

FTAC in respect thereof and (y) FTAC and its Representatives shall reasonably cooperate in connection therewith. In lieu of, or in addition to, any Debt Financing, Tempo may determine, in consultation with FTAC, to refinance, rollover or enter into a repricing transaction in respect of all or a portion of the indebtedness pursuant to the Tempo Financing Agreements (any such financing, “Continued Financing”); provided that such Continued Financing shall be in full force and effect without any breach or default thereunder as of immediately prior to and immediately following the Closing. In connection with any indebtedness to be repaid at or in connection with Closing, Tempo will use reasonable best efforts to timely deliver such notices, documents and instruments, including customary payoff letters, lien release documents and conditional redemption notices (in each case, in consultation with and in form reasonably acceptable to, FTAC) in advance of the Closing (and in any event in accordance with the Tempo Financing Arrangements or the terms of any Debt Financing or Continued Financing) to the extent required in connection with any such repayment. Notwithstanding anything to the contrary set forth herein, in no event will Tempo be in breach of any of its obligations under this Agreement, including with respect to its covenants set forth in this Section 10.10, due to any failure of any amount to be funded in accordance with the PIPE Investment, the FTAC Financing, the Additional Cannae Subscription or any Permitted Equity Financing when otherwise required in accordance with the terms of thereof, or to the extent related to the amount of the Available Cash Amount, in each case in and of itself.

Section 10.11 Contribution and Exchange Transactions; Certain Lock-Ups. Promptly following the Original Execution Date and prior to the Closing Date, Tempo will use its reasonable best efforts to cause the Tempo Investor, the Continuing Member Contributors and the Participating Management Holders to enter into contribution and exchange agreements to effect the Tempo Investor Contribution, the Continuing Member Contribution and the Management Holder Contribution, respectively (each, a “Contribution and Exchange Agreement”), which Contribution and Exchange Agreements shall be in form and substance reasonably acceptable to FTAC, and to deliver such executed counterparts of each Contribution and Exchange Agreement to FTAC and the Company. The Company shall, and shall cause the surviving Tempo Blockers (as appropriate) to, execute any such Contribution and Exchange Agreement, and consummate the transactions contemplated thereby at the Closing in accordance with this Agreement. In addition, Tempo and FTAC shall use their respective commercially reasonable efforts to cause the Participating Management Holders to execute and deliver customary lock-up agreements, in form and substance reasonably agreed by Tempo and FTAC, prior to the Closing.

ARTICLE XI

CONDITIONS TO OBLIGATIONS

Section 11.01 Conditions to Obligations of All Parties. The obligations of the Parties to consummate, or cause to be consummated, the Transactions are subject to the satisfaction of the following conditions, any one or more of which may be waived (if legally permitted) in writing by all of such Parties:

(a) HSR Act. Any applicable waiting period(s) (and any extensions thereof, or any timing agreements, understandings or commitments obtained by request or other action of the FTC and/or DOJ, as applicable) imposed under the HSR Act in respect of the Transactions shall have expired or terminated, as the case may be.

(b) Regulatory Approvals. All required consents and approvals from the Regulatory Consent Authorities set forth on Schedule 11.01(b) of the Tempo Schedules shall have been obtained.

(c) No Prohibition. There shall not be in force any Governmental Order, statute, rule or regulation enjoining or prohibiting the consummation of the Transactions.

(d) Net Tangible Assets. FTAC shall have at least $5,000,001 of net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act) remaining after giving effect to any payments required to be made in connection with the FTAC Stockholder Redemption.

(e) Stockholder Approval. The approval of the Required FTAC Stockholder Approvals shall have been obtained.

(f) Form S-4. The Form S-4 shall have become effective in accordance with the provisions of the Securities Act, no stop order shall have been issued by the SEC which remains in effect with respect to the Form S-4, and no proceeding seeking such a stop order shall have been threatened or initiated by the SEC which remains pending.

(g) NYSE. The FTAC Class A Common Stock shall continue to be listed on the NYSE as of immediately prior to the Closing and the shares of Company Class A Common Stock to be issued in connection with the Transactions or that may become issuable following the Transactions pursuant to the terms of any Transaction Agreement shall have been approved for listing on NYSE, subject only to official notice of issuance thereof.

(h) Company Charter. The Company Charter shall have been filed with the Secretary of State of the State of Delaware.

Section 11.02 Additional Conditions to Obligations of the FTAC Parties. The obligations of the FTAC Parties to consummate, or cause to be consummated, the Transactions are subject to the satisfaction of the following additional conditions, any one or more of which may be waived in writing by FTAC:

(a) Representations and Warranties.

(i) Each of (A) the representations and warranties of Tempo contained in Section 5.01 (Organization) (which are not qualified by Material Adverse Effect), Section 5.03 (Due Authorization), Section 5.06 (other than clauses (c) and (d) therein) (Current Capitalization) and Section 5.22 (Brokers’ Fees), (collectively, the “Specified Tempo Representations”) and (B) the representations and warranties of each Tempo Blocker contained in Section 7.01 (Organization) (which are not qualified by material adverse effect), Section 7.02 (Due Authorization), Section 7.05 (Capitalization), Section 7.06 (Holding Company; Ownership) and Section 7.08 (Brokers’ Fees) (collectively, the “Specified Tempo Blocker Representations”), shall be true and correct (without giving any effect to any limitation as to “materiality” or “Material Adverse Effect” or any similar limitation set forth therein) in all material respects as of the Closing Date as though then made (except to the extent such representations and warranties expressly relate to an earlier date, and in such case, shall be true and correct on and as of such earlier date).

(ii) The representations and warranties of (A) Tempo contained in Section 5.01 (Organization) that are qualified by Material Adverse Effect and in Section 5.21(a) (No Material Adverse Effect) and (B) the Tempo Blockers contained in Section 7.01 (Organization) that are qualified by material adverse effect shall be true and correct in all respects as of the Closing Date.

(iii) Each of the representations and warranties of Tempo contained in Article V (other than the Specified Tempo Representations and the representations and warranties of Tempo contained in Section 5.01 that are qualified by Material Adverse Effect and in Section 5.21(a)) and of the Tempo Blockers (including Tempo Blocker 5) contained in Article VII (other than the Specified Tempo Blocker Representations and the representations and warranties of the Tempo Blockers contained in Section 7.01 that are qualified by material adverse effect), shall be true and correct (without giving any effect to any limitation as to “materiality” or “Material Adverse Effect” or any similar limitation set forth therein) as of the Closing Date as though then made (except to the extent such representations and warranties expressly relate to an earlier date, and in such case, shall be true and correct on and as of such earlier date), except, in either case, where the failure of such representations and warranties to be so true and correct, individually or in the aggregate, has not had, and would not reasonably be expected to result in, a Material Adverse Effect.

(b) Agreements and Covenants. The respective covenants and agreements of Tempo and the Tempo Blockers (including Tempo Blocker 5) in this Agreement to be performed as of or prior to the Closing shall have been performed in all material respects.

(c) Officer’s Certificate. Tempo and each Tempo Blocker shall have delivered to FTAC a certificate signed by an authorized officer of Tempo or such Tempo Blocker, as applicable, dated the Closing Date, certifying that, to the knowledge and belief of such officer, the conditions specified in Section 11.02(a) and Section 11.02(b) have been fulfilled with respect to Tempo or such Tempo Blocker, as applicable.

(d) Closing Deliverables. Tempo shall have delivered to FTAC counterparts to each of the Investor Rights Agreement, the Registration Rights Agreement, the Tempo Operating Agreement, the Tax Receivables Agreement and the Aon Deferred Consideration Letters to be entered into by any of Tempo, the Tempo Blockers, the Tempo Blocker Owners or the Continuing Tempo Unitholders in connection with the Closing, duly executed by each such Person.

(e) Tempo FIRPTA Certificate. Tempo shall have delivered to the Company a duly executed statement dated as of the Closing Date, in accordance with Treasury Regulations Section 1.1445-11T(d)(2), certifying that fifty percent (50%) or more of the value of the gross assets of Tempo do not consist of “United States real property interests” within the meaning of Section 897(c) of the Code or that ninety percent (90%) or more of the value of the gross assets of Tempo do not consist of “United States real property interests” within the meaning of Section 897(c) of the Code plus “cash or cash equivalents” within the meaning of Treasury Regulations Section 1.1445-11T(d)(1).

(f) Tempo Blocker FIRPTA Certificates. Each Tempo Blocker shall have delivered to the Company dated as of the Closing Date a certificate issued pursuant to Treasury Regulation Sections 1.897-2(h) and 1.1445-2(c)(3), including the required notice to the U.S. Internal Revenue Service, stating that an interest in such Tempo Blocker is not a “U.S. real property interest” within the meaning of Section 897(c) of the Code.

(g) Equityholder Approvals. The Tempo Blocker Written Consents and the Tempo Written Consent shall have been obtained and delivered to FTAC.

Section 11.03 Additional Conditions to the Obligations of Tempo and the Tempo Blockers. The obligation of Tempo and the Tempo Blockers to consummate or cause to be consummated the Transactions is subject to the satisfaction of the following additional conditions, any one or more of which may be waived in writing by Tempo and in the case of Section 11.03(f), by the applicable Tempo Blocker with respect to any documents that are contemplated to be signed by any Tempo Blocker Owner of such Tempo Blocker.

(a) Representations and Warranties.

(i) Each of the representations and warranties of the FTAC Parties contained in Article VI (other than the representations and warranties of FTAC contained in Section 6.01 (Corporate Organization) that are not qualified by material adverse effect, Section 6.02 (Due Authorization), Section 6.08 (Brokers’ Fees) (collectively, the “Specified FTAC Representations”) and Section 6.13 (Capitalization)) shall be true and correct (without giving any effect to any limitation as to “materiality” or “Material Adverse Effect” or any similar limitation set forth therein) as of the Closing Date as though then made (except to the extent such representations and warranties expressly relate to an earlier date, and in such case, shall be true and correct on and as of such earlier date), except, in either case, where the failure of such representations and warranties to be so true and correct, individually or in the aggregate, has not had, and would not reasonably be expected to have, a material adverse impact on FTAC or prevent or materially delay or impair the ability of FTAC to perform its obligations under this Agreement or to consummate the transactions contemplated hereby.

(ii) The Specified FTAC Representations shall be true and correct (without giving any effect to any limitation as to “materiality” or “Material Adverse Effect” or any similar limitation set forth therein) in all material respects as of the Closing Date as though then made (except to the extent such representations and warranties expressly relate to an earlier date, and in such case, shall be true and correct on and as of such earlier date).

(iii) The representations and warranties of FTAC contained in Section 6.13 shall be true and correct other than de minimis inaccuracies, as of the Closing Date, as though then made.

(b) Agreements and Covenants. The covenants and agreements of the FTAC Parties in this Agreement to be performed as of or prior to the Closing shall have been performed in all material respects.

(c) Available Cash Amount. The Available Cash Amount shall not be less than $2,600,000,000.

(d) Officer’s Certificate. FTAC shall have delivered to Tempo a certificate signed by an officer of FTAC, dated the Closing Date, certifying that, to the knowledge and belief of such officer, the conditions specified in Section 11.03(a), Section 11.03(b) and Section 11.03(c) have been fulfilled.

(e) Sponsor Agreement. Each of the covenants of each of the parties to the Sponsor Agreement required under the Sponsor Agreement to be performed as of or prior to the Closing shall have been performed in all material respects, and none of the parties thereto shall have threatened (orally or in writing) (i) that the Sponsor Agreement is not valid, binding and in full force and effect, (ii) that the Company is in breach of or default under the Sponsor Agreement or (iii) to terminate the Sponsor Agreement.

(f) Closing Deliverables. FTAC and the Company, as applicable, shall have delivered to Tempo an executed copy of the Investor Rights Agreement, the Tempo Operating Agreement, the Tax Receivables Agreement, and the Registration Rights Agreement and FTAC shall have delivered to Tempo counterparts to each of the foregoing to be entered into by any of the Founders or the FP Investors (and their respective equityholders, to the extent party thereto) in connection with the Closing, duly executed by each such Person.

(g) Board of Directors. The board of directors of the Company shall be constituted with the Persons designated in accordance with Section 11.09.

Section 11.04 Frustration of Conditions. None of the FTAC Parties, Tempo or the Tempo Blockers may rely on the failure of any condition set forth in this Article XI to be satisfied if such failure was caused by such Party’s failure to act in good faith or to use its commercially reasonable efforts to cause the conditions of the other Party to be satisfied, as required by Section 10.02.

ARTICLE XII

TERMINATION/EFFECTIVENESS

Section 12.01 Termination. This Agreement may be terminated and the transactions contemplated hereby abandoned:

(a) by written consent of Tempo and FTAC;

(b) prior to the Closing, by written notice to Tempo from FTAC if (i) there is any breach of any representation, warranty, covenant or agreement on the part of Tempo or any Tempo Blocker (including Tempo Blocker 5) set forth in this Agreement, such that the conditions specified in Section 11.02(a) or Section 11.02(b) would not be satisfied at the Closing (a “Terminating Tempo Breach”), except that, if such Terminating Tempo Breach is curable by Tempo or such Tempo Blocker through the exercise of its commercially reasonable efforts, then, for a period of up to 30 days (or any shorter period of the time that remains between the date FTAC provides written notice of such violation or breach and the Termination Date or the Extended Termination Date, as applicable) after receipt by Tempo of notice from FTAC of such breach, but only as long as Tempo or such Tempo Blocker continues to use its commercially reasonable efforts to cure such Terminating Tempo Breach (the “Tempo Cure Period”), such termination shall not be effective, and such termination shall become effective only if the Terminating Tempo Breach is not cured within the Tempo Cure Period, (ii) the Closing has not occurred on or before July 25, 2021 (as such date may be extended pursuant to clause (A)(I) of the following proviso, the “Termination Date”); provided, that (A) (I) if on the Termination Date, the condition to consummate the Transactions in Section 11.01(a) or Section 11.01(b) shall not have been satisfied and (II) each of the other conditions set forth in Article XI have been satisfied, waived or remain capable of satisfaction as of such date, then the Termination Date shall automatically be extended (on no more than two (2) occasions) for a period of ninety (90) calendar days (first to October 25, 2021 and then, if at such time the conditions set forth in clauses (I) and (II) of this proviso continue to be satisfied, to January 25, 2022) and (B) if any Action for specific performance or other equitable relief by Tempo with respect to this Agreement, any other Transaction Agreement, or otherwise with respect to the Transactions is commenced or pending on or before the Termination Date, then the Termination Date shall be automatically extended without any further action by any Party until the date that is 30 days following the date on which a final, non-appealable Governmental Order has been entered with respect to such Action and the Termination Date shall be deemed to be such later date for all purposes of this Agreement (as the Termination Date may be extended pursuant to clause (B), the “Extended Termination Date”), or (iii) the consummation of the Merger is permanently enjoined or prohibited by the terms of a final, non-appealable Governmental Order or a statute, rule or regulation; provided, that, the right to terminate this Agreement under subsection (i), (ii) or (iii) shall not be available if FTAC’s failure to fulfill any obligation under this Agreement has been the primary cause of, or primarily resulted in, the failure of the Closing to occur on or before such date;

(c) prior to the Closing, by written notice to FTAC from Tempo if (i) there is any breach of any representation, warranty, covenant or agreement on the part of the FTAC Parties set forth in this Agreement, such that the conditions specified in Section 11.03(a) or Section 11.03(b) would not be satisfied at the Closing (a “Terminating FTAC Breach”), except that, if any such Terminating FTAC Breach is curable by the FTAC Parties through the exercise of their commercially reasonable efforts, then, for a period of up to 30 days (or any shorter period of the time that remains between the date Tempo provides written notice of such violation or breach and the Termination Date or Extended Termination Date, as applicable) after receipt by FTAC of notice from Tempo of such breach, but only as long as the FTAC Parties continue to exercise such commercially reasonable efforts to cure such Terminating FTAC Breach (the “FTAC Cure Period”), such termination shall not be effective, and such termination shall become effective only if the Terminating FTAC Breach is not cured within FTAC Cure Period, (ii) the Closing has not occurred on or before the Termination Date, or (iii) the consummation of the Merger is permanently enjoined or prohibited by the terms of a final, non-appealable Governmental Order or a statute, rule or regulation; provided, that the right to terminate this Agreement under subsection (i), (ii) or (iii) shall not be available if Tempo’s or any Tempo Blocker’s failure to fulfill any obligation under this Agreement has been the primary cause of, or primarily resulted in, the failure of the Closing to occur on or before such date;

(d) by written notice from either Tempo or FTAC to the other if the Required FTAC Stockholder Approvals are not obtained at the Special Meeting (subject to any adjournment, postponement or recess of the meeting); provided, that, the right to terminate this Agreement under this Section 12.01(d) shall not be available to FTAC if, at the time of such termination, FTAC is in breach of Section 10.03; or

(e) by FTAC if the Tempo Blocker Written Consents (other than in respect of Tempo Blocker 4, but including Tempo Blocker 5) and the Tempo Written Consent are not delivered to FTAC within twenty-four hours of the Form S-4 becoming effective.

Section 12.02 Effect of Termination. Except as otherwise set forth in this Section 12.02 or Section 13.13, in the event of the termination of this Agreement pursuant to Section 12.01, this Agreement shall forthwith become void and have no effect, without any liability on the part of any Party or its respective Affiliates, officers, directors, employees or stockholders, other than liability of any Party for any Willful Breach of this Agreement by such Party occurring prior to such termination. The term “Willful Breach” means a Party’s material breach of any of its representations or warranties as set forth in this Agreement, or such Party’s material breach of any of its covenants or other agreements set forth in this Agreement, which material breach constitutes, or is a consequence of, a purposeful act or failure to act by such Party with the knowledge that the taking of such act or failure to take such act would cause a material breach of this Agreement. The provisions of Section 8.03 (No Claim Against the Trust Account), Section 10.06 (Confidentiality; Publicity), this Section 12.02 (Effect of Termination) and Article XIII (collectively, the “Surviving Provisions”) and the Confidentiality Agreement, and

any other Section or Article of this Agreement referenced in the Surviving Provisions which is required to survive in order to give appropriate effect to the Surviving Provisions, shall in each case survive any termination of this Agreement.

ARTICLE XIII

MISCELLANEOUS

Section 13.01 Waiver. Any Party may, at any time prior to the Closing, by action taken by its board of directors or equivalent governing body or authority, or officers thereunto duly authorized, waive any of the terms or conditions of this Agreement that are for its benefit by an instrument in writing executed in the same manner (but not necessarily by the same individuals) as this Agreement.

Section 13.02 Notices. All notices and other communications among the Parties shall be in writing and shall be deemed to have been duly given (i) when delivered in person, (ii) when delivered after posting in the United States mail having been sent registered or certified mail return receipt requested, postage prepaid, (iii) when delivered by FedEx or other nationally recognized overnight delivery service or (iv) when e-mailed during normal business hours (and otherwise as of the immediately following Business Day), addressed as follows:

(a) If to FTAC or any of the other FTAC Parties:

Foley Trasimene Acquisition Corp.

1701 Village Center Circle

Las Vegas, NV 89124

Attn: Michael L. Gravelle, General Counsel

E-mail: mgravelle@fnf.com

with a copy (which shall not constitute notice) to:

Weil, Gotshal & Manges LLP

767 Fifth Avenue

New York, NY 10153

Attn: Michael J. Aiello

Sachin Kohli

E-mail: michael.aiello@weil.com

sachin.kohli@weil.com

(b) If to Tempo:

Tempo Holding Company, LLC

4 Overlook Point

Lincolnshire, IL 60069

Attn: Paulette Dodson

E-mail: paulette.dodson@alight.com

with a copy (which shall not constitute notice) to:

The Blackstone Group Inc.

345 Park Avenue

New York, NY 10154

Attn: Peter Wallace;

David Kestnbaum

Email: Wallace@blackstone.com

David.Kestnbaum@blackstone.com

Kirkland & Ellis LLP

601 Lexington Avenue

New York, NY 10022

Attn: Peter Martelli, P.C.; Lauren M. Colasacco, P.C.; Andrew Arons, P.C. E-mail: peter.martelli@kirkland.com; lauren.colasacco@kirkland.com;

andrew.arons@kirkland.com

(c) If to the Tempo Blockers:

Tempo Blocker I, LLC c/o Platinum Falcon B 2018 RSC Limited

Level 26, Al Khatem Tower

Abu Dhabi Global Market Square

Al Maryah Island

PO Box 25642

United Arab Emirates

Attn: The Directors

Email: private.equity@adia.ae

Tempo Blocker I, LLC

c/o GIC Special Investments Pte. Ltd.

One Bush Street, Suite 1100

San Francisco, CA 94104

Attn: Alex Moskowitz

Email: alexmoskowitz@gic.com.sg

with a copy (which shall not constitute notice) to:

Cleary Gottlieb Steen & Hamilton LLP

Al Sila Tower

Abu Dhabi Global Market Square

Al Maryah Island

Abu Dhabi

United Arab Emirates

Attn: Gamal Abouali

Email: gabouali@cgsh.com

Dechert LLP

1095 Avenue of the Americas

New York, NY 10036

Attn: Mark E. Thierfelder; Jonathan C. Kim

Email: mark.thierfelder@dechert.com; jonathan.kim@dechert.com

Tempo Blocker II, LLC c/o Platinum Falcon B 2018 RSC Limited

Level 26, Al Khatem Tower

Abu Dhabi Global Market Square

Al Maryah Island

PO Box 25642

United Arab Emirates

Attn: The Directors

Tempo Blocker II, LLC

c/o GIC Special Investments Pte. Ltd.

One Bush Street, Suite 1100

San Francisco, CA 94104

Attn: Alex Moskowitz

Email: alexmoskowitz@gic.com.sg with a copy (which shall not constitute notice) to:

Cleary Gottlieb Steen & Hamilton LLP

Al Sila Tower

Abu Dhabi Global Market Square

Al Maryah Island

Abu Dhabi

United Arab Emirates

Attn: Gamal Abouali

Email: gabouali@cgsh.com

Dechert LLP

1095 Avenue of the Americas

New York, NY 10036

Attention: Mark E. Thierfelder; Jonathan C. Kim

Email: mark.thierfelder@dechert.com; jonathan.kim@dechert.com

Blackstone Tempo Feeder Fund VII L.P.

c/o The Blackstone Group Inc.

345 Park Avenue New York, NY 10154

Attn: Peter Wallace;

David Kestnbaum

Email: Wallace@blackstone.com

David.Kestnbaum@blackstone.com

with a copy (which shall not constitute notice) to:

Kirkland & Ellis LLP

601 Lexington Avenue

New York, NY 10022

Attn: Peter Martelli, P.C.; Lauren M. Colasacco, P.C.; Andrew Arons, P.C. E-mail: peter.martelli@kirkland.com; lauren.colasacco@kirkland.com; andrew.arons@kirkland.com

(d) If to New Mountain:

New Mountain Partners IV, L.P.

787 Seventh Avenue

49th Floor

New York, New York 10019

Attention: Mathew J. Lori; Robert Mulcare

Email: MLori@newmountaincapital.com

RMulcare@newmountaincapital.com

with a copy (which shall not constitute notice) to:

Simpson Thacher & Bartlett LLP

425 Lexington Avenue

New York, NY 10017

Attn: Patrick Naughton

Email: pnaughton@stblaw.com

(e) If, following the Closing, to the Company, the FTAC Surviving Corporation, the Tempo Surviving Entity, or any Blocker Surviving Entity or Tempo Blocker 5:

Alight, Inc.

4 Overlook Point

Lincolnshire, Illinois 60069

Attn: Paulette Dodson, General Counsel & Corporate Secretary

E-mail: paulette.dodson@alight.com

with a copy (which shall not constitute notice) to:

Weil, Gotshal & Manges LLP

767 Fifth Avenue

New York, NY 10153

Attn: Michael J. Aiello

Sachin Kohli

E-mail: michael.aiello@weil.com

sachin.kohli@weil.com

and

Kirkland & Ellis LLP

601 Lexington Avenue

New York, NY 10022

Attn: Peter Martelli, P.C.; Lauren M. Colasacco, P.C.; Andrew Arons, P.C. E-mail: peter.martelli@kirkland.com; lauren.colasacco@kirkland.com; andrew.arons@kirkland.com or to such other address or addresses as the Parties may from time to time designate in writing.

Section 13.03 Assignment. No Party shall assign this Agreement or any part hereof without the prior written consent of the other Parties (not to be unreasonably withheld, conditioned or delayed, provided such Party remains fully responsible for the performance of any delegated obligations); provided, that Tempo may delegate the performance of its obligations or assign its rights hereunder in part or in whole to any Affiliate of Tempo so long as Tempo remains fully responsible for the performance of the delegated obligations. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the Parties and their respective permitted successors and permitted assigns. Any attempted assignment in violation of the terms of this Section 13.03 shall be null and void, ab initio.

Section 13.04 Rights of Third Parties. Nothing expressed or implied in this Agreement is intended or shall be construed to confer upon or give any Person, other than the Parties, any right or remedies under or by reason of this Agreement; provided, however, that, notwithstanding the foregoing (a) in the event the Closing occurs, the present and former officers and directors of Tempo, the Company and FTAC (and their successors, heirs and representatives) and each of their respective Indemnitee Affiliates are intended third-party beneficiaries of, and may enforce, Section 9.01 and (b) the past, present and future directors, officers, employees, incorporators, members, partners, stockholders, Affiliates, agents, attorneys, advisors and representatives of the Parties, and any Affiliate of any of the foregoing (and their successors, heirs and representatives), are intended third-party beneficiaries of, and may enforce, Section 13.14 and Section 13.15 and (c) Counsel are intended third-party beneficiaries of, and may enforce, Section 13.18.

Section 13.05 Expenses. Except as otherwise provided herein, each Party shall bear its own expenses incurred in connection with this Agreement and the transactions herein contemplated if the Transactions are not consummated, including all fees of its legal counsel, financial advisers and accountants; provided that if the Closing occurs, the Company shall bear and pay, or cause to be paid, at or promptly after Closing, all of the Transaction Expenses.

Section 13.06 Governing Law. This Agreement, and all claims or causes of action based upon, arising out of, or related to this Agreement or the transactions contemplated hereby, shall be governed by, and construed in accordance with, the Laws of the State of Delaware, without giving effect to principles or rules of conflict of laws to the extent such principles or rules would require or permit the application of Laws of another jurisdiction.

Section 13.07 Captions; Counterparts. The captions in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement. This Agreement may be executed in two or more counterparts (including by means of telecopied signature pages or electronic transmission in portable document format (pdf) or any electronic signature complying with the U.S.

federal ESIGN Act of 2000, e.g., www.docusign.com), each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. The Parties irrevocably and unreservedly agree that this Agreement may be executed by way of electronic signatures and the Parties agree that this Agreement, or any part thereof, shall not be challenged or denied any legal effect, validity and/or enforceability solely on the ground that it is in the form of an electronic record.

Section 13.08 Schedules and Exhibits. The Schedules and Exhibits referenced herein are a part of this Agreement as if fully set forth herein. All references herein to Schedules and Exhibits shall be deemed references to such parts of this Agreement, unless the context shall otherwise require. Any disclosure made by a Party in the Schedules with reference to any section or schedule of this Agreement shall be deemed to be a disclosure with respect to all other sections or schedules to which such disclosure may apply solely to the extent the relevance of such disclosure is reasonably apparent on the face of the disclosure in such Schedule. Certain information set forth in the Schedules is included solely for informational purposes.

Section 13.09 Entire Agreement. This Agreement (together with the Schedules and Exhibits to this Agreement), the other Transaction Agreements and that certain Letter Agreement, dated as of August 20, 2020, by and between Tempo and FTAC (as amended, modified or supplemented from time to time, the “Confidentiality Agreement”), constitute the entire agreement among the Parties relating to the transactions contemplated hereby and supersede any other agreements, whether written or oral, that may have been made or entered into by or among any of the Parties or any of their respective Subsidiaries relating to the transactions contemplated hereby, including the Original Agreement. No representations, warranties, covenants, understandings, agreements, oral or otherwise, relating to the transactions contemplated by this Agreement exist between the Parties except as expressly set forth or referenced in this Agreement, the other Transaction Agreements and the Confidentiality Agreement.

Section 13.10 Amendments. This Agreement may be amended or modified in whole or in part, only by a duly authorized agreement in writing executed in the same manner as this Agreement and which makes reference to this Agreement. The approval of this Agreement by the members or equityholders of any of the Parties shall not restrict the ability of the board of directors (or other body or entity performing similar functions) of any of the Parties to terminate this Agreement in accordance with Section 12.01 or, subject to applicable Law, including the DGCL, to cause such Party to enter into an amendment to this Agreement pursuant to this Section 13.10.

Section 13.11 Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement shall remain in full force and effect. The Parties further agree that if any provision contained herein is, to any extent, held invalid or unenforceable in any respect under the Laws governing this Agreement, they shall take any actions necessary to render the remaining provisions of this Agreement valid and enforceable to the fullest extent permitted by Law and, to the extent necessary, shall amend or otherwise modify this Agreement to replace any provision contained herein that is held invalid or unenforceable with a valid and enforceable provision giving effect to the intent of the Parties.

Section 13.12 Jurisdiction; WAIVER OF TRIAL BY JURY. Any Action based upon, arising out of or related to this Agreement or the transactions contemplated hereby may be brought in federal and state courts located in the State of Delaware, and each of the Parties irrevocably submits to the exclusive jurisdiction of each such court in any such Action, waives any objection it may now or hereafter have to personal jurisdiction, venue or to convenience of forum, agrees that all claims in respect of the Action shall be heard and determined only in any such court, and agrees not to bring any Action arising out of or relating to this Agreement or the transactions contemplated hereby in any other court. Nothing herein contained shall be deemed to affect the right of any Party to serve process in any manner permitted by Law or to commence legal proceedings or otherwise proceed against any other Party in any other jurisdiction, in each case, to enforce judgments obtained in any Action brought pursuant to this Section 13.12. EACH OF THE PARTIES HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY ACTION BASED UPON, ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 13.13 Enforcement. The Parties agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that the Parties do not perform their obligations under the provisions of this Agreement (including failing to take such actions as are required of them hereunder to consummate this Agreement) or any Transaction Agreement in accordance with its specified terms or otherwise breach such provisions. The Parties acknowledge and agree that (i) the Parties shall be entitled to an injunction, specific performance, or other equitable relief, to prevent breaches of this Agreement or any Transaction Agreement and to enforce specifically the terms and provisions hereof and thereof, without proof of damages, prior to the valid termination of this Agreement in accordance with Section 12.01, this being in addition to any other remedy to which they are entitled under this Agreement or any Transaction Agreement, and (ii) the right of specific enforcement is an integral part of the transactions contemplated by this Agreement and without that right, none of the Parties would have entered into this Agreement. Each Party agrees that it will not oppose the granting of specific performance and other equitable relief on the basis that the other Parties have an adequate remedy at Law or that an award of specific performance is not an appropriate remedy for any reason at Law or equity. The Parties acknowledge and agree that any Party seeking an injunction to prevent breaches of this Agreement or any Transaction Agreement and to enforce specifically the terms and provisions of this Agreement or any Transaction Agreement in accordance with this Section 13.13 shall not be required to provide any bond or other security in connection with any such injunction. Without limiting the generality of the foregoing, FTAC acknowledges and agrees that Tempo may, without breach of this Agreement, with respect to any Transaction Agreement to which Tempo is a party, institute or pursue an Action directly against the counterparty(ies) to such Transaction Agreement seeking, or seek or obtain a court order against the counterparty(ies) to such Transaction Agreement for, injunctive relief, specific performance, or other equitable relief with respect to such Transaction Agreement.

Section 13.14 Non-Recourse. Subject in all respects to the last sentence of this Section 13.14, this Agreement may only be enforced against, and any claim or cause of action based upon, arising out of, or related to this Agreement or the transactions contemplated hereby may only be brought against, the entities that are expressly named as Parties and then only with respect to the specific obligations set forth herein with respect to such Party. Except to the extent a Party hereto (and then only to the extent of the specific obligations undertaken by such Party in this Agreement), (a) no past, present or future director, officer, employee, incorporator, member, partner, stockholder, Affiliate, agent, attorney, advisor or representative or Affiliate of any Party and (b) no past, present or future director, officer, employee, incorporator, member, partner, stockholder, Affiliate, agent, attorney, advisor or representative or Affiliate of any of the foregoing shall have any Liability (whether in contract, tort, equity or otherwise) for any one or more of the representations, warranties, covenants, agreements or other obligations or liabilities of any one or more of Tempo, the Tempo Blockers or the FTAC Parties under this Agreement of or for any claim based on, arising out of, or related to this Agreement or the transactions contemplated hereby. Notwithstanding the foregoing, nothing in this Section 13.14 shall limit, amend or waive any rights of any party to any Transaction Agreement under such Transaction Agreement; provided such rights can only be enforced against the actual parties to the applicable Transaction Agreements in accordance with the terms thereof.

Section 13.15 Nonsurvival of Representations, Warranties and Covenants. None of the representations, warranties, covenants, obligations or other agreements in this Agreement or in any certificate, statement or instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants, obligations, agreements and other provisions, shall survive the Closing and instead shall terminate and expire upon the occurrence of the Closing (and there shall be no liability after the Closing in respect thereof), except for (a) those covenants and agreements contained herein that by their terms expressly apply in whole or in part at or after the Closing and then only with respect to any breaches occurring at or after the Closing (including, for the avoidance of doubt Section 10.05(b)) and (b) this Article XIII.

Section 13.16 Acknowledgements.

(a) Each of the Parties acknowledges and agrees (on its own behalf and on behalf of its respective Affiliates and its and their respective Representatives) that: (i) it has conducted its own independent investigation of the financial condition, results of operations, assets, liabilities, properties and projected operations of the other Parties (and their respective Subsidiaries) and has been afforded satisfactory access to the books and records, facilities and personnel of the other Parties (and their respective Subsidiaries) for purposes of conducting such investigation; (ii) the Tempo Representations constitute the sole and exclusive representations and warranties of Tempo; (iii) the FTAC Representations constitute the sole and exclusive representations and warranties of FTAC; (iv) the Tempo Blocker Representations constitute the sole and exclusive representations and warranties of the Tempo Blockers; (v) except for the Tempo Representations by Tempo, the FTAC Representations by the FTAC Parties and the Tempo Blocker Representations by the Tempo Blockers, none of the Parties or any other Person makes, or has made, any other express or implied representation or warranty with respect to any Party (or any Party’s Subsidiaries), including any implied warranty or representation as to condition, merchantability, suitability or fitness for a particular purpose or trade as to any of the assets of the such Party or its Subsidiaries or the transactions contemplated by this Agreement and all other representations and warranties of any kind or nature expressed or implied (including (x) regarding the completeness or accuracy of, or any omission to state or to disclose, any information, including in the estimates, projections or forecasts or any other information, document or material provided to or made available to any Party or their respective Affiliates or Representatives in certain “data rooms,” management presentations or in any other form in expectation of the Transactions, including meetings, calls or correspondence with management of any Party (or any Party’s Subsidiaries), and (y) any relating to the future or historical business, condition (financial or otherwise), results of operations, prospects, assets or liabilities of any Party (or its Subsidiaries), or the quality, quantity or condition of any Party’s or its Subsidiaries’ assets) are specifically disclaimed by all Parties and their respective Subsidiaries and all other Persons (including the Representatives and Affiliates of any Party or its Subsidiaries); and (vi) each Party and its respective Affiliates are not relying on any representations and warranties in connection with the Transactions except the Tempo Representations by Tempo, the FTAC Representations by the FTAC Parties and the Tempo Blocker Representations by the Tempo Blockers. The foregoing does not limit any rights of any Party pursuant to any other Transaction Agreement against any other Party pursuant to such Transaction Agreement to which it is a party or an express third party beneficiary thereof. Except as otherwise expressly set forth in this Agreement, FTAC understands and agrees that any assets, properties and business of Tempo and its Subsidiaries are furnished “as is”, “where is” and subject to and except for the Tempo Representations by Tempo or as provided in any certificate delivered in accordance with Section 11.02(c), with all faults and without any other representation or warranty of any nature whatsoever.

(b) Effective upon Closing, each of the Parties waives, on its own behalf and on behalf of its respective Affiliates and Representatives, to the fullest extent permitted under applicable Law, any and all rights, Actions and causes of action it may have against any other Party or their respective Subsidiaries and any of their respective current or former Affiliates or Representatives relating to the operation of any Party or its Subsidiaries or their respective businesses or relating to the subject matter of this Agreement, the Schedules, or the Exhibits to this Agreement, whether arising under or based upon any federal, state, local or foreign statute, Law, ordinance, rule or regulation or otherwise. Each Party acknowledges and agrees that it will not assert, institute or maintain any Action, suit, investigation, or proceeding of any kind whatsoever, including a counterclaim, cross-claim, or defense, regardless of the legal or equitable theory under which such liability or obligation may be sought to be imposed, that makes any claim contrary to the agreements and covenants set forth in this Section 13.16. Notwithstanding anything herein to the contrary, nothing in this Section 13.16(b) shall preclude any Party from seeking any remedy for actual and intentional fraud by a Party solely and exclusively with respect to the making of any representation or warranty by it in Article V, Article VI or Article VII (as applicable). Each Party shall have the right to enforce this Section 13.16 on behalf of any Person that would be benefitted or protected by this Section 13.16 if they were a party hereto. The foregoing agreements, acknowledgements, disclaimers and waivers are irrevocable. For the avoidance of doubt, nothing in this Section 13.16 shall limit, modify, restrict or operate as a waiver with respect to, any rights any Party may have under any written agreement entered into in connection with the transactions that are contemplated by this Agreement, including any other Transaction Agreement.

Section 13.17 Obligations are Several. Except as expressly provided in this Agreement, all obligations, representations, warranties, covenants and agreements of the Parties contained in this Agreement are several and not joint.

Section 13.18 Provisions Respecting Representation of Tempo. Each of the Parties hereby, on its own behalf and on behalf of its directors, managers, members, partners, officers, employees and Affiliates, recognizes that Kirkland & Ellis LLP, Cleary Gottlieb Steen & Hamilton LLP and Dechert LLP (collectively, “Counsel”) has served and may serve as counsel to some or all of Tempo and/or the Tempo Blockers (including Tempo Blocker 5), on the one hand, and the Tempo Blocker Owners and their respective Affiliates (individually and collectively, the “Seller Group”), on the other hand, in connection with the negotiation, preparation, execution, delivery and performance of this Agreement, and the consummation of the transactions contemplated hereby, and agrees that, following consummation of the transactions contemplated hereby, Counsel (or any of their respective successors) may serve as counsel to any member of the Seller Group or any director, manager, member, partner, officer, employee or Affiliate of any member of the Seller Group, in connection with any Action or obligation arising out of or relating to this Agreement or the transactions contemplated by this Agreement notwithstanding such representation or any continued representation of Tempo, the Tempo Blockers (including Tempo Blocker 5) and/or any of their Subsidiaries, and each of the Parties (on its own behalf and on behalf of its Affiliates) hereby consents thereto and irrevocably waives any conflict of interest arising therefrom, and each of such parties shall cause any Affiliate thereof to consent to irrevocably waive any conflict of interest arising from such representation. The Parties agree to take the steps necessary to ensure that any privilege attaching as a result of Counsel representing Tempo or any of its Subsidiaries or any of the Tempo Blockers (including Tempo Blocker 5) or any of the Tempo Blocker Owners in connection with the transactions contemplated by this Agreement shall survive the Closing and shall remain in effect, provided that with respect to any Privileged Communications such privilege from and after the Closing shall be controlled by (i) the Unitholder Representative on behalf of Tempo and its Affiliates, (ii) GIC and Platinum Falcon together on behalf of the Tempo Blocker 1 and Tempo Blocker 2, (iii) the Unitholder Representative, on behalf of Tempo Blocker 3, (iv) the NM GP on behalf of Tempo Blocker 4 and Tempo Blocker 5 and (iv) the applicable Tempo Blocker Owner on behalf of any Tempo Blocker Owner. As to any privileged attorney-client communications prior to the Closing between (x) Counsel and Tempo or Counsel and any of Tempo’s Subsidiaries, (y) Counsel and the Tempo Blockers (including Tempo Blocker 5) or (z) Counsel and any Tempo Blocker Owner or its respective Affiliates, in each case in connection with the transactions contemplated by this Agreement prior to the Closing Date (collectively, the “Privileged Communications”), FTAC, Tempo and each of its Subsidiaries, and the Tempo Blockers (including Tempo Blocker 5) together with any of their respective Affiliates, Subsidiaries, successors or assigns, agree that no such party may use or rely on any of the Privileged Communications in any action against or involving any of the parties after the Closing. In addition, if the Mergers and the other transactions contemplated by this Agreement are consummated, all Privileged Communications related to such transactions will become the property of (and be controlled by) (A) the Unitholder Representative on behalf of Tempo’s direct or indirect equityholders prior to the Closing in the case of clause (x) above, (B) GIC and Platinum Falcon (on behalf of the Tempo Blocker 1 and Tempo Blocker 2), the Unitholder Representative (on behalf of Tempo Blocker 3), NM GP (on behalf of Tempo Blocker 4 and Tempo Blocker 5) in the case of clause (y) above, and (C) the applicable Tempo Blocker Owner in the case of clause (z) above, and none of FTAC, the Company or any of its Subsidiaries or any of their respective Affiliates, Subsidiaries, successors or assigns shall take any action based on any copies of such records or intentionally access them, subject to the following sentence. In the event that the Company is legally required or requested by any Governmental Authority to access or obtain a copy of all or a portion of the Privileged Communications, the Company shall be entitled to access or obtain a copy of and disclose the Privileged Communications to the extent necessary to comply with any such legal requirement or request; provided that the Company shall promptly notify the Unitholder Representative, NM GP (on behalf of Tempo Blocker 4 and Tempo Blocker 5), GIC, Platinum Falcon or the applicable Tempo Blocker Owner in writing (prior to the disclosure by the Company of any Privileged Communications to the extent practicable) so that the Unitholder Representative, NM GP (on behalf of Tempo Blocker 4 and Tempo Blocker 5), GIC, Platinum Falcon or the applicable Tempo Blocker Owner, as the case may be, can seek a protective order, at its sole cost and expense (it being agreed that in no event shall any of the foregoing Persons be required to commence or pursue any litigation), and the Company agrees to use commercially reasonable efforts to assist therewith.

[Signature pages follow]

IN WITNESS WHEREOF, the Parties have hereunto caused this Agreement to be duly executed as of the date set forth above.

FOLEY TRASIMENE ACQUISITION CORP.

By:	/s/ Richard N. Massey
Name:	Richard N. Massey
Title:	Chief Executive Officer

ALIGHT, INC.

By:	/s/ Richard N. Massey
Name:	Richard N. Massey
Title:	Chief Executive Officer

[Signature Page to A&R Business Combination Agreement]

TEMPO HOLDING COMPANY, LLC

By:	/s/ Stephan Scholl
Name:	Stephan Scholl
Title:	Chief Executive Officer

[Signature Page to A&R Business Combination Agreement]

ACROBAT SPAC MERGER SUB, INC.

By:	/s/ David W. Ducommun
Name:	David W. Ducommun
Title:	President

ACROBAT MERGER SUB, LLC

By:	/s/ David W. Ducommun
Name:	David W. Ducommun
Title:	President

ACROBAT BLOCKER 1 CORP.

By:	/s/ David W. Ducommun
Name:	David W. Ducommun
Title:	President

ACROBAT BLOCKER 2 CORP.

By:	/s/ David W. Ducommun
Name:	David W. Ducommun
Title:	President

ACROBAT BLOCKER 3 CORP.

By:	/s/ David W. Ducommun
Name:	David W. Ducommun
Title:	President

ACROBAT BLOCKER 4 CORP.

By:	/s/ David W. Ducommun
Name:	David W. Ducommun
Title:	President

[Signature Page to A&R Business Combination Agreement]

TEMPO BLOCKER I, LLC

By:	/s/ Alexander S. Moskowitz
Name:	Alexander S. Moskowitz
Title:	Authorized Representative

TEMPO BLOCKER II, LLC

By:	/s/ Alexander S. Moskowitz
Name:	Alexander S. Moskowitz
Title:	Authorized Representative

BLACKSTONE TEMPO FEEDER FUND VII, LP

By: Blackstone Management Associates VII NQ L.L.C.
Its: General Partner

By: BMA VII NQ L.L.C.
Its: Sole member

By:	/s/ Peter Wallace
Name:	Peter Wallace
Title:	Senior Managing Director

NEW MOUNTAIN PARTNERS IV SPECIAL (AIV-E), L.P.

By: New Mountain Investments IV, L.L.C.
Its: General Partner

By:	/s/ Adam B. Weinstein
Name:	Adam B. Weinstein
Title:	Authorized Person

[Signature Page to A&R Business Combination Agreement]